Exhibit 10.1

EXECUTION VERSION

PUBLISHED CUSIP NO. 22281MAT2

CREDIT AND GUARANTY AGREEMENT

dated as of March 28, 2012

among

COVANTA ENERGY CORPORATION,

COVANTA HOLDING CORPORATION,

as a Guarantor,

CERTAIN SUBSIDIARIES OF COVANTA ENERGY CORPORATION,

as Guarantors,

VARIOUS LENDERS,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent and Issuing Bank,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent,

and

BARCLAYS BANK PLC, CRÉDIT AGRICOLE CORPORATE AND

INVESTMENT BANK and JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

$1,200,000,000 Senior Secured Credit Facilities

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS CAPITAL,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and

JPMORGAN SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners

i

4.1 Organization; Requisite Power and Authority; Qualification	106
4.2 Subsidiaries; Capital Stock and Ownership	107
4.3 Due Authorization	107
4.4 No Conflict	107
4.5 Governmental Consents	108
4.6 Binding Obligation	108
4.7 Historical Financial Statements	108
4.8 Projections	108
4.9 No Material Adverse Change	108
4.10 Adverse Proceedings, etc	108
4.11 Payment of Taxes	109
4.12 Properties	109
4.13 Environmental Matters	110
4.14 No Defaults	110
4.15 Governmental Regulation	110
4.16 Margin Stock	110
4.17 Employee Matters	111
4.18 Employee Benefit Plans	111
4.19 Solvency	112
4.20 Disclosure	112
4.21 Patriot Act	112
4.22 Unrestricted Subsidiaries	113
4.23 OFAC	113

SECTION 5. AFFIRMATIVE COVENANTS	113

5.1 Financial Statements and Other Reports	113
5.2 Existence	117
5.3 Payment of Taxes and Claims	117
5.4 Maintenance of Properties and Assets	117
5.5 Insurance	117
5.6 Inspections	118
5.7 Lenders Meetings	118
5.8 Compliance with Laws	118
5.9 Environmental	118
5.10 Subsidiaries	119
5.11 Additional Material Real Estate Assets	120
5.12 Further Assurances	120
5.13 Post-Closing Matters	121
5.14 Designation of Subsidiaries	122

SECTION 6. NEGATIVE COVENANTS	122

6.1 Indebtedness	122
6.2 Liens	128
6.3 No Further Negative Pledges	131
6.4 Restricted Junior Payments	132

6.5 Restrictions on Subsidiary Distributions	134
6.6 Investments	135
6.7 Financial Covenants	138
6.8 Fundamental Changes; Disposition of Assets; Acquisitions	138
6.9 Disposal of Subsidiary Interests	140
6.10 Transactions with Shareholders and Affiliates	140
6.11 Conduct of Business	141
6.12 Amendments or Waivers of Certain Agreements	141
6.13 Fiscal Year	141
6.14 Hedge Agreements	141
6.15 Sanctions	142

SECTION 7. GUARANTY	142

7.1 Guaranty of the Obligations	142
7.2 Contribution by Guarantors	142
7.3 Payment by Guarantors	143
7.4 Liability of Guarantors Absolute	143
7.5 Waivers by Guarantors	145
7.6 Guarantors’ Rights of Subrogation, Contribution, etc.	146
7.7 Subordination of Other Obligations	146
7.8 Continuing Guaranty	147
7.9 Authority of Guarantors or Company	147
7.10 Financial Condition of Company	147
7.11 Bankruptcy, etc	147
7.12 Discharge of Guaranty	148

SECTION 8. EVENTS OF DEFAULT	148

8.1 Events of Default	148

SECTION 9. AGENTS	151

9.1 Appointment of Agents	151
9.2 Powers and Duties	152
9.3 General Immunity	152
9.4 Agents Entitled to Act as Lender	154
9.5 Lenders’ Representations, Warranties and Acknowledgment	154
9.6 Resignation of Administrative Agent	154
9.7 Collateral Documents and Guaranty	156
9.8 No Other Duties, Etc	157

SECTION 10. MISCELLANEOUS	157

10.1 Notices	157
10.2 Expenses	159
10.3 Indemnity	160
10.4 Set-Off	161

10.5 Amendments and Waivers	162
10.6 Successors and Assigns; Participations	165
10.7 Independence of Covenants	170
10.8 Survival of Representations, Warranties and Agreements	170
10.9 No Waiver; Remedies Cumulative	171
10.10 Marshalling; Payments Set Aside	171
10.11 Severability	172
10.12 Obligations Several; Independent Nature of Lenders’ Rights	172
10.13 No Advisory or Fiduciary Responsibility	172
10.14 Headings	173
10.15 APPLICABLE LAW	173
10.16 CONSENT TO JURISDICTION	173
10.17 WAIVER OF JURY TRIAL	173
10.18 Confidentiality	174
10.19 Usury Savings Clause	175
10.20 Counterparts	176
10.21 Effectiveness	176
10.22 Patriot Act	176
10.23 Electronic Execution of Assignments	176
10.24 Judgment Currency	176
10.25 ENTIRE AGREEMENT	177

APPENDICES:	A-1	Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Certain Adjustments to Financial Covenant Definitions
	1.1(b)	Closing Date Excluded Subsidiaries
	1.1(c)	Existing Letters of Credit
	1.1(d)	Closing Date Foreign Subsidiaries
	1.1(e)	Mandatory Costs
	1.1(f)	Closing Date Material Restricted Subsidiaries
	1.1(g)	Disqualified Lender List
	4.1	Jurisdictions of Organization
	4.2	Subsidiaries; Capital Stock and Ownership
	4.12	Real Estate Assets
	4.22	Unrestricted Subsidiaries
	5.13	Post-Closing Matters
	6.1	Certain Indebtedness
	6.1(x)(1)	Terms of Subordination — Affiliates
	6.1(x)(2)	Terms of Subordination — Non-Affiliates
	6.2	Certain Liens
	6.6(g)	Certain Investments
	6.6(n)	Certain Investments in China
	6.7(a)	Collateral Accounts with respect to Restricted Project Cash
	6.8-A	Certain Permitted Asset Sales
	6.8-B	Foreign Subsidiary Restructuring
	6.10	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	B-3	Swing Line Note
	C	Compliance Certificate
	D-1	Opinion of Milbank, Tweed, Hadley & McCloy LLP
	D-2	Opinion of Mr. Timothy Simpson
	E	Assignment Agreement
	F	U.S. Tax Compliance Certificates
	G	Solvency Certificate
	H	Counterpart Agreement
	I-1	Pledge and Security Agreement
	I-2	Holding Pledge Agreement
	J	Joinder Agreement
	K	Intercompany Subordination Agreement
	L	Intercreditor Agreement Term Sheet
	M	Mortgage

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of March 28, 2012, is entered into by and among COVANTA ENERGY CORPORATION, a Delaware corporation (“Company”), COVANTA HOLDING CORPORATION, a Delaware corporation (“Holding”), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, THE LENDERS PARTY HERETO FROM TIME TO TIME, BANK OF AMERICA, N.A., as Administrative Agent (“Bank of America”, together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”) and Issuing Bank, MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Syndication Agent (in such capacity, a “Syndication Agent”), and BARCLAYS BANK PLC (“Barclays Bank”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Crédit Agricole”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”) as Documentation Agents (in such capacity, “Co-Documentation Agents”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate amount not to exceed $1,200,000,000, consisting of (i) $300,000,000 in aggregate principal amount of Term Loans to be borrowed on the Closing Date and (ii) $900,000,000 in aggregate principal amount of Revolving Commitments. The proceeds of the Term Loans will be used, together with a portion of the proceeds of the Closing Date Senior Notes, to refinance the Existing Indebtedness of Company and certain of its Subsidiaries in accordance with the terms hereof (“Refinancing”) and to pay the related fees, commissions, premiums and expenses. The proceeds under the Revolving Loan will be used, after the Closing Date, to fund Restricted Junior Payments permitted hereunder, for Permitted Acquisitions and to provide for ongoing working capital requirements of Company and its Subsidiaries and for general corporate purposes;

WHEREAS, contemporaneously with or prior to the closing of this Agreement, Holding will issue the Closing Date Senior Notes, the proceeds of which, together with the proceeds from the Term Loans provided under this Agreement, will be used to consummate the Refinancing;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets to the extent permitted by existing Contractual Obligations and regulatory limitations binding on Company or any of its Subsidiaries; provided that Company shall not be required to pledge (i) the Capital Stock of any Unrestricted Subsidiary, (ii) more than 65% of the Capital Stock of any Foreign Subsidiary or (iii) any other Excluded Asset; and

WHEREAS, Guarantors, have agreed to guarantee the obligations of Company hereunder and to the extent permitted by existing Contractual Obligations and regulatory limitations, binding on Holding, Company or any of its Subsidiaries, to secure their respective

Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets; provided that (A) no Guarantor Subsidiary shall be required to pledge (i) the Capital Stock of any Unrestricted Subsidiary, (ii) more than 65% of the Capital Stock of any Foreign Subsidiary or (iii) any other Excluded Asset and (B) Holding shall only be required to pledge the Capital Stock of Company.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated Adjusted EBITDA of such Acquired Entity or Business (determined as if references to Company and the Restricted Subsidiaries in the definition of Consolidated Adjusted EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated Adjusted EBITDA”.

“Act” as defined in Section 4.21.

“Additional Revolving Commitment” as defined in Section 2.24(a).

“Additional Revolving Lender” as defined in Section 2.24(a).

“Additional Revolving Loan” as defined in Section 2.24(c).

“Additional Term Loan” as defined in Section 2.24(b).

“Additional Term Loan Commitment” as defined in Section 2.24(a).

“Additional Term Loan Exposure” means, with respect to any Lender as of any date of determination, the outstanding principal amount of the Additional Term Loans of such Lender for a Series.

“Additional Term Loan Lender” as defined in Section 2.24(a).

“Additional Term Loan Maturity Date” means the date that Additional Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of an Authorized Officer of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Collateral Agent, Syndication Agent and Co-Documentation Agents.

“Aggregatable Restricted Subsidiaries” means two (2) or more Restricted Subsidiaries (i) which for the most recent Fiscal Year individually accounted for less than 5.00%, but collectively accounted for more than 15.00%, of the Consolidated Adjusted EBITDA of Company and its Restricted Subsidiaries, or (ii) which as at the end of the most recent Fiscal Year, individually owned less than 5.00%, but collectively owned more than 15.00%, of the Total Tangible Assets of Company and its Restricted Subsidiaries.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of March 28, 2012 as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means Euros, Pounds Sterling, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.5.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Letter of Credit Outstandings” means the stated amount of all outstanding Letter of Credit in respect of Letters of Credit denominated in an Alternative Currency.

“Alternative Currency Loan” means a Loan denominated in an Alternative Currency.

“Applicable Margin” means

(i) with respect to Revolving Loans, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the first Fiscal Quarter ending after the Closing Date, 2.25% per annum for Eurodollar Rate Loans and 1.25% per annum for Base Rate Loans; and (b) thereafter, a percentage per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth in the Pricing Grid; and

(ii) with respect to the Term Loans (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the first Fiscal Quarter ending after the Closing Date, 3.00% per annum for Eurodollar Rate Loans and 2.00% per annum for Base Rate Loans; and (b) thereafter, a percentage per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth in the Pricing Grid.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Company’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible (other than Cash), whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company’s Restricted Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business, (excluding any such sales by operations or divisions discontinued), and (ii) Excluded Asset Sales.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent and Company.

“Assignment Effective Date” as defined in Section 10.6(d)(i).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, general counsel, chief financial officer, chief accounting officer or treasurer.

“Available Amount” means, at any time, an amount determined on a cumulative basis equal to the sum of, without duplication:

(a) an amount equal to $50,000,000, plus

(b) an amount (not less than zero) equal to:

(i) the Retained Excess Cash Flow Amount at such time, plus

(ii) to the extent not already included or reflected in the Retained Excess Cash Flow Amount, the cumulative amount of cash and Cash Equivalent proceeds from Holding Capital Contribution, plus

(iii) to the extent not already included or reflected in the Retained Excess Cash Flow Amount, in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Company or a Restricted Subsidiary of Company, the fair market value (as determined by an Authorized Officer of Company) of the Investments consisting of cash and Cash Equivalents of Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation (but not in excess of the original principal amount of the Investment in such Unrestricted Subsidiary immediately prior to such re-designation), combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.14 and were originally made using the Available Amount pursuant to Section 6.6(u), plus

(iv) any Declined Proceeds, plus

(v) an amount equal to the net reduction in Investments made pursuant to Section 6.6(u) (not in excess of the original amount of such Investments) in respect of any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Holding and its Restricted Subsidiaries from such Investments, minus

(vi) any amount of the Available Amount used to make Investments pursuant to Section 6.6(u) after the Closing Date and prior to such time, minus

(vii) any amount of the Available Amount used to make Permitted Acquisitions pursuant to Section 6.8(g) after the Closing Date and prior to such time, minus

(viii) any amount of the Available Amount used to make Restricted Junior Payments pursuant to Sections 6.4(e) after the Closing Date and prior to such time.

“Bank of America” as defined in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays Bank” as defined in the preamble hereto.

“Barclays Capital” means Barclays Capital.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (i) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.00% and (iii) the Eurodollar Rate that would be in effect for a Eurodollar Rate Loan with an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Denominated Loans and Sterling Denominated Loans, any day which is a Business Day described in clauses (i) and (ii) and which is also (a) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (b) in relation to any payment in Euros, a day on which the Trans European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET 2) System is open and (iv) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Canadian Dollar Denominated Loans, any day which is a Business Day described in clauses (i) and (ii) and which is also a day which is not a legal holiday under the laws of Canada or is a day on which banking institutions are not authorized or required by law or other government action to close in Canada.

“Canadian Dollar Denominated Loans” means each Revolving Loan denominated in Canadian Dollars at the time of incurrence thereof.

“Canadian Dollars” and the “C$” means freely transferable lawful money of Canada (expressed in Canadian dollars).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing from the issuer thereof.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash or deposit account balances in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and Issuing Banks (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, (i) Dollars, Euros, Pounds Sterling and Canadian Dollars; (ii) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (v) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (vi) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (iii) above, and (b) has net assets of not less than $500,000,000; (vii) any repurchase agreement having a term of thirty (30) days or less entered into with any commercial banking institution satisfying the criteria set forth in clause (v) which is secured by a fully perfected security interest in any obligation of the type described in clause (i) above, (viii) securities and investments held by Foreign Subsidiaries pursuant to the requirements of Project documents to which they are a party, (ix) other investment-grade instruments and securities held by Foreign Subsidiaries, (x) auction rate securities or auction rate preferred stock having a rate reset frequency of less than ninety (90) days and having, at the time of the acquisition thereof, a rating of at least A from S&P or from Moody’s and (xi) in the case of Foreign Subsidiaries, Investments made in the jurisdiction where such Foreign Subsidiaries customarily make similar Investments that are of a type and credit quality comparable to the Investments described in the foregoing clauses of this definition.

“Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card, e-payables or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions entered into by Company or its Subsidiaries.

“Change in Law” means the effectiveness, after the date of this Agreement, of any of the following: (a) any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, (i) any Person other than Holding shall acquire direct ownership, beneficially or of record, of any voting stock of Company or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of Holding and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% of the outstanding voting stock of Holding or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holding cease to be occupied by Persons who either (A) were members of the board of directors of Holding on the Closing Date or (B) were nominated for election by the board of directors of Holding, a majority (other than vacant seats) of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Class” means, in each case, under this Agreement as originally in effect or as amended in accordance with the terms hereof pursuant to Section 10.5, (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure, (b) Lenders having Additional Term Loan Exposure of each Series and (c) Lenders having Revolving Exposure (including Swing Line Lender); (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans, (b) each Series of Additional Term Loans and (c) Revolving Loans (including Swing Line Loans and Additional Revolving Loans); and (iii) with respect to Commitments, each of the following classes of Commitments: (a) Term Loan Commitments and (b) Revolving Commitments.

“Closing Date” means the date on which the Term Loans are made.

“Closing Date Material Real Estate Asset” as defined in Section 4.12(c).

“Closing Date Senior Notes” means Holding’s 6-3/8% Senior Notes due 2022, issued on March 19, 2012 and, if applicable, any exchange notes issued in exchange therefor, in each case pursuant to the Closing Date Senior Notes Indenture.

“Closing Date Senior Notes Documents” means the Closing Date Senior Notes, the Closing Date Senior Notes Indenture and all other documents executed and delivered with respect to the Closing Date Senior Notes or Closing Date Senior Notes Indenture, each dated as of March 19, 2012 and as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof.

“Closing Date Senior Notes Indenture” means the Indenture, dated as of the Closing Date, among Holding, and Wells Fargo Bank, National Association, as trustee, as in effect on the Closing Date and as thereafter amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof.

“Co-Documentation Agents” as defined in the preamble hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Holding Pledge Agreement, Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commitment Fee Rate” means (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the first Fiscal Quarter ending after the Closing Date, 0.50% per annum; and (b) thereafter, a percentage per annum, determined by reference to Leverage Ratio in effect from time to time as set forth in the Pricing Grid.

“Commodities Agreement” means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities or similar agreement or arrangement to which Company or any of its Restricted Subsidiaries is a party unless, under the terms of such ordinary course, non-speculative purchase contract, option contract agreement or arrangement Company expects to make or take delivery of all of the commodities which are the subject thereof.

“Company” as defined in the preamble hereto.

“Company Materials” as defined in Section 5.1(j).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent and Company.

“Consolidated Adjusted Debt” means, as at any date of determination, the aggregate stated balance sheet amount of (x) all Indebtedness of the type identified in clauses (i) through

(iv) of the definition of Indebtedness of Company and its Restricted Subsidiaries (excluding premiums and discounts) and (y) Guaranty Indebtedness, determined on a consolidated basis in accordance with GAAP minus (i) Restricted Project Cash, (ii) all Permitted Subordinated Indebtedness owing to Holding and (iii) in the event of changes to GAAP accounting for Capital Leases result in operating leases being reclassified as Capital Leases, then the aggregate amount of Indebtedness resulting from such reclassification. For the avoidance of doubt, Performance Guaranties and undrawn Letters of Credit shall not constitute Consolidated Adjusted Debt

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP equal to:

(a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes, (iv) total depreciation expense, (v) total amortization expense, (vi) decreases in unbilled service receivables, (vii) minority interests, (viii) non-Cash compensation expense from the issuance of restricted stock and stock options, (ix) Transaction Costs and all legal, accounting and other expenses incurred in connection with the Transactions or any Permitted Acquisition, Investment, Asset Sale or other disposition (whether or not consummated) to the extent deducted in determining Consolidated Net Income for such period, (x) write-offs of deferred financing expenses in connection with repayment of any Indebtedness (including, without limitation, the Existing Indebtedness) and any amortization thereof, (xi) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pensions and post-retirement employee benefit plans, (xii) amortization of deferred financing costs, (xiii) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure/consolidation of facilities), (xiv) the amount of net cost savings projected by Company in good faith to be realized as a result of specified actions determined during such period to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of determination, (C) no cost savings shall be added pursuant to this clause (xiv) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (xiii) above with respect to such period and (D) a certificate executed by an Authorized Officer of Company shall be delivered to Administrative Agent stating that such cost savings are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that the projected cost savings will not be achieved, (xv) (A) the Acquired EBITDA of any Person that is designated as a Restricted Subsidiary, property, business or asset acquired by Company or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed during such period by Company or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Section 6.7, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such

Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by an Authorized Officer of Company and delivered to Administrative Agent, and (xvi) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items to be paid within the next twelve months or amortization of a prepaid Cash item that was paid in a prior period), minus

(b) non-Cash items (excluding any non-Cash item to the extent it represents the reversal of an accrual or reserve for a potential Cash item that reduced Consolidated Adjusted EBITDA in any prior period) plus increases in unbilled service receivables;

provided that to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated Adjusted EBITDA non-Cash currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedge Agreements for currency exchange risk), and

(ii) there shall be excluded in determining Consolidated Adjusted EBITDA for any period, any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(iii) for purposes of determining the Leverage Ratio or Interest Coverage Ratio only, there shall be excluded in determining Consolidated Adjusted EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition);

provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date, the foregoing shall be subject to adjustment as set forth in Schedule 1.1(a).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “additions to plant, property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Restricted Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements) plus the amount of any Restricted Junior Payments paid by Company to Holding pursuant to Section 6.4(c)(i), but excluding (to the extent otherwise included), however, (w) interest expense in respect of Permitted Subordinated Indebtedness owing to Holding, (x) interest that is capitalized in connection with construction financing, (y) all Transaction Costs and (z) (i) any write-offs of deferred financing expenses in connection with repayment of Indebtedness (including, without limitation, the Existing Indebtedness) and (ii) amortization of deferred financing costs.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus, to the extent otherwise included and without duplication, (ii) (a) any after-tax gains (or losses) attributable to Asset Sales or returned surplus assets of any Pension Plan, (b) (to the extent not included in clause (a) above) any net extraordinary gains or (plus) net extraordinary losses and (c) income of any Unrestricted Subsidiary, provided that Consolidated Net Income shall be increased by the amount of dividends or other distributions actually paid to Company or one of the Restricted Subsidiaries by such Unrestricted Subsidiary during such period in respect of the income earned by such Unrestricted Subsidiary in such period or in any prior period (to the extent not previously included in Consolidated Net Income). In addition, to the extent not already accounted for in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of net proceeds received by Company or any Restricted Subsidiary thereof from business interruption insurance.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities. For purposes of determining Excess Cash Flow for any period, any decrease or increase in Consolidated Working Capital during such period shall exclude (a) the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (b) the effect of any Permitted Acquisition during such period and (c) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary or any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Convertible Debenture Indenture (1.00% Senior Convertible Debentures due 2027)” means the Indenture dated as of January 18, 2007 between Holding and Wells Fargo Bank, National Association, as trustee, as amended from time to time in accordance with Section 6.12.

“Convertible Debenture Indenture (3.25% Cash Convertible Senior Notes due 2014)” means the Indenture dated as of May 22, 2009 between Holding and Wells Fargo Bank, National Association, as trustee, as amended from time to time in accordance with Section 6.12.”

“Convertible Debentures” means collectively (a) the approximately $2,000,000 aggregate principal amount of 1.00% Senior Convertible Debentures due February 1, 2027, issued pursuant to the terms of the Convertible Debenture Indenture (1.00% Senior Convertible Debentures due 2027), (b) the approximately $460,000,000 aggregate principal amount of 3.25% Cash Convertible Senior Notes due June 1, 2014, issued pursuant to the terms of the Convertible Debenture Indenture (3.25% Cash Convertible Senior Notes due 2014) and (c) any other senior convertible debentures issued by Holding after the Closing Date.

“Corporate Services Reimbursement Agreement” means the corporate services and expense reimbursement agreement entered into by Holding and Company on March 10, 2004, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.12.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Subsidiary of Company pursuant to Section 5.10.

“Crédit Agricole” as defined in the preamble hereto.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Intercompany Subordination Agreement, the Collateral Documents, any Letter of Credit Applications or reimbursement agreements or other documents or certificates requested by an Issuing Bank executed by Company in favor of an Issuing Bank relating to Letters of Credit, and all other certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith.

“Credit Extension” means and includes the making (but not the conversion or continuation) of a Loan and the issuance, amendment, extension or renewal of a Letter of Credit.

“Credit Party” means Company and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” as defined in Section 2.14(h).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Bank, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified Company, Administrative Agent, any Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Company, to confirm in writing to Administrative Agent and Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Company), or (d) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that (i) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) has become subject of a proceeding under the Debtor Relief Law or (iii) is a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Company, any Issuing Bank, Swing Line Lender(s) and any such Lender promptly following such determination.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans of the relevant Type of Loan plus (iii) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin applicable to the relevant Type of Loan and any Mandatory Cost) otherwise applicable to such Loan plus 2.00% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Revolving Loans plus 2% per annum.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Development Stage” means, with respect to any Excluded Project Subsidiary the period prior to the first anniversary of the date of commencement of its commercial operations of a Project, as indicated on a certificate executed by an Authorized Officer of Company.

“Development Subsidiary” means, solely for the purpose of excluding such Subsidiary from Company’s obligation to comply with Section 5.10 with respect to such Subsidiary, a Restricted Subsidiary established by Company or any of its Restricted Subsidiaries for the sole purpose of bidding on a prospective Project; provided that (i) any equity Investment in such Subsidiary by Company or another Subsidiary of Company in aggregate when taken together with all other equity Investments in Development Subsidiaries shall not exceed $10,000,000 at any one time outstanding; (ii) such Subsidiary shall have no assets other than Cash pursuant to clause (i) of this definition and intercompany Indebtedness permitted hereunder and the agreements to which it is party and which are entered into in the ordinary course of business and are necessary for it to develop or bid on prospective Projects and (iii) such Subsidiary’s sole business shall be limited to those actions necessary to develop or bid on prospective Projects. At such time, if any, as such Subsidiary shall incur any Indebtedness (other than intercompany Indebtedness permitted hereunder), grant any Liens or make any Investment or Restricted Junior Payment or carry on any activity other than that expressly permitted by sub-clause (iii) above, such Subsidiary shall cease to be a Development Subsidiary.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated Adjusted EBITDA of such Sold Entity or Business (determined as if references to Company and the Restricted Subsidiaries in the definition of Consolidated Adjusted EBITDA were references to such Sold Entity or Business and its Restricted Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Lender” means each Person who is a competitor of Company or an affiliate thereof identified on Schedule 1.1(g), unless Company shall subsequently provide and deliver to Administrative Agent an updated list in writing (and Administrative Agent shall provide such list of Disqualified Lenders to the Lenders).

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of Company organized under the laws of the United States of America, any State thereof or the District of Columbia other than any such Subsidiary, substantially all the assets of which is Capital Stock in Foreign Subsidiaries.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for purposes of Section 10.6), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided that in the case of any assignee of any Revolving Commitment, such Person extends credit on a revolving basis as one of its businesses and provided, further, that no natural person, Disqualified Lender, Defaulting Lender nor Affiliate of Company or Holding shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Company or any of its Subsidiaries.

“EMU” means the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Release or threatened Release of Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, laws (including common law), ordinances, orders, agreements, decrees, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to pollution or any Release or threatened Release of Hazardous Materials; (ii) the generation, use, storage, transportation, treatment, processing, removal, remediation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or

Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, if there is any potential material liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xii) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA.

“EU Treaty” means the Treaty on European Union.

“Euro” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Euro Denominated Loan” means each Loan denominated in Euros.

“Eurodollar Rate” means, with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR then generally used by the Administrative Agent for such purpose), determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, for deposits in Dollars (or, in respect of Loans or Letters of Credit denominated in an Alternative Currency, such Alternative Currency) for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or services or if such page or services shall cease to be available, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars (or, in respect of Loans or Letters of Credit denominated in an Alternative Currency, such Alternative Currency) for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request on such Interest Rate Determination Date; provided that solely in the case of Term Loans, the Eurodollar Rate shall be no less than 1.00% per annum at any time.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate. Eurodollar Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurodollar Rate Loans.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items to be paid within the next twelve months or amortization of a prepaid Cash item that was paid in a prior period),

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than such decreases arising from acquisitions by Company and the Restricted Subsidiaries completed during such period),

(iv) an amount equal to the aggregate net non-cash loss on Asset Sales by Company and the Restricted Subsidiaries during such period to the extent deducted in arriving at such Consolidated Net Income,

(v) an amount equal to the loss, if any, of any Person accrued prior to the date it becomes a Restricted Subsidiary of Company or is merged into or consolidated with Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by Company or any of its Restricted Subsidiaries during such period to the extent deducted in arriving at such Consolidated Net Income,

(vi) an amount equal to the repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash from any Joint Venture in which Company or any of its Restricted Subsidiaries owns a minority interest or from any Unrestricted Subsidiary, and

(vii) an amount equal to minority interest expense during such period, minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and extraordinary cash charges included,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the amount of Consolidated Capital Expenditures made in cash or accrued during such period, except to the extent that such Consolidated Capital Expenditures were financed with the proceeds of Indebtedness of Company or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of Company and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.14(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of Company or the Restricted Subsidiaries,

(iv) any amount equal to the aggregate net non-cash gain on Asset Sales by Company and the Restricted Subsidiaries during such period to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by Company and the Restricted Subsidiaries during such period),

(vi) cash payments by Company and the Restricted Subsidiaries during such period in respect of long-term liabilities of Company and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the amount of Investments and acquisitions made during such period pursuant to Section 6.6 (other than Section 6.6(a)) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Company and the Restricted Subsidiaries,

(viii) the amount of Restricted Junior Payments paid during such period pursuant to Section 6.4(a), 6.4(b), 6.4(c) or 6.4(d) to the extent such Restricted Junior Payments were financed with internally generated cash flow of Company and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by Company and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Company and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Company or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Consolidated Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters,

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) all amounts paid in respect of Transaction Costs and fees, costs and expenses in connection with the Transactions, any Permitted Acquisitions, Investments, Asset Sales or other dispositions (whether or not consummated);

(xiv) an amount equal to the income, if any, of any Person accrued prior to the date it becomes a Restricted Subsidiary of Company or is merged into or consolidated with Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by Company or any of its Restricted Subsidiaries during such period to the extent included in arriving at such Consolidated Net Income;

(xv) equity income from any Joint Venture in which Company or any of its Restricted Subsidiaries owns a minority interest to the extent included in arriving at such Consolidated Net Income; and

(xvi) cash payments to minority interests in Subsidiaries.

“Excess Cash Flow Period” means each Fiscal Year of Company beginning with the Fiscal Year ending December 31, 2012.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Asset Sales” means the collective reference to (i) any sale or discount, in each case without recourse, of notes or accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or to resolve disputes that occur in the ordinary course of business, (ii) any exchange of specific items of property between Company and any of its Subsidiaries or among any Subsidiaries of Company, so long as the purpose of each such exchange is to acquire replacement items of property which are the functional equivalent of the item of property so exchanged, (iii) disposals of obsolete, worn out or surplus property in the ordinary course of business, including, without limitation, intellectual property, (iv) the sale, lease, license, transfer or other disposition of equipment, materials and other tangible assets by Company or any Subsidiary of Company to any Subsidiary of Company; provided, however, that the aggregate fair market value of all such equipment, materials and other tangible assets sold, leased, licensed, transferred or otherwise disposed of pursuant to this clause (iv) does not exceed $30,000,000 in the aggregate since the Closing Date, (v) sales of other assets for aggregate consideration of less than $2,000,000 per Fiscal Year with respect to any transaction or series of related transactions and less than $10,000,000 per Fiscal Year in the aggregate, (vi) any license (other than an exclusive license) of intellectual property owned by Company or its Subsidiaries in the ordinary course of business and (vii) the liquidation or otherwise disposition of Cash Equivalents in the ordinary course of business.

“Excluded Assets” means (i) any fee-owned Real Estate Asset not constituting a Material Real Estate Asset and all Real Estate Asset constituting leaseholds, (ii) (a) any vehicles and other assets subject to certificates of title and (b) any letter of credit rights and any commercial tort claims, (iii) any assets the grant of a Lien in respect of which is prohibited by law or contract (but only to the extent that such prohibition was not created in contemplation hereof), requires third party or governmental consents or results in material adverse tax or regulatory consequences (as determined in good faith by Company), (iv) any Margin Stock and any Capital Stock of any Unrestricted Subsidiary, (v) Capital Stock of any Affiliate of a Credit Party to the extent such pledge would result in additional financial reporting requirements under Rule 3-16 under Regulation S-X, but only to the extent necessary for such Grantor not to be subject to such reporting requirements, (vi) any assets where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Secured Parties afforded thereby (as reasonably determined in writing and in good faith by Company and Administrative Agent), (vii) any intellectual property if the grant of a security interest therein shall constitute or result in the abandonment, invalidation or rendering unenforceable any right, title or interest therein, including U.S. intent-to-use trademark application prior to the filing and acceptance of a statement of use or affidavit of use in connection therewith, (viii) licenses and any other property and assets the pledge of which would require Governmental Authorization and (ix) the Capital Stock of any Non-Guarantor Subsidiary to the extent that a pledge of, or granting of a security interest in, such Capital Stock would result in material adverse tax consequences to Holding and its Restricted Subsidiaries as reasonably determined in good faith by Company and Administrative Agent; provided that such Capital Stock shall no longer constitute an “Excluded Asset” at the time any such material adverse tax consequences cease to exist or apply.

In addition, (i) no action shall be required in any jurisdiction other than the jurisdiction of organization of the relevant Credit Party to create or perfect a security interest in assets of such Credit Party governed by the UCC (and with respect to intellectual property, filings in the United States Patent and Trademark Office and/or United States Copyright Office, as applicable), (ii) no action shall be required to be taken in order to perfect assets requiring perfection through control agreements or by “control” (including deposit accounts, other bank accounts or securities accounts or letter of credit rights) (other than (x) the delivery of Certificated Securities (as defined in the Pledge and Security Agreement) required to be pledged under the Credit Documents and (y) to perfect security interests in Guarantors organized as limited liability companies or partnerships); provided, that no other party (including but not limited to the Senior Representative) has taken such action to perfect such assets through control agreements or by “control”, (iii) the Credit Parties shall not be required to obtain any landlord waivers, estoppels or collateral access letters and (iv) no security agreements or pledge agreements governed by any foreign law shall be required.

“Excluded Project Subsidiary” means, at any time, any Restricted Subsidiary that (i) becomes a Restricted Subsidiary of Company after the Closing Date or is in its Development Stage as of the Closing Date and is an obligor or otherwise bound with respect to Indebtedness that constitutes Limited Recourse Debt and that is not an obligor with respect to any other Indebtedness, and (ii) has been designated by a certificate executed by an Authorized Officer of Company as an Excluded Project Subsidiary dedicated to the operation of one or more Projects that has been and is to be financed only with equity contributions in cash and Limited Recourse Debt (and not any other Indebtedness).

The board of directors of Company or the Chief Executive Officer, the Chief Financial Officer or the Treasurer of Company may designate any Restricted Subsidiary that complies with the requirements above to be an Excluded Project Subsidiary. The board of directors of Company or the Chief Executive Officer, the Chief Financial Officer or the Treasurer of Company may designate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary, provided that if any existing Limited Recourse Debt of such Excluded Project Subsidiary ceases to constitute Limited Recourse Debt upon such designation or thereafter, such Indebtedness will be deemed incurred at the time it ceases to be Limited Recourse Debt.

“Excluded Subsidiary” means (i) each Domestic Subsidiary of Company or of any Subsidiary of Company for which becoming a Credit Party would constitute a violation of (a) a Contractual Obligation existing on the Closing Date or, thereafter, a bona fide Contractual Obligation (the prohibition contained in which was not entered into in contemplation of this provision), in favor of a Person (other than Company or any of its Subsidiaries or Affiliates) for which the required consents have not been obtained (including, without limitation, any Excluded Project Subsidiary) or (b) applicable law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations) affecting such Subsidiary, provided that any such Subsidiary of Company or of another Subsidiary shall cease to be covered under this clause at such time as such Subsidiary’s becoming a Credit Party would no longer constitute a violation of such Contractual Obligation or applicable law or regulation, whether as a result of obtaining the required consents or otherwise and (ii) each Domestic Subsidiary of Company identified on Schedule 1.1(b)-1. The Excluded Subsidiaries, as of the Closing Date, by virtue of clause (i), above, are listed on Schedule 1.1(b)-2.

“Exempt Subsidiary” means any Domestic Subsidiary that becomes a Restricted Subsidiary of Company after the Closing Date and on the date of becoming such Restricted Subsidiary (i) is not a Wholly Owned Subsidiary; provided that any such Subsidiary shall cease to be covered under this clause at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) is an Immaterial Restricted Subsidiary; provided that any such Subsidiary shall cease to be covered under this clause at the time such Subsidiary is no longer an Immaterial Restricted Subsidiary and (iii) the guaranteeing of the Obligations by which would result in material adverse tax consequences or adverse accounting consequences to Company and its Restricted Subsidiaries as reasonably determined in good faith by Company; provided that any such Subsidiary shall cease to be covered under this clause at the time any such material adverse tax consequences or adverse accounting consequences cease to exist or apply and (iv) the guaranteeing of the Obligations by which would result in costs that are excessive in relation to the value afforded by such guarantee (as reasonably determined by Company and Administrative Agent).

“Existing Indebtedness” means the Indebtedness under that certain Credit and Guaranty Agreement, dated as of February 9, 2007, among Company, Holding, J.P. Morgan Chase Bank, N.A., as Administrative Agent, and other parties thereto.

“Existing Letters of Credit” means those letters of credit, listed on Schedule 1.1(c), outstanding on the Closing Date.

“Existing Holding’s Senior Notes” means Holding’s 7.25% Senior Notes due 2020, issued on December 1, 2010 and, if applicable, any exchange notes issued in exchange therefor, in each case pursuant to Existing Holding’s Senior Notes Indenture.

“Existing Holding’s Senior Notes Indenture” means the Indenture, dated as of December 1, 2010, among Holding, and Wells Fargo Bank, National Association, as trustee, as in effect on the Closing Date and as thereafter amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Expansion” means, with respect to any Project, additions or improvements to the existing facilities of such Projects.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates of Company, any of its Subsidiaries, or any such predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any Treasury Regulations or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Financial Plan” as defined in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, where an improvement is located in an area designated by the Federal Emergency Management Agency as a special flood hazard area.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary. The Foreign Subsidiaries of Company, as of the Closing Date, are listed on Schedule 1.1(d).

“Foreign Subsidiary Restructuring” means the transactions set forth on Schedule 6.8-B.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the Swing Line Loans other than such Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality, political subdivision or any entity or officer thereof exercising executive, legislative, judicial, taxing, regulatory or administrative functions of any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holding and each Domestic Subsidiary of Company (other than each Excluded Subsidiary, Exempt Subsidiary, Development Subsidiary and Unrestricted Subsidiary): provided that Company may determine, in its sole discretion, to cause any Exempt Subsidiary to become a Guarantor by causing such Subsidiary to satisfy the requirements of Section 5.10.

“Guarantor Subsidiary” means each Guarantor other than Holding.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Guaranty Indebtedness” means with respect to all Indebtedness of the type identified in clauses (i) through (iv) of the definition of Indebtedness, to the extent such Indebtedness is owed to any Person other than Holding or any Subsidiary of Company (x) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by Company or any of its Restricted Subsidiaries of such Indebtedness and (y) any obligation of Company or any of its Restricted Subsidiaries the primary purpose or intent of which is to provide assurance to an obligee with respect to such Indebtedness that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof.

“Hazardous Materials” means any explosive, radioactive, hazardous or toxic chemical, material or substance, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Company or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies, including any forward agreement or arrangement designed to hedge against fluctuation in electricity rates pertaining to electricity produced by a Project, so long as the contractual arrangements relating to such Project contemplate that Company or its Subsidiaries shall deliver such electricity to third parties.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holding for Fiscal Years 2009, 2010 and 2011, the unaudited financial statements of Company for Fiscal Year 2009, 2010 and 2011, in each case consisting of balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Holding and Company as at the most recently ended Fiscal Quarter (if any) ending after the date of the most recent financial statements referenced in clause (i) hereof and more than forty-five (45) days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date.

“Holding” as defined in the preamble hereto.

“Holding Capital Contribution” means (i) any cash capital contribution or loan made to Company by Holding on or after the Closing Date and (ii) in connection with any Permitted Acquisition or Investment, any issuance by Holding of its Capital Stock as consideration in whole or part therefor.

“Holding Pledge Agreement” means the Pledge Agreement executed by Holding in favor of the Collateral Agent on the Closing Date substantially in the form of Exhibit I-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Holding Senior Notes” means Existing Holding’s Senior Notes, Closing Date Senior Notes and any other senior unsecured debt securities issued by Holding after the Closing Date.

“Holding Tax Sharing Agreement” means the tax sharing agreement among Danielson Holding Corporation (predecessor to Holding), Company and Covanta Power International

Holdings, Inc. dated as of March 10, 2004, as amended by Amendment No. 1 thereto dated as of June 24, 2005, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.12.

“Honor Date” as defined in Section 2.4(c)(i).

“Immaterial Restricted Subsidiary” means any Restricted Subsidiary hereafter acquired or formed which, on a consolidated basis for Company and all of its Restricted Subsidiaries, (i) for the most recent Fiscal Year accounted for less than 3.00% of the Consolidated Adjusted EBITDA of Company and its Restricted Subsidiaries, or (ii) as at the end of such Fiscal Year, had assets with a net book value of less than 3.00 % of the Total Tangible Assets of Company and its Restricted Subsidiaries.

“Increased Amount Date” as defined in Section 2.24(a).

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business, having a term of less than twelve (12) months and payable in accordance with customary trade practices), which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof; (v) all Indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement (and Hedge Agreements that protect against fluctuations in electricity rates), whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.7.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), reasonable out-of-pocket costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threatened Release of Hazardous Materials), and reasonable out-of-pocket expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on or incurred by any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit); (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE or (iv) any Environmental Claim, Environmental Liability or any actual or alleged presence or Release or threatened Release of Hazardous Materials related in any way to Company or any of its Subsidiaries, including those arising from any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Installment” as defined in Section 2.12.

“Installment Date” as defined in Section 2.12.

“Insurance Premium Financers” means Persons who are non-Affiliates of Company that advance insurance premiums for Company and its Subsidiaries pursuant to Insurance Premium Financing Arrangements.

“Insurance Premium Financing Arrangements” means, collectively, such agreements with Insurance Premium Financers pursuant to which such Insurance Premium Financers advance insurance premiums for Company and its Subsidiaries. Such Insurance Premium Financing Arrangements (i) shall provide for the benefit of such Insurance Premium Financers a security interest in no property of Company or any of its Restricted Subsidiaries other than gross unearned premiums for the insurance policies and related rights, (ii) shall not purport to prohibit any portion of the Liens created in favor of Collateral Agent (for the benefit of Secured Parties) pursuant to the Collateral Documents, and (iii) shall not contain any provision or contemplate any transaction prohibited by this Agreement and, to the extent not outstanding on the Closing Date, shall otherwise be in form and substance reasonably satisfactory to Administrative Agent.

“Insurance Subsidiaries” means Danielson Indemnity Company and its Subsidiaries.

“Intercompany Master Note” means a promissory note evidencing Indebtedness of Holding, Company and each of its Restricted Subsidiaries which (a) to the extent the Indebtedness evidenced thereby is owed to any Credit Party, is pledged pursuant to the Collateral Documents, and (b) to the extent the Indebtedness evidenced thereby is owed by a Subsidiary of Company, is senior Indebtedness of such Restricted Subsidiary (except to the extent that requiring such Indebtedness to be senior would breach a Contractual Obligation binding on such Subsidiary), except that any such Indebtedness owed by any Credit Party to any Restricted Subsidiary which is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such note.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement executed by Holding, Company and each of its Subsidiaries and Administrative Agent on the Closing Date substantially in the form of Exhibit K, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among Administrative Agent, Company, the Guarantors and a Senior Representative or any other party, as the case may be, substantially on terms set forth on Exhibit L (except to the extent otherwise reasonably agreed by Company and Administrative Agent) or otherwise on such terms that are reasonably satisfactory to Administrative Agent, in each case, as amended, restated, supplemented or otherwise modified (or replaced in connection with a Permitted Refinancing or incurrence of Indebtedness under Section 6.1) from time to time with the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the four-Fiscal Quarter period ending on such date to (ii) Consolidated Interest Expense (excluding Consolidated Interest Expense of any Excluded Project Subsidiary in the Development Stage) for such period; provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date, the foregoing shall be subject to adjustment as set forth in Schedule 1.1(a).

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar

Rate Loan, the last day of each Interest Period applicable to such Loan and the final maturity date of such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of two weeks, one-, two-, three- or six-months (or nine- or twelve-months, if consented to by each affected Lender, such consent not to be unreasonably withheld by any such Lender if such interest period is available to such Lender), as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (1) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (3) and (4) of this definition, end on the last Business Day of a calendar month; (3) no Interest Period with respect to any portion of Term Loan shall extend beyond the Term Loan Maturity Date applicable to such Term Loan, and (4) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time thereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Company or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary or Company from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, relocation, business, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Restricted Subsidiaries to any other Person (other than Company or any Guarantor Subsidiary), including all Indebtedness and accounts receivable from that other Person but only to the extent that the same are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) Commodities Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRB L/C” means any Letter of Credit providing credit support for an IRB, which may be a so-called “direct pay” Letter of Credit.

“IRB” means industrial revenue bonds, solid waste disposal bonds or similar tax-exempt bonds issued by or at the request of Company.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Notice” means a notice substantially in the form of Exhibit A-3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Issuing Bank and Company (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means with respect to any Letter of Credit, any Lender which, at the request of Company, and with the consent of Administrative Agent (not to be unreasonably withheld), agrees in such Lender’s sole discretion to become an Issuing Bank for the purposes of issuing such Letter of Credit, together with its permitted successors and assigns in such capacity. As of the Closing Date, Bank of America and JPMCB shall each be an Issuing Bank.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in partnership or other legal form.

“JPMCB” as defined in the preamble hereto.

“JPMorgan” means JPMorgan Securities LLC.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Additional Term Loans.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Obligation” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amount. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arranger” means each of MLPFS, Morgan Stanley, Barclays Capital, Crédit Agricole and JPMorgan in its capacity as joint lead arranger and bookrunner.

“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement pursuant to Section 2.24.

“Lender Counterparty” means each Person who is a Lender or any Affiliate of a Lender at the time such Person entered into a Permitted Hedge Agreement or a Permitted Cash Management Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequent to entering into a Permitted Hedge Agreement or a Permitted Cash Management Agreement ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Letter of Credit” means a commercial or standby letter of credit (including IRB L/Cs) issued or to be issued by an Issuing Bank pursuant to Section 2.4(a) of this Agreement. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Revolving Commitment Termination Date.

“Letter of Credit Fees” as defined in Section 2.11(a)(ii).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted Debt (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of such day to (ii) Consolidated Adjusted EBITDA (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the four-Fiscal Quarter period ending on such date; provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date, the foregoing shall be subject to adjustment as set forth in Schedule 1.1(a).

“Lien” means any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Recourse Debt” means, with respect to any Restricted Subsidiary of Company, Indebtedness of such Subsidiary with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets associated with the Project (which in any event shall not include assets held by any Guarantor Subsidiary other than a Guarantor Subsidiary, if any, whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or the equity interests in such Subsidiary, but in the case of clause (ii) only if such Subsidiary’s sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary’s assets are associated with such Project. For purposes of this Agreement, Indebtedness of a Restricted Subsidiary of Company shall not fail to be Limited Recourse Debt solely by virtue of the fact that the holders of such Limited Recourse Debt have recourse to Company or another Subsidiary of Company pursuant to a contingent obligation supporting such Limited Recourse Debt or a Performance Guaranty, so long as such contingent obligation or Performance Guaranty is unsecured and permitted under Section 6.1.

“Loan” means a Term Loan, a Revolving Loan and a Swing Line Loan.

“Mandatory Costs” means, with respect to any period, the percentage per annum determined in accordance with Schedule 1.1(e).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of Holding and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties (taken as a whole) to perform their respective Obligations; and (iii) the rights, remedies and benefits available to, or conferred upon, the Secured Parties under any Credit Document.

“Material Real Estate Asset” means the Closing Date Material Real Estate Asset and any fee-owned Real Estate Asset having a fair market value in excess of $10,000,000 as of the date of the acquisition thereof.

“Material Restricted Subsidiary” means any Restricted Subsidiary now existing or hereafter acquired or formed which, on a consolidated basis for Company and all of its Restricted Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 5.0% of the Consolidated Adjusted EBITDA of Company and its Restricted Subsidiaries, or (ii) as at the end of such Fiscal Year, had assets with a net book value of more than 5.0% of the Total Tangible Assets of Company and its Restricted Subsidiaries. Material Restricted Subsidiaries as of the Closing Date are listed on Schedule 1.1(f).

“Maximum Incremental Facilities Amount” means, at any date of determination, with respect to the contemplated incurrence of Additional Term Loans or Additional Revolving Commitments pursuant to Section 2.23, the greater of (a)(i) $500,000,000 minus the aggregate principal amount of Additional Term Loans or Additional Revolving Commitments incurred pursuant to Section 2.24 prior to such date and (b) a principal amount so long as, after giving effect to the incurrence of such contemplated Additional Term Loans and/or Additional

Revolving Commitments, as the case may be, the Leverage Ratio shall be less than or equal to 2.75:1.00, determined on a Pro Forma Basis as of the most recently completed four Fiscal Quarter period for which financial statements and certificates were required to be delivered under Section 5.1(a) or (b), as the case may be.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash or Deposit Account balances, an amount equal to the Fronting Exposure of any Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and Issuing Banks in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investor Services, Inc. and any successor thereto.

“Morgan Stanley” as defined in the preamble hereto.

“Mortgage” means a mortgage or deed of trust or deed to secure debt substantially in the form of Exhibit M, with such amendments or modifications as may be approved by Administrative Agent and Company and as it may be otherwise amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a “single employer plan” as defined in Section 4001(a)(15) of ERISA, which has two or more contributing sponsors (including Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Company or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale (or if such costs have not then been incurred or invoiced, Company’s good faith estimate thereof), including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) other taxes actually payable upon or in connection with the closing of such Asset Sale (including any transfer taxes or taxes on gross receipts), (d) any taxes payable or reasonably estimated to be payable in connection with any transactions effected (or deemed effected) to make prepayments (e.g., taxes payable upon repatriation of funds from Subsidiaries), (e) actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or pursuant to a written employment policy applicable to terminated employees generally, of Company or any of its Restricted Subsidiaries in effect prior to such Asset Sale or pursuant to applicable law) and payable to employees of Company and its Restricted Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Restricted Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale), and (f) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Restricted Subsidiaries in connection with such Asset Sale; provided, however, that Net Asset Sale Proceeds shall be reduced in an amount equal to the amount of proceeds Restricted Subsidiaries of Company are legally bound or required, pursuant to agreements in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project to use for prepayment thereunder (including any premium, penalty and interest due in connection with such prepayment).

“Net Cash Proceeds” means, in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith; provided that if any such commissions, costs or expenses have not been incurred or invoiced at such time, Company may deduct its good faith estimate thereof to the extent subsequently paid.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder (other than payments for business interruption) occurring after the Closing Date or (b) as a result of the taking of any assets of Company or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any adjustment or settlement or any such sale as referred to in clause (i)(b) of this definition, including taxes payable as a result of any gain recognized in connection therewith and any actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or pursuant to a written employment policy applicable to terminated employees generally, of Company or any of its Restricted Subsidiaries in effect prior to such event or pursuant to applicable law) and payable to employees of Company and its Restricted Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Restricted Subsidiaries and their respective Affiliates in connection with such event; provided that if any costs, fees or expenses that may be deducted under this clause (ii) have not been incurred or invoiced at the time of any determination of Net Insurance/Condemnation Proceeds, Company may deduct its good faith estimate thereof to the extent actually subsequently so paid; provided, however, that Net Insurance/Condemnation

Proceeds shall be reduced in an amount equal to the amount of proceeds Restricted Subsidiaries of Company are legally bound or required, pursuant to agreements in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project to use for prepayment thereunder (including any premium, penalty and interest due in connection with such prepayment).

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” as defined in Section 2.20(a).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor Subsidiary.

“Non-US Agent” means (a) each Agent that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Agent that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

“Non-US Lender” means (a) each Lender and each Issuing Bank that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Lender and each Issuing Bank that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

“Non-Pledged Collateral” means the Collateral and all Excluded Assets owned by Guarantors.

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, the Issuing Banks and Lender Counterparties, under any Credit Document, Permitted Hedge Agreement or Permitted Cash Management Agreement (including, without limitation, with respect to a Permitted Hedge Agreement or Permitted Cash Management Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Permitted Hedge Agreement or Permitted Cash Management Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Permitted Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Company of Unreimbursed Amounts.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” as defined in Section 2.20(c).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by Administrative Agent, the Issuing Banks, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant Register” as defined in Section 10.6.(f).

“Participating Member State” means each state as described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Performance Guaranty” means any performance guaranty agreement entered into by Company or any of its Subsidiaries under which Company or any such Subsidiary (i) guarantees the performance of a Subsidiary of Company under a principal lease, service, construction or operating agreement relating to a Project or (ii) is otherwise obligated to provide support in connection with Projects.

“Permitted Acquisition” means any acquisition by Company or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of or a business line or unit or a division of, any Person, or all or a majority of the Capital Stock of any Person (or the acquisition of any additional Capital Stock of a Person which is a Subsidiary of Company (but not then a wholly-owned direct or indirect Subsidiary)); provided that,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) to the extent a Person that is required to become a Guarantor hereunder is acquired, Company shall have taken, or caused to be taken, or made arrangements to take within the prescribed time periods, as of the date such Person is acquired, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable, unless, following a request by Company, such actions are not required by Administrative Agent;

(iv) Company and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;

(v) solely to the extent that the consideration with respect to a Permitted Acquisition exceeds $25,000,000, Company shall have delivered to Administrative Agent at least ten (10) Business Days prior to such proposed acquisition (or such shorter period as may be agreed by Administrative Agent), (A) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (B) all other relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7; and

(vi) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Company and/or its Restricted Subsidiaries are engaged as of the Closing Date or in which Company and/or its Restricted Subsidiaries are expressly permitted hereunder to engage in.

“Permitted Cash Management Agreement” means any Cash Management Agreement entered into with a Lender Counterparty.

“Permitted Hedge Agreement” means any Hedge Agreement entered into with a Lender Counterparty.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Person, any refinancing, replacement, renewal or extension of any Indebtedness of such Person in whole or in part; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, replaced, renewed or extended except by an amount equal to any reasonable and customary transaction costs and fees and any premium on the Indebtedness required to be paid in connection with such refinancing, replacement, renewal or extension unless the increase in the principal amount of such Indebtedness is permitted under Section 6.1 (provided that such limitation shall not apply with respect to Indebtedness that a client of a Project undertakes to service through the lease, service or operating agreement for such Project), (b) at the time thereof, no Event of Default shall have occurred and be continuing or would result therefrom, and (c) with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(g), 6.1(h), 6.1(i) or 6.1(n)(i) such refinancing, replacement, renewal or extension has a final maturity date equal to or later than the Latest Maturity Date (as determined on the date of incurrence of such Permitted Refinancing) of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, replaced, renewed or extended (provided that such limitation shall not apply with respect to Indebtedness that a client of a Project undertakes to service through the lease, service or operating agreement for such Project), (ii) such refinancing, replacement, renewal or extension shall be at the then prevailing market rates and the non-economic terms and conditions thereof are not less favorable to the obligor thereof or to the Lenders than the Indebtedness being refinanced, replaced, renewed or extended, taken as a whole (considering the economic benefits and disadvantages to Company and its Restricted Subsidiaries from such refinancing, replacement, renewal or extension, as well as the economic benefits and disadvantages to Company and its Restricted Subsidiaries of the Project (if any) to which such Indebtedness relates), (iii) to the extent such Indebtedness being refinanced, replaced, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, replacement, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, replaced, renewed or extended, and (iv) such refinancing, replacement, renewal or extension is incurred by the Person(s) who is an obligor under the Indebtedness being refinanced, replaced, renewed or extended and no other Person is an obligor thereunder.

“Permitted Subordinated Indebtedness” means all unsecured Indebtedness of Company or any Guarantor Subsidiary that shall have been subordinated to all Indebtedness of Company or any Guarantor Subsidiary under this Agreement and otherwise containing terms and conditions set forth in Schedule 6.1(x)(1) with respect to Indebtedness of Company or any Guarantor Subsidiary to Affiliates thereof or in Schedule 6.1(x)(2) with respect to Indebtedness of Company or any Guarantor Subsidiary to non-Affiliates thereof, with such amendments or modifications as may be approved by Administrative Agent and Company.

“Permitted Subordinated Indebtedness Documentation” means any documentation governing any Permitted Subordinated Indebtedness, with such amendments or modifications as may be approved by Administrative Agent and Company.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(j).

“Pledge and Security Agreement” means the Pledge and Security Agreement executed by Company and each Guarantor Subsidiary on the Closing Date substantially in the form of Exhibit I-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive Fiscal Quarter immediately following the date on which such Permitted Acquisition is consummated.

“Pounds Sterling” and “£” means freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Pricing Grid” means the table set forth below:

(i) with respect to Revolving Loans and Swing Line Loans:

Leverage Ratio	Applicable Margin for Revolving Loans (Eurodollar Rate Loans)	Applicable Margin for Revolving Loans (Base Rate Loans) and Swing Line Loans	Commitment Fee Rate
> 3.25:1.00	2.75%	1.75%	0.50%
< 3.25:1.00 > 2.50:1.00	2.50%	1.50%	0.50%
< 2.50:1.00 > 1.75:1.00	2.25%	1.25%	0.50%
< 1.75:1.00	2.00%	1.00%	0.375%

(ii) with respect to Term Loans:

Leverage Ratio	Applicable Margin for Term Loans (Eurodollar Rate Loans)	Applicable Margin for Term Loans (Base Rate Loans)
> 1.50:1.00	3.00%	2.00%
< 1.50:1.00	2.75%	1.75%

No change in the Applicable Margin shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(c)(i) calculating the Leverage Ratio.

At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(c)(i), the Applicable Margin for the Revolving Loans, Swing Line Loans or Term Loans, as applicable, shall be determined as if the Leverage Ratio were in excess of 3.25:1.00 (for Revolving Loans and Swing Line Loans) and 1.50:1.00 (for Term Loans) until such time as each failure is cured. Within one (1) Business Day of receipt of the applicable information under Section 5.1(c)(i), Administrative Agent shall give each Lender electronic, telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and the Issuing Banks, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated Adjusted EBITDA of Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated Adjusted EBITDA, as the case may be, projected by Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Company and the Restricted Subsidiaries; provided that so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated Adjusted EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated Adjusted EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated Adjusted EBITDA, as the case may be, for such Test Period; provided further, that no Pro Forma Adjustment may be made unless a certificate executed by an Authorized Officer of Company is delivered to Administrative Agent stating that such cost savings or costs are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that the projected cost savings or costs will not be achieved.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Capital Stock in any Subsidiary of Company or any division, product line, or facility used for operations of Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDA and give effect to events (including operation expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Company or the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Project” means any waste-to-energy facility, waste disposal, treatment, transfer, transportation or collection facility and facilities and operations related or ancillary thereto, electrical generation plant, cogeneration plant, water treatment facility, renewable energy facility or other facility for the generation of electricity or other forms of energy (including steam) or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company was, is or will be (as the case may be) an owner, operator, manager or builder, provided, however, that a Project shall cease to be a Project of Company and its Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

“Projections” as defined in Section 4.8.

“Proposed Modification” as defined in Section 2.23.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan (other than any Additional Term Loan) of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure (other than Additional Term Loan Exposure) of that Lender by (b) the aggregate Term Loan Exposure (other than Additional Term Loan Exposure) of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iii) with respect to all payments, computations and other matters relating to Additional Term Loans of a particular Series, the percentage obtained by dividing (a) the Additional Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate Additional Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, Additional Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Additional Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Public Lender” as defined in Section 5.1(j).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by Company or any Guarantor Subsidiary in any real property.

“Refinance” means, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing” as defined in the second recital.

“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).

“Register” as defined in Section 10.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iii) any response actions authorized by 42 U.S.C. 9601 et seq. or applicable state law.

“Removal Effective Date” as defined in Section 9.6(b).

“Replacement Lender” as defined in Section 2.23.

“Repricing Transaction” means, other than in the context of a transaction involving a Change of Control, (A) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans (other than the Additional Term Loans) with the incurrence by Company or any Restricted Subsidiary of any senior secured bank debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by Company in good faith consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost or weighted average yield (as determined by Company on the same basis) of such Term Loans and (B) any amendment, waiver, consent or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans (other than the Additional Term Loans) directed at, or the result of which would be, the lowering of the effective interest cost or weighted average yield applicable to the Term Loans.

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure (other than Additional Term Loan Exposure), Lenders holding more than 50% of the aggregate Term Loan Exposure (other than Additional Term Loan Exposure) of all Lenders; (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders; and (iii) for each Class of Lenders having Additional Term Loan Exposure, Lenders holding more than 50% of the aggregate Additional Term Loan Exposure of that Class; provided that such sum shall be determined with respect to any Defaulting Lender by disregarding the Term Loan Exposure, the Revolving Exposure and Additional Term Loan Exposure of such Defaulting Lender; provided, for purposes of this definition the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure (other than Additional Term Loan Exposure), Revolving Exposure and Additional Term Loan Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure (other than Additional Term Loan Exposure) of all Lenders, (ii) the aggregate

Revolving Exposure of all Lenders and (iii) the aggregate Additional Term Loan Exposure of all Lenders; provided that such sum shall be determined with respect to any Defaulting Lender by disregarding the Term Loan Exposure, the Revolving Exposure and Additional Term Loan Exposure of such Defaulting Lender; provided that for purposes of this definition the outstanding principal amount of Alternative Currency Loans and the Alternative Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.

“Resignation Effective Date” as defined in Section 9.6(a).

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding; (iv) management or similar fees payable to Holding or any of its Affiliates (other than Company or Guarantor Subsidiary) or (v) any payment or prepayment of principal of, premium, if any, or interest on, or any other amount in respect of any Permitted Subordinated Indebtedness of Company or any Restricted Subsidiary owed to Holding.

“Restricted Project Cash” means, as of any date of determination, the sum of the amounts on deposit in each collateral account specified on Schedule 6.7(a) that are designated to pay debt service principal or construction costs, as debt service reserves or to redeem the Indebtedness secured thereby to the extent excess proceeds remain in the relevant account after completion of construction of the relevant Project and each other collateral account identified in writing to Administrative Agent which is established after the Closing Date by a Restricted Subsidiary which is not a Guarantor Subsidiary as a debt service principal account, a debt service reserve fund or a reserve account (which such reserve account secures the Limited Recourse Debt that is the source of the amounts therein) so long as the proceeds in such reserve account are designated to pay construction costs or debt service during construction or, if excess proceeds remain in such account after completion of construction of the relevant Project, to redeem the Limited Recourse Debt secured thereby.

“Restricted Subsidiary” means any Subsidiary of Company other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.14(d) through the date of determination (whether or not such prepayments are accepted by the Lenders) calculated without regard to any reduction in such sum that resulted from voluntary prepayments of the Term Loans or Revolving Loans as contemplated in Section 2.14(d) (provided that in the case of any Excess Cash Flow Period in respect of which the amount of Excess Cash Flow shall have been calculated based on the annual financials delivered in accordance with Section 5.1(b) but the prepayment required pursuant to Section 2.14(d) is not yet due and payable in accordance with the provisions of Section 2.14(d) as of the date of determination, the amount of prepayments that will be so required to be made in respect of such Excess Cash Flow shall be deemed to be made for purposes of this paragraph).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency and (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative Currency pursuant to Section 2.9; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency.

“Revolving Commitment” means the commitment of a Revolving Lender to make or otherwise fund any Revolving Loan pursuant to Section 2.2(a) and/or Section 2.24 and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Joinder Agreement pursuant to Section 2.24 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $900,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of any Issuing Bank, the aggregate L/C Obligation in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a) or any Additional Revolving Loan.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant similar sanctions authority.

“S&P” means Standard & Poor’s, a Division of The McGraw Hill Companies, Inc.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Representative” means, with respect to any series of Indebtedness permitted under Section 6.1(y), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Series” as defined in Section 2.24(a).

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated Adjusted EBITDA”.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holding substantially in the form of Exhibit G.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s and its Subsidiaries, present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Specified Transaction” means, with respect to any period, any Investment, incurrence or repayment of Indebtedness, Restricted Junior Payment, Subsidiary designation, Additional Term Loan or Additional Revolving Commitment that by the terms of this Agreement requires a test or covenant hereunder to be calculated on a “Pro Forma Basis.”

“Spot Rate” for a currency means the rate determined by Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling Denominated Loans” and the “£” means each Revolving Loan denominated in Pounds Sterling at the time of the incurrence thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Company.

“Swing Line Lender” means Bank of America, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to Company pursuant to Section 2.3.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $50,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed on or measured by net income, franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized in, or having its applicable principal office in (and/or, in the case of a Lender, its lending office in) the jurisdiction imposing such Tax or (ii) imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Term Lender” means a Lender having a Term Loan Commitment or holding a Term Loan.

“Term Loan” means (i) a Term Loan made by a Lender to Company on the Closing Date pursuant to Section 2.1(a) or (ii) an Additional Term Loan.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and the Additional Term Loan Commitment of a Lender; “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Joinder Agreement pursuant to Section 2.24 or the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $300,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i)(a) with respect to Term Loans (other than Additional Term Loans) the seventh anniversary of the Closing Date and (b) with respect to the Additional Term Loans, the Additional Term Loan Maturity Date, and (ii) the date that all the Term Loans and the Additional Term Loans of any Series shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Termination Date” means the first date on which (i) each Commitment has expired or been terminated, (ii) the principal amount of all Loans and all other Obligations then due and payable have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and (iii) all Letters of Credit have been cancelled or have expired or have been Cash Collateralized in an amount equal to 105% of the face amount of such Letter of Credit on such date or otherwise secured to the satisfaction of the Issuing Bank thereof.

“Test Period” means, for any determination under this Agreement, the four consecutive Fiscal Quarters of Company then last ended.

“Title Company” as defined in Section 5.13(a)(ii).

“Title Policy” as defined in Section 5.13(a)(ii).

“Total Assets” means the total assets of Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of Company or such other Person as may be expressly stated.

“Total Tangible Assets” means Total Assets less the sum of: (i) goodwill and other intangible assets, (ii) minority interest in consolidated Subsidiaries held by Persons other than Company or any Restricted Subsidiary and (iii) Investments in and assets of Unrestricted Subsidiaries, in each case as reflected on the consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recently ended Fiscal Quarter of such Person for which financial statements have been delivered to Administrative Agent.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing an Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) (taking the Dollar Equivalent of any such Loans denominated in an Alternative Currency), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the L/C Obligation (taking the Dollar Equivalent of any such L/C Obligations denominated in an Alternative Currency).

“Transaction Costs” means the fees, costs and expenses (including any original issue discount and/or upfront fees) payable by Company in connection with the Transactions.

“Transactions” means the Refinancing, entering into the Credit Documents and the Closing Date Senior Notes Documents.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unreimbursed Amount” as defined in Section 2.4(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of Company listed on Schedule 4.22 and (ii) any Subsidiary of Company designated by the board of directors of Company as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the date hereof, and in each case, any Subsidiary formed or acquired by an Unrestricted Subsidiary following such Unrestricted Subsidiary’s designation pursuant to clause (i) or (ii).

“U.S. Tax Compliance Certificates” means a certificate substantially in the form of Exhibit F.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Holding with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Company and its Subsidiaries under applicable law).

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP (subject, in the case of Section 5.1(a), to final year-end adjustments and the absence of footnotes) as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions used in Section 6.7 hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Company or Administrative Agent shall so request, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(d).

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the word “issue” or “issuance” with respect to any Letter of Credit shall be deemed to include any amendment, extension or renewal thereof. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

1.4 Exchange Rates; Currency Equivalents. (a) Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurodollar Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent or the applicable Issuing Bank, as the case may be.

(c) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Spot Rate in effect on the date of such Refinancing such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Rate that is in effect on the date of such Refinancing.

1.5 Additional Alternative Currencies. (a) Company may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided, that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the reasonable approval of Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the reasonable approval of Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to Administrative Agent not later than 11:00 a.m. (New York City time), ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be reasonably agreed by Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Rate Loans, Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, Administrative Agent shall promptly notify the Issuing Banks thereof. Each Revolving Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the Issuing Banks (in the case of a request pertaining to Letters of Credit) shall notify Administrative Agent, not later than 11:00 a.m. (New York City time), two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or applicable Issuing Bank, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If Administrative Agent and all the Revolving Lenders consent to making Eurodollar Rate Loans in such requested currency, Administrative Agent shall so notify Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowing of Eurodollar Rate Loans; and if Administrative Agent and the Issuing Banks consent to the issuance of Letters of Credit in such requested currency, Administrative Agent shall so notify Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, Administrative Agent shall promptly so notify Company.

1.6 Change of Currency. (a) The obligation of Company to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent, in consultation with Company, may reasonably determine are necessary and appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro resulting therefrom.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent, in consultation with Company, may reasonably determine are necessary and appropriate to reflect a change in currency of any country (other than the United States and any member state of the European Union) and any relevant market conventions or practices relating to such change in currency.

1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms in this Agreement shall control.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make, on the Closing Date, a Term Loan in Dollars to Company in an amount equal to such Lender’s Term Loan Commitment.

Company may make only one borrowing under the Term Loan Commitment (other than any Additional Term Loan Commitment) which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment (other than any Additional Term Loan Commitment) shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans. Company shall deliver to Administrative Agent a fully executed Funding Notice no later than one (1) day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Term Lender of the proposed borrowing.

2.2 Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make Revolving Loans, which may be made in Dollars or an Alternative Currency, to Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.4(c), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan denominated in Dollars, at least four (4) Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan denominated in an Alternative Currency and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile or electronic transmission means with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Company.

(iv) Subject to Section 2.16(b), each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in the requested currency, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in the requested currency equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company as may be designated in writing to Administrative Agent by Company.

2.3 Swing Line Loans.

(a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender, in reliance upon agreements of the other Lender set forth in this Section 2.3, hereby agrees to make Swing Line Loans, which may be made only in Dollars, to Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Company as may be designated in writing to Administrative Agent by Company.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Company) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Company on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Company and shall be due under the Revolving Loan Note issued by Company to Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.

(vi) Notwithstanding anything contained herein to the contrary, (1) each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Revolving Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when any Revolving Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

2.4 Issuance of Letters of Credit and Purchase of Participations Therein

(a) Letters of Credit.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.4, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit (including IRB L/Cs) denominated in Dollars or in one or more Alternative Currencies for the account of Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with paragraph (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any Credit Extension with respect to any Letter of Credit, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (y) the Revolving Exposure of any

Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment then in effect, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Revolving Commitment then in effect. Each request by Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Company that the Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. This Agreement shall be the “Reimbursement Agreement” referred to in the IRB L/Cs. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No Issuing Bank shall issue any Letter of Credit, if:

(1) subject to Section 2.4(b)(iii), the expiry date of the requested Letter of Credit (other than IRB L/Cs) would occur more than twelve (12) months after the date of issuance or last extension, unless such Issuing Bank has approved such expiry date; or

(2) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Requisite Class Lenders of all Revolving Lenders have approved such expiry date and such Issuing Bank shall be satisfied with the arrangements with respect to the period commencing on the Letter of Credit Expiration Date and ending on such expiry date (it being understood and agreed that, for the avoidance of doubt, no Revolving Lender shall be required to fund its Revolving Loan or L/C Advance pursuant to Section 2.4(c) after the Letter of Credit Expiration Date).

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(2) the issuance of the Letter of Credit would violate one or more policies of the applicable Issuing Bank applicable to letters of credit generally;

(3) except as otherwise agreed by Administrative Agent and the applicable Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(4) the applicable Issuing Bank does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(5) any Revolving Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii) and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.22(d).

(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (1) such Issuing Bank would not have any obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (2) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (1) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included the Issuing Banks with respect to such acts or omissions, and (2) as additionally provided herein with respect to the Issuing Banks.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Company delivered to the applicable Issuing Bank (with a copy to Administrative Agent) in the form of an Issuance Notice and Letter of Credit Application, appropriately completed and signed by an Authorized Officer of Company. Such Issuance Notice and Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Issuance Notice and Letter of Credit Application must be received by the applicable Issuing Bank and Administrative Agent not later than 12:00 p.m. (New York City time) at least two (2) Business Days (or such later date and time as Administrative Agent, such Issuing Bank and Company may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be, and the timing of submission of the Letter of Credit Application with respect to an IRB L/C shall be as determined by such Issuing Bank and Company (not to exceed five (5) Business Days prior to the proposed issuance date or date of amendment). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such Issuing Bank may reasonably require. Additionally, Company shall furnish to the applicable Issuing Bank and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Issuance Notice and Letter of Credit Application, the applicable Issuing Bank will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Issuance Notice and Letter of Credit Application from Company and, if not, the applicable Issuing Bank will provide Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Revolving Lender, Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.2 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share of the Revolving Commitments times the amount of such Letter of Credit.

(iii) If Company so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, Company shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless all the Requisite Class Lenders of Revolving Commitments have approved such expiry date and such Issuing Bank shall be satisfied with the arrangements with respect to the period commencing on the Letter of Credit Expiration Date and ending on such expiry date); provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of paragraph (ii) or (iii) of Section 2.4(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Requisite Class Lenders of Revolving Commitments have elected not to permit such extension or (2) from Administrative Agent, any Revolving Lender or Company that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) If Company so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue an IRB L/C that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement IRB Letter of Credit”). Unless otherwise directed by such Issuing Bank, Company shall not be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement IRB Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such IRB L/C. Notwithstanding the foregoing, if such Auto-Reinstatement IRB Letter of Credit permits such Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “IRB L/C Non-Reinstatement Deadline”), such Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the IRB L/C Non-Reinstatement Deadline (A) from Administrative Agent that the Requisite Class Lenders of Revolving Commitments have elected not to permit such reinstatement or (B) from Administrative Agent, any Revolving Lender or Company that one or more of the applicable conditions specified in Section 3.2 is not then satisfied (treating such reinstatement as an Credit Extension for purposes of this clause) and, in each case, directing such Issuing Bank not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to Company and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify Company and Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, Company shall reimburse such Issuing Bank in such Alternative Currency or, if mutually agreed by Company and such Issuing Bank, in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Bank shall notify Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (New York City time) (or, with respect to any IRB L/C, the time set forth therein) on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (or, with respect to any IRB L/C, the time set forth therein) (each such date, an “Honor Date”), Company shall reimburse such Issuing Bank through Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If Company fails to so reimburse such Issuing Bank by such time, Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, Company shall be deemed to have requested a borrowing of Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.2 (other than the delivery of a Funding Notice). Any notice given by such Issuing Bank or Administrative Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.4(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at Administrative Agent’s Principal Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.4(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan to Company in such amount. Administrative Agent shall remit the funds so received to the applicable Issuing Bank in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Loans because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, Company shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.4(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.4.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.4(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 3.2 (other than delivery by Company of a Funding Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Company to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.4(c), if Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Company or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof in Dollars and in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.4(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to Administrative Agent for the account of the applicable Issuing Bank its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Company to reimburse an Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of Company or any waiver by such Issuing Bank which does not in fact materially prejudice Company;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Company or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Company or any Subsidiary.

Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Company’s instructions or other irregularity, Company will immediately notify the applicable Issuing Bank. Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Bank. Each Revolving Lender and Company agree that, in paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

None of the Issuing Banks, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Banks shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Requisite Class Lenders of Revolving Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Banks shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.4(e); provided, however, that anything in such clauses to the contrary notwithstanding, Company may have a claim against the Issuing Banks, and the Issuing Bank may be liable to Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Company which Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (except to the extent such failure is required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice). In furtherance and not in limitation of the foregoing, such Issuing Bank may, in its sole discretion, accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (known as “SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by an Issuing Bank and Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Banks shall not be responsible to Company for, and such Issuing Bank’s rights and remedies against Company shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Reporting of Letter of Credit Information. For so long as any Letter of Credit issued by an Issuing Bank other than Administrative Agent is outstanding, such Issuing Bank shall deliver to Administrative Agent on the last Business Day of each calendar month, and on each date that an Credit Extension occurs with respect to any such Letter of Credit, a report in the form satisfactory to Administrative Agent, appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank. Administrative Agent shall deliver to the Lenders on a monthly basis a report of all outstanding Letters of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Company, and that Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted to Letters of Credit issued pursuant to this Section 2.4 for the account of Company and subject to the provisions hereof, and for this purpose the fees payable with respect to such Letters of Credit issued hereunder pursuant to Section 2.11(a)(i) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit, except to the extent that such fees are of the type payable hereunder pursuant to Section 2.11(b), in which event such fees shall be payable without duplication) as if such Letters of Credit had been issued on the Closing Date and (ii) each of the Issuing Banks listed on Schedule 1.1(c) with respect to its respective Existing Letter of Credit shall be deemed to be an Issuing Bank hereunder with respect to its Letters of Credit.

2.5 Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.6 Use of Proceeds. The proceeds of the Term Loans, together with the proceeds of the issuance of the Closing Date Senior Notes, shall be applied by Company to (or distributed to Holding for Holding to) fund the Refinancing, and to pay the related fees, commissions, premiums and expenses, with any remaining proceeds to be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries. The proceeds of the Revolving Loans and Swing Line Loans shall be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries, including permitted Consolidated Capital Expenditures, Permitted Acquisitions, Investments, Restricted Junior Payments or other purposes expressly permitted under this Agreement. The proceeds of the Letters of Credit shall be used by Company to support Company’s and its Subsidiaries’ obligations under the Projects and other Contractual Obligations of Company and its Subsidiaries and other general corporate purposes, but shall in no event be used to make or facilitate any Investment or Restricted Junior Payment not otherwise permitted hereunder. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.7 Evidence of Debt; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

2.8 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans that are denominated in Dollars, Swing Line Loans and Term Loans: (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (2) if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin; and

(ii) in the case of Revolving Loans that are denominated in an Alternative Currency, at the Eurodollar Rate plus the Applicable Margin plus any Mandatory Costs (if applicable).

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan (including any Loan denominated in an Alternative Currency) in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one (1) month. Administrative Agent shall promptly notify Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Company agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company (including any such reimbursement out of the proceeds of any Revolving Loans), at a rate equal to (i) for the period from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company (including any such reimbursement out of the proceeds of any Revolving Loans), the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, the Default Rate.

(g) Interest payable pursuant to Sections 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.8(f), such Issuing Bank shall distribute to each Revolving Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Revolving Lender would have been entitled to receive in respect of the Letter of Credit Fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.

2.9 Conversion/Continuation.

(a) Subject to Section 2.18 and (with respect to continuations of, or conversions into, Eurodollar Rate Loans whether in Dollars or any Alternative Currency) so long as no Event of Default shall have occurred and then be continuing, Company shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $3,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $3,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan), at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan denominated in Dollars) and at least four (4) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan denominated in an Alternative Currency). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

2.10 Default Interest . The principal amount of all Loans, the Unreimbursed Amount of any Letter of Credit and any Letter of Credit Fees (in each case) not paid when due shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11 Fees; Premium.

(a) Company agrees to pay to Administrative Agent for the ratable benefit of each Lender having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments, and (B) the Total Utilization of Revolving Commitments (disregarding item (ii) of the definition thereof), times (2) the applicable Commitment Fee Rate; and

(ii) letter of credit fees (“Letter of Credit Fees”) equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(b) Company agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, times the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect (and delivered to Company) at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.11(a) and (b) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d) All fees referred to in Sections 2.11(a) and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed. All fees referred to in Sections 2.11(a) and (c) shall be payable by Company quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(e) In addition to any of the foregoing fees, Company agrees to pay to Agents and Lenders such other fees in the amounts and at the times separately agreed upon.

(f) If Company (x) repays, prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction, or (y) effects any amendment, waiver, consent or modification of this Agreement resulting in a Repricing Transaction, then Company shall pay to Administrative Agent, for the ratable account of each of the Term Lenders, (i) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so repaid, prepaid, refinanced, substituted or replaced and (ii) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment, waiver, consent or modification. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction; provided that Company shall be subject to the requirements of this Section 2.11(f) only until but including the date that is the first anniversary of the Closing Date. If all or any portion of the Term Loans held by any Lender are repaid, prepaid, refinanced, substituted or replaced pursuant to Section 2.23 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing, substitution or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, substituted or replaced.

2.12 Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing June 30, 2012:

Installment Dates	Installments of Term Loans
June 30, 2012	$750,000
September 30, 2012	$750,000
December 31, 2012	$750,000
March 31, 2013	$750,000
June 30, 2013	$750,000
September 30, 2013	$750,000
December 31, 2013	$750,000
March 31, 2014	$750,000
June 30, 2014	$750,000

Installment Dates	Installments of Term Loans
September 30, 2014	$750,000
December 31, 2014	$750,000
March 31, 2015	$750,000
June 30, 2015	$750,000
September 30, 2015	$750,000
December 31, 2015	$750,000
March 31, 2016	$750,000
June 30, 2016	$750,000
September 30, 2016	$750,000
December 31, 2016	$750,000
March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
December 31, 2017	$750,000
March 31, 2018	$750,000
June 30, 2018	$750,000
September 30, 2018	$750,000
December 31, 2018	$750,000
Term Loan Maturity Date	Remainder

provided that in the event any Additional Term Loans are made, such Additional Term Loans shall be repaid on each Installment Date occurring on or after the applicable Increased Amount Date, in an amount equal to (i) the aggregate principal amount of such Additional Term Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Term Loans being repaid on such date and (z) the total aggregate principal amount of all other Term Loans outstanding on such Increased Amount Date.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.13 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) At any time and from time to time:

(1) with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount;

(2) with respect to Eurodollar Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount; and

(3) with respect to Swing Line Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and in integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(2) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each applicable Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a new financing that would result in the repayment of all Obligations in connection therewith, the termination of the Loans and Commitments under this Agreement and the release or termination of all Liens securing the Obligations hereunder (a “New Financing”), such notice of prepayment may be revoked if such New Financing is not consummated. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Company may, upon not less than one (1) Business Day’s prior written or telephonic notice promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving

Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c) Proposed Modifications.

(i) In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Loans or Term Loans, as applicable, Company may, upon five (5) Business Days’ prior written notice to Administrative Agent (which notice Administrative Agent shall promptly transmit to each of the Lenders), repay all such Revolving Loans or Term Loans, as applicable (but, for the avoidance of doubt, not any other Loans (or tranches) of such Lender that are not proposed to be modified by such Proposed Modification), including all amounts, if any, owing pursuant to Section 2.11, together with accrued and unpaid interest, fees and all other amounts then owing to such Lender so long as in the case of the repayment of Revolving Loans of any Lender pursuant to this paragraph (c), (x) the Revolving Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 2.13(b) (at which time Annex A-2 shall be deemed modified to reflect the changed Revolving Commitments), and (y) such Lender’s Pro Rata Share of all outstanding Letters of Credit is Cash Collateralized in a manner satisfactory to Administrative Agent and the respective Issuing Banks. Each prepayment of the Term Loans pursuant to this Section 2.13(c) shall reduce the then remaining scheduled repayments of the Term Loans on a pro rata basis (based upon the then remaining principal amount of each such scheduled repayment of the Term Loans after giving effect to all prior reductions thereto). Notwithstanding the above, after giving effect to the prepayment of such Revolving Loans or Term Loans, as applicable, the aggregate amount of the undrawn Revolving Commitments shall exceed $125,000,000.

(ii) In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Commitments, Company shall have the right upon five (5) Business Days’ prior written notice to Administrative Agent (which notice Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Commitment of such Lender (but not any other Commitments or Loans of such Lender that are not proposed to be modified by such Proposed Modification), so long as (x) all Revolving Loans, together with accrued and unpaid interest, fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.18) are repaid concurrently with the effectiveness of such termination (at which time Annex A-2 shall be deemed modified to reflect such changed amounts), (y) the aggregate amount of the undrawn Revolving Commitment after giving effect to such termination shall exceed $125,000,000 and (z) such Lender’s

Pro Rata Share of all outstanding Letters of Credit is Cash Collateralized in a manner satisfactory to Administrative Agent and the respective Issuing Banks, and at such time, unless the respective Lender continues to have outstanding Loans or commitments in respect of Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement, which shall survive as to such repaid Lender.

2.14 Mandatory Prepayments.

(a) Asset Sales. No later than the tenth Business Day following the date of receipt by Company or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds (or, in the event such Net Asset Sale Proceeds are subject to distribution limitations contained in any Project document or any instrument or agreement governing the terms of any permitted refinancing thereof, no later than the fifth Business Day after the last of such distribution limitations (as the same relates to such Net Asset Sale Proceeds) expires), Company shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that Net Asset Sale Proceeds up to $25,000,000 per Fiscal Year shall not be applied for prepayment under this Section 2.14(a); provided, further, so long as no Event of Default shall have occurred and be continuing on the date of the related Asset Sale, Company shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Asset Sale Proceeds within 365 days of receipt thereof in capital assets of Company and its Subsidiaries which may include the repair, restoration or replacement of the applicable assets thereof (or to reimburse Company and its Subsidiaries for costs incurred in respect of such loss), and as the proceeds used to consummate Permitted Acquisitions.

(b) Insurance/Condemnation Proceeds. No later than the tenth Business Day following the date of receipt by Company or any of its Restricted Subsidiaries, or Collateral Agent or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds (or, in the event such Net Insurance/Condemnation Proceeds are subject to distribution limitations contained in any Project document or any instrument or agreement governing the terms of any permitted refinancing thereof, no later than the fifth Business Day after the last of such distribution limitations (as the same relates to such Net Insurance/Condemnation Proceeds) expires), Company shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that Net Insurance/Condemnation Proceeds up to $25,000,000 per Fiscal Year shall not be applied for prepayment under this Section 2.14(b); provided, further, so long as no Event of Default shall have occurred and be continuing on the date of such receipt, Company shall have the option, directly or through one or more of its Subsidiaries to invest or commit to reinvest such Net Insurance/Condemnation Proceeds within 365 days of receipt thereof in capital assets of Company and its Subsidiaries, which may include the repair, restoration or replacement of the applicable assets thereof (or to reimburse Company and its Subsidiaries for costs incurred in respect of such loss), and as the proceeds used to consummate Permitted Acquisitions.

(c) Issuance of Debt. No later than the tenth Business Day following the date of receipt by Company or any of its Restricted Subsidiaries of any Net Cash Proceeds from the incurrence of any Indebtedness for borrowed money of Company or any of its Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds.

(d) Excess Cash Flow. In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2013), Company shall, no later than 120 days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 25% of such Excess Cash Flow; provided that during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(c)(i) calculating the Leverage Ratio) shall be 3.00:1.00 or less, Company shall only be required to make the prepayments required hereby in an amount equal to 0% of such Excess Cash Flow. In calculating amounts owing under this clause (d), credit shall be given for any voluntary prepayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

(e) Revolving Loans and Swing Line Loans. Company shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(g) Foreign Subsidiaries. Notwithstanding the foregoing, all amounts to be applied in connection with prepayments pursuant to this Section 2.14 attributable to Foreign Subsidiaries shall be limited to the extent resulting in material adverse tax consequences and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by an Authorized Officer of Company to Administrative Agent.

(h) Right to Decline Proceeds. Company shall deliver to Administrative Agent (who will notify each Lender) notice of each prepayment required under Section 2.14(a), (b) or (d) not less than three (3) Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid and (iii) the Type of each Loan being prepaid. Company shall deliver to Administrative Agent, at the time of each prepayment required under Section 2.14(a), (b) or (d), a certificate signed by an Authorized Officer of Company setting forth in reasonable detail the calculation of the amount of such prepayment. Administrative Agent will promptly notify each Lender holding

Term Loans of the contents of Company’s repayment notice and of such Lender’s Pro Rata Share of any repayment. Each such Lender may reject all or a portion of its Pro Rata Share of any mandatory repayment of Term Loans required to be made pursuant to Section 2.14(a), (b) or (d) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to Administrative Agent and Company no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from Administrative Agent regarding such repayment. Each Rejection Notice shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds remaining thereafter shall be retained by Company.

(i) Alternative Currency. If Administrative Agent notifies Company at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time (determined in respect of the most recent Revaluation Date) exceeds an amount equal to 105% of the Revolving Commitment then in effect, then, within three (3) Business Days after receipt of such notice, Company shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Revolving Commitment then in effect.

2.15 Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof, without any permanent reduction of the Revolving Commitments;

second, to repay outstanding Revolving Loans to the full extent thereof, without any permanent reduction of the Revolving Commitments; and

third, to reduce the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied to prepay the remaining scheduled Installments of principal of such Term Loans in order of maturity.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(d) shall be applied as follows:

first, prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied to prepay such Term Loans on a pro rata basis to the remaining scheduled Installments of principal of such Term Loans;

second, to prepay the Swing Line Loans to the full extent thereof;

third, to prepay the Revolving Loans to the full extent thereof;

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

fifth, to Cash Collateralize Letters of Credit.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).

2.16 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars (or, in respect of Letters of Credit and Revolving Loans denominated in an Alternative Currency, such Alternative Currency) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. If, for any reason, Company is prohibited by any law from making any required payment hereunder in an Alternative Currency, Company shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) Unless Administrative Agent shall have received notice from a Lender prior to any proposed Credit Date of Eurodollar Rate Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2) and may, in reliance upon such assumption, make available to Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to Administrative Agent, then the applicable Lender agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Company to but excluding the date of payment to Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.16(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder. A notice of Administrative Agent to any Lender or Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Unless Administrative Agent shall have received notice from Company prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that Company will not make such payment, Administrative Agent may assume that Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if Company has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Banks, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate.

(d) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans that are Base Rate Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(e) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(f) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(g) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(h) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(i) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(j) If an Event of Default shall have occurred and not otherwise been cured or waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

(k) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, or to purchase its participation.

2.17 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash Collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts

Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent (upon the written instruction of the Requisite Lenders) shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that (1) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate or (2) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans and (ii) in the event of a determination with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the written instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, Company may revoke any pending Funding Notice or Conversion/Continuation Notice of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (whether denominated in Dollars or an Alternative Currency) (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the

London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans in the affected currency or currencies as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan in Dollars then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the relevant Interest Periods, then in effect with respect to the Affected Loans or when required by law and Company shall prepay or convert such Affected Loans together with accrued interest, (4) the Affected Loans that are denominated in Dollars shall automatically convert into Base Rate Loans on the date of such termination and (5) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent pursuant to such definition without reference to the Eurodollar Rate component of the Base Rate. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). If Company does not rescind such Funding Notice or Conversion/Continuation Notice, the Affected Lender’s Pro Rata Share of such Loan shall constitute a Base Rate Loan. Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof. For the avoidance of doubt, nothing in this Section 2.18(b) shall require Company to pay to any Lender any amount for which such Lender is compensated by way of payment of Mandatory Costs.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including (x) the difference between any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and the Eurodollar Rate such Lender would receive in connection with the liquidation or re employment of such funds and (y) amounts received by such Lender in connection with the liquidation or re-employment of such funds and any expense or liability incurred in connection therewith) which such Lender may actually sustain: (i) if for any reason (other than a default by any such Lender) a borrowing of any Eurodollar Rate Loan (whether denominated in Dollars or an Alternative Currency) does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment (other than a mandatory prepayment under Section 2.14) of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; and (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company; provided, Company shall not be obligated to compensate any Lender for any such losses, expenses or liabilities attributable to any such circumstance occurring prior to the date that is thirty (30) days prior to the date on which such Lender requested such compensation from Company.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under Section 2.18(c) shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under Section 2.18(c).

2.19 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax addressed by Section 2.20(b) or 2.20(c) of this Agreement or any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve and the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Issuing Banks), (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or (iv) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, Company shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is 180 days prior to the date on which such Lender gave notice to Company of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or change in applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, change in applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided, Company shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is 180 days prior to the date on which such Lender gave notice to Company of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Additional Reserve Requirements. Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”, as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) commencing on and as of the effective date of any change in the applicable reserve requirement, which shall be due and payable on each date on which interest is payable on such Loan, provided Company shall have received at least ten (10) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days’ prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice; provided, Company shall not be obligated to pay such Lender any additional interest attributable to any period prior to the date that is 30 days prior to the date on which such Lender gave notice to Company of the circumstances entitling such Lender to additional interest.

2.20 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Agent or any Lender imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or through which a payment is made at the direction of any Credit Party) (such non-excluded Taxes, “Non-Excluded Taxes”).

(b) Withholding of Taxes. If any applicable law (as determined in the good faith determination of an applicable withholding agent) requires a deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement reasonably promptly after Company becomes aware of it; (ii) the applicable withholding agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (iii) if such Tax is a Non-Excluded Tax, subject to the limitations in this Section 2.20(b) and Section 2.20(e), the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment of Non-Excluded Taxes is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of Non-Excluded Taxes, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Non-Excluded Taxes been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above, except to the extent that any change in any applicable law, treaty or governmental rule, regulation, or order, or any change in the interpretation, administration or application thereof, after the Closing Date (in the case of any Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the Closing Date or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender. Notwithstanding the above, Company shall not be required to pay any additional amount to any Agent or any Lender under clause (iii) above as a result of U.S. federal withholding Taxes imposed by FATCA.

(c) Other Taxes. Without limiting the provisions of Section 2.20(b), the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document (such Taxes, “Other Taxes”).

(d) Tax Indemnifications.

(i) Each of the Credit Parties shall, and does hereby, jointly and severally indemnify Administrative Agent and each Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20(d)(i)) payable or paid by such Administrative Agent or Lender or required to be withheld or deducted from a payment to such Administrative Agent or Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) any Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Credit Parties to do so) and (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(f) relating to the maintenance of a Participant Register, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Credit Document against any amount due to Administrative Agent under this Section 2.20(d)(ii).

(e) Evidence of Exemption From Tax. To the extent it is legally entitled to do so, each Non-US Lender and any Non-US Agent shall deliver to Administrative Agent and Company, on or prior to the Closing Date (in the case of each Agent and Lender), on or prior to the date a successor Non-US Agent becomes a party under any of the Credit Documents (in the case of a successor Non-US Agent) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (including therewith any withholding certificates and withholding statements required under applicable Treasury Regulations) (or any successor forms), properly completed and duly executed by such Agent or Lender, and such other documentation required under the Internal Revenue Code and the applicable Treasury Regulations and reasonably requested by Company to establish that such Agent or Lender is not subject to deduction or withholding or is subject to a reduced rate of deduction or withholding of United States federal income tax with respect to any payments to such Agent or Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) in the case of a Lender claiming the benefits of the exemption for portfolio interest, if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a U.S. Tax Compliance Certificate together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and the applicable Treasury Regulations and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of Tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Non-US Agent and Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(e) hereby agrees, from time to time after the initial delivery by such Agent or Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect and to the extent such Agent or Lender is legally entitled to do so, that such Agent or Lender shall promptly deliver to Administrative Agent and Company two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (including therewith any withholding certificates and withholding statements required under applicable Treasury Regulations), or a U.S. Tax Compliance Certificate and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Agent or Lender, and such other documentation required under the Internal Revenue Code and the applicable Treasury Regulations and reasonably requested by Company to confirm or establish that such Agent or Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Agent or Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Each Lender that is organized under the laws of the United States or any State or political subdivision thereof and that is not an “exempt recipient” (as defined in Treasury Regulations section 1.6049-4(c))

with respect to which no backup withholding is required shall, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), to the extent such Lender is legally entitled to do so, provide Administrative Agent and Company with two original copies of Internal Revenue Service Form W-9 (certifying that such Person is entitled to an exemption from United States backup withholding tax) or any successor form, and each such Lender shall thereafter provide Administrative Agent and Company with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law. Company shall not be required to pay any additional amount to any Non-US Agent or Lender under Section 2.20(b)(iii) if such Agent or Lender shall have failed to comply with this Section 2.20(e); provided, if such Agent or Lender shall have satisfied the requirements of the first sentence or third sentence, as applicable, of this Section 2.20(e) on the Closing Date or on or prior to the date a successor Non-US Agent becomes a party under any of the Credit Documents (in the case of a successor Non-US Agent) or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this sentence of this Section 2.20(e) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.20(b)(iii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Agent or Lender is no longer legally entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein; provided, further, nothing in this sentence of this Section 2.20(e) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.20(b)(iii) in the event that, in any Non-US Agent’s or Lender’s reasonable judgment, such completion, execution or submission of such documentation (other than such documentation set forth in the first sentence or third sentence of this Section 2.20(e)) would subject such Agent or Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Agent or Lender.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Lender or Agent shall become aware that it is entitled to receive a refund in respect of Taxes paid by Company or as to which it has received additional amounts under Section 2.20(b)(iii), it shall promptly notify Company of the availability of such refund and shall, within ninety days after receipt of a request by Company, apply for such refund at Company’s expense. If any Lender or Agent actually receives a refund in respect of any Taxes paid by Company for which it has been indemnified or as to which it has received additional amounts under Section 2.20(b)(iii), it shall promptly notify Company of such refund and shall, within ninety (90) days after receipt of a request by Company (or promptly upon receipt, if Company has requested application for such refund pursuant hereto), repay such refund to Company (to the extent of indemnity payments made or additional amounts that have been paid by Company under Section 2.20(b)(iii) with respect to such refund plus interest that is received from the relevant Governmental Authority by such Lender or Agent as part of the refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or Agent and without additional interest thereon; provided that Company, upon the request of such Lender or Agent, agrees to return such refund to such Lender or Agent (plus penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required to repay such refund. Notwithstanding anything to the contrary in this subsection, in no event will Administrative Agent or any Lender be required to pay any amount to Company pursuant to this subsection the payment of which would place Administrative Agent or such Lender in a less favorable net after-Tax position than such Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing contained in this Section 2.20(f) shall require any Lender or Agent to make available any of its tax returns (or any other information relating to its taxes that it deems to be confidential).

(g) FATCA. If a payment made to a Lender or Agent under any Credit Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or Agent shall deliver to Company and to Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank.

2.21 Obligation to Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may in good faith deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22 Defaulting Lenders. (a) Defaulting Lender Adjustments. Anything contained herein to the contrary notwithstanding, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as Company may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Company, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, Issuing Banks or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Company as a result of any judgment of a court of competent jurisdiction obtained by Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of

Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which such Lender is a Defaulting Lender (and Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which such Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(2) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Company shall have otherwise notified Administrative Agent at such time, Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b) Defaulting Lender Cure. If Company, Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.22(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) [Reserved]

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or any Issuing Bank (with a copy to Administrative Agent) Company shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of each Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and each Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Company will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (y) the determination by Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that subject to the other provisions of this Section 2.22, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by Company, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(e) Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Permitted Hedge Agreement or Permitted Cash Management Agreement entered into while such Lender was a Defaulting Lender.

2.23 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18 (other than Section 2.18(c)), 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender, pursuant to Section 2.22(b), within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained, but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained (a “Proposed Modification”); then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign all or any part of its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; (4) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in reduction in such compensation or payments thereafter; (5) Administrative Agent shall have been paid the assignment fee (if any) specified in Section 10.6; and (6) such assignment does not conflict with applicable laws; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled, fully Cash Collateralized or supported by a “back-to-back” Letter of Credit reasonably satisfactory to such Terminated Lender. In connection with any such replacement, if the replaced Lender does not execute and deliver to Administrative Agent a duly completed Assignment Agreement reflecting such replacement within a period of time deemed reasonable by Administrative Agent, then such replaced Lender shall be deemed to have executed and delivered such Assignment Agreement. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Company to require such assignment and delegation cease to apply.

2.24 Incremental Facilities.

(a) Company may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (such increase, the “Additional Revolving Commitments”) and/or (B) prior to the Term Loan Maturity Date the establishment of one or more new term loan commitments (the “Additional Term Loan Commitments”), in an amount, with respect to clauses (A) and (B) collectively, not in excess of Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between Maximum Incremental Facilities Amount and all such Additional Term Loan Commitments and Additional Revolving Commitments obtained prior to such date), and integral multiples of $10,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Company proposes that the Additional Term Loan Commitments or Additional Revolving Commitments, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, an “Additional Term Loan Lender” or “Additional Revolving Lender”, as applicable) to whom Company proposes any portion of such Additional Term Loan Commitments or Additional Revolving Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Additional Term Loan Commitments or Additional Revolving Commitments, as applicable, may elect or decline, in its sole discretion, to provide such commitment. Such Additional Term Loan Commitments or Additional Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Additional Term Loan Commitments or Additional Revolving Commitments, as applicable; (2) both before and after giving effect to the making of any Additional Revolving Loan or Series of Additional Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) with respect to any request for Additional Term Loan Commitments or Additional Revolving Commitments, as applicable, Company and its Restricted Subsidiaries shall be in compliance with the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter (after giving effect to all Additional Term Loan Commitments and Additional Revolving Commitments requested at such time); (4) the Additional Term Loan Commitments or Additional Revolving Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the relevant Additional Term Loan Lender and/or Additional Revolving Lender, each Credit Party and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Sections 2.20(e) and (g); (5) Company shall make any payments required pursuant to Section 2.18(c) in connection with the Additional Term Loan Commitments or Additional Revolving Commitments, as applicable; and (6) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any Additional Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of Additional Term Loans, for all purposes of this Agreement.

(b) On any Increased Amount Date on which any Additional Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Additional Term Loan Lender of any Series shall make a Loan to Company (an “Additional Term Loan”) in an amount equal to its Additional Term Loan Commitment of such Series, and (ii) each Additional Term Loan Lender of any Series shall become a Lender hereunder with respect to the Additional Term Loan Commitment of such Series and the Additional Term Loans of such Series made pursuant thereto.

(c) On any Increased Amount Date on which Additional Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders shall assign to each of the Additional Revolving Lenders, and each of the Additional Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and Additional Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Additional Revolving Commitments to the Revolving Commitments, (ii) each Additional Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (an “Additional Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each Additional Revolving Lender shall become a Lender with respect to the Additional Revolving Commitment and all matters relating thereto.

(d) Administrative Agent shall notify Lenders promptly upon receipt of Company’s notice of each Increased Amount Date and in respect thereof (i) the Additional Revolving Commitments and Additional Revolving Lenders, the Series of Additional Term Loan Commitments and the Additional Term Loan Lenders of such Series, as applicable, and (ii) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.24.

(e) The terms and provisions of the Additional Term Loans and Additional Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, substantially consistent with the Term Loans and Term Loan Commitments. In any event (i) the Weighted Average Life to Maturity of all Additional Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of Term Loans, (ii) the applicable Additional Term Loan Maturity Date of each Series shall be no shorter than the Latest Maturity Date of the Term Loans (as determined on the date of incurrence of such Additional Term Loans) and (iii) the rate of interest applicable to the Additional Term Loans of each Series shall be determined by Company and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided that the interest rate margin (which shall be deemed to include all upfront fees or original issue discount (“OID”) (other than customary underwriting or arranger fees, and with respect to OID and upfront fees, determined based on an assumed four year life to maturity) or interest rate “floors” payable to all Additional Term Loan Lenders) in respect of any Additional Term Loan shall be the same as that applicable to the Term Loans, except that the interest rate margin (determined as above) in respect of any Additional Term Loan may exceed the interest rate margin (determined as above) for the Term Loans, respectively, by no more than 50 basis points, or if it does so exceed, such interest rate margin (determined as above) of the Term Loans shall be increased so that the interest rate margin (determined as above) in respect of such Additional Term Loans, is no more than 50 basis points higher than the interest rate margin (determined as above) of the Term Loans. The terms and provisions of the Additional Revolving Commitments and Additional Revolving Loans shall be the same (except for fees) with the Revolving Commitments and Revolving Loans, except as otherwise set forth herein or in the Joinder Agreement (it being acknowledged that Additional Revolving Commitments may be documented as an increase of the Revolving Commitments or as a separate Class of revolving commitments). Each Joinder Agreement may, without consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provision of this Section 2.24.

2.25 Extension Option.

(a) Notwithstanding anything to the contrary set forth in this Agreement (including without limitation, Sections 2.5 and 10.5 (which provisions shall not be applicable to this Section 2.25 except as expressly provided below in this Section 2.25) or any other Credit Document, Company may at any time and from time to time request that the scheduled final maturity date of all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be extended (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.25. In order to establish any Extended Term Loans, Company shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be extended except (i) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class, (ii)(A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment (as defined below) and (iii) the voluntary and mandatory prepayment rights of the Extended Term Loans shall be subject to the provisions set forth in Section 2.13 and Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans made pursuant to any Term Loan Extension Request shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended.

(b) Company may at any time and from time to time request that the termination date of all or a portion of the Revolving Commitments, each existing at the time of such request (each, an “Existing Revolving Commitment”) and any related revolving loans thereunder, “Existing Revolving Loans”) be extended and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Future Extended Revolving Commitments” and any related Loans, “Future Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.25. In order to establish any Future Extended Revolving Commitments, Company shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Commitments) (a “Revolving Commitment Extension Request”) setting forth the proposed terms of the Future Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Commitments from which they are to be extended (the “Specified Existing Revolving Commitment”) except (x) all or any of the final maturity dates of such Future Extended Revolving Loans and or all or any of the termination dates of such Future Extended Revolving Commitments may be delayed to later dates than the final termination dates of the Specified Existing Revolving Commitments and final maturity dates of the Revolving Loans related to such Specified Existing Revolving Commitments, (ii) (A) the interest margins with respect to the Future Extended Revolving Loans may be higher or lower than the interest margins for the Revolving Loans related to such Specified Existing Revolving Commitments and/or (B) additional fees may be payable to the Lenders providing such Future Extended Revolving Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (iii) the Revolving Commitment fee rate with respect to the Future Extended Revolving Commitments may be higher or lower than the Commitment Fee Rate for the Specified Existing Revolving Commitment, in each case, to the extent provided in the applicable Extension Amendment; provided that notwithstanding anything to the contrary in this Section 2.25 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, and (2) assignments and participations of Future Extended Revolving Commitments and Future Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and the Revolving Loans related to such Commitments set forth in Section 10.6. Any Future Extended Revolving Commitments made pursuant to any Revolving Commitment Extension Request shall constitute a separate Class of revolving commitments from the Specified Existing Revolving Commitments and from any other Existing Revolving Commitments (together with any other Future Extended Revolving Commitments so established on such date).

(c) Company shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments subject to such Extension Request converted into Extended Term Loans, Future Extended Revolving Commitments or Future Extended Revolving Loans shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments which it has elected to convert into Extended Term Loans, Future Extended Revolving Commitments or Future Extended Revolving Loans. In the event that the aggregate amount of Term Loans or Revolving Commitments subject to Extension Elections exceeds the amount of Extended Term Loans, Future Extended Revolving Commitments or Future Extended Revolving Loans requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to Extension Elections shall be converted to Term Loans, Future Extended Revolving Commitments or Future Extended Revolving Loans on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Commitment into a Future Extended Revolving Commitment, such Future Extended Revolving Commitment shall be treated identically to all other Existing Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Swing Line Loans under Section 2.3 and Letters of Credit under Section 2.4, except that the applicable Extension Amendment may provide that the Swing Line Lender’s Revolving Commitment may be extended and/or the expiration of the Letter of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d) Extended Term Loans, Future Extended Revolving Commitments, and Future Extended Revolving Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (and notwithstanding anything to contrary set forth in Section 10.5, shall not require the consent of any Lender other than the Extending Lenders (and to the extent provided in the last sentence of Section 2.25(c), the Issuing Bank and Swing Line Lender) with respect to the Extended Term Loans, Future Extended Revolving Commitments and Future Extended Revolving Loans established thereby) executed by the Credit Parties, Administrative Agent and Extending Lenders. In addition to any terms and changes required or permitted by Sections 2.25(a) and (b), each Extension Amendment in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to

Section 2.12 to the existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled repayment for such existing Term Loans in the same proportion as the amount of such existing Term Loans is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment payable with respect to any Term Loan of any Lender of such existing Term Loan that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Amendment, Company shall deliver an opinion of counsel reasonably acceptable to Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents) and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Term Loans, Future Extended Revolving Commitments and Future Extended Revolving Loans provided for therein, does not conflict with or violate the terms and provisions of Section 10.5 of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Term Loan of any existing Term Loan or Revolving Commitments of any Class of existing Revolving Commitments are converted to extend the related scheduled maturity date(s) in accordance with paragraphs (a) or (b) above (an “Extension Date”), (i) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), (ii) in the case of the specified Existing Revolving Commitments of each Extending Lender, the aggregate principal amount of such specified Existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Future Extended Revolving Commitments so converted by such Lender on such date, and such Future Extended Revolving Commitments shall be established as a separate Class of Revolving Commitments from the Specified Existing Revolving Commitments and from any other Existing Revolving Commitments (together with any other Future Extended Revolving Commitments so established on such date) and (iii) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Commitments, such Loans (and any related participations) shall be deemed to be allocated as Future Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Commitments to Future Extended Revolving Commitments.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received a counterpart of each Credit Document originally executed and delivered by Holding, Company and each of its Guarantor Subsidiaries, as applicable.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document of Holding, Company and each Guarantor Subsidiary, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of Holding, Company and each Guarantor Subsidiary approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of Holding, Company and each Guarantor Subsidiary, each dated a recent date prior to the Closing Date.

(c) Closing Date Senior Notes. Holding shall have received at least $300,000,000 in gross proceeds from the Closing Date Senior Notes and such Net Cash Proceeds of such Closing Date Senior Notes shall be, or have been, contributed to Company as a cash capital contribution or as a loan made to Company by Holding.

(d) Existing Indebtedness. On the Closing Date, Company and its Restricted Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit under Existing Indebtedness, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Company and its Restricted Subsidiaries thereunder being repaid on the Closing Date or otherwise made arrangements reasonably satisfactory to Administrative Agent with respect thereto, and (iv) made arrangements reasonably satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the deemed issuance of such letters of credit as Letters of Credit under Section 2.4(i) or the issuance of Letters of Credit to support the obligations of Company and its Subsidiaries with respect thereto.

(e) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall, except to the extent required to be delivered after the Closing Date pursuant to Section 5.13, have received:

(i) evidence satisfactory to Collateral Agent of the compliance by Holding with the Holding Pledge Agreement and by Company or each Guarantor Subsidiary of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and/or deliver UCC financing statements, originals of securities, instruments and chattel paper);

(ii) (A) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of the UCC filing offices in the jurisdictions specified by Company, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) evidence that Company or each Guarantor Subsidiary shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b) including, without limitation, the Intercompany Master Note) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create or perfect a First Priority Lien on the personal property Collateral, in each case except for matters contemplated in Section 5.13.

(f) Financial Statements; Projections. Administrative Agent shall have received from Holding and Company (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Company as at December 31, 2011, and reflecting the consummation of the Transactions which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent, and (iii) the Projections.

(g) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(h) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Milbank, Tweed, Hadley & McCloy LLP, counsel for Credit Parties and (ii) Timothy Simpson as general counsel to Company, in the form of Exhibits D-1 and D-2, respectively, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(i) Fees. Company shall have paid to Lead Arrangers, Administrative Agent, Syndication Agents and Lenders, all fees and expenses payable on the Closing Date.

(j) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Holding dated the Closing Date and addressed to Administrative Agent and Lenders, and in the form of Exhibit G-2 hereto demonstrating that after giving effect to the Refinancing, and the borrowings under this Agreement, Holding and its Subsidiaries on a consolidated basis are Solvent.

(k) Credit Rating. The credit facilities provided for under this Agreement shall have been assigned a credit rating by each of S&P and Moody’s.

(l) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority, singly or in the aggregate, that seeks to prohibit the Transactions, the financing thereof or any of the other transactions contemplated by the Credit Documents or that has had or could reasonably be expected to have a Material Adverse Effect.

(m) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. Except with respect to matters contemplated in Section 5.13, the Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Pledge and Security Agreement and Holding Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note pledged pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Collateral Agent) by the pledgor thereof.

(n) Flood Insurance. Administrative Agent shall have received (i) a certificate of insurance evidencing a policy of flood insurance that (A) covers each Flood Hazard Property, (B) is written in an amount and in form and substance reasonably satisfactory to Administrative Agent, and (C) has a term ending no later than the maturity of the Indebtedness secured by such Mortgage, and (ii) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Closing Date Material Real Estate Asset (together with a notice about special flood hazard area status and flood disaster assistance duly executed by Company or the applicable Guarantor in the event the Closing Date Material Real Estate Asset is a Flood Hazard Property).

(o) Patriot Act. Administrative Agent shall have received all documentation and other information about the Credit Parties at least five (5) Business Days prior to the Closing Date as shall have been requested by Administrative Agent (either on its behalf or on behalf of any Lender) that Administrative Agent or any Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date (except as may otherwise be agreed to by the Additional Term Loan Lenders or Additional Revolving Lenders with respect to the incurrence of Additional Term Loan Commitments and Additional Revolving Commitments, as applicable), or any Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, Company represents and warrants to each Lender and each Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

4.1 Organization; Requisite Power and Authority; Qualification. Each of Holding, Company and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents, if any, to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Subsidiaries; Capital Stock and Ownership. The Subsidiaries listed on Schedule 4.2 constitute all the Subsidiaries of Company at the date hereof. Schedule 4.2 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Credit Party. The Capital Stock of each of Company and its Subsidiaries the shares of which are pledged under the Pledge and Security Agreement has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which, Company or any of its Restricted Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Restricted Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Restricted Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Restricted Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Restricted Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holding, Company and each of its Restricted Subsidiaries in their respective Subsidiaries as of the Closing Date. Each Domestic Subsidiary of Company which is not identified on Schedule 1.1(b)-1, Schedule 1.1(b)-2 or Schedule 4.22 is a Guarantor as of the Closing Date.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holding, Company or any of its Restricted Subsidiaries, any of the Organizational Documents of Holding, Company or any of its Restricted Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holding, Company or any of its Restricted Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holding, Company or any of its Restricted Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holding, Company or any of its Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or material consent of any Person under any material Contractual Obligation of Holding, Company or any of its Restricted Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to Administrative Agent, except in each case, (other than with respect to Organizational Documents of Holding and Company) non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Consents. Each of Holding, Company and its Restricted Subsidiaries is in compliance with (a) and has obtained each Governmental Authorization applicable to it in respect of this Agreement and the other Credit Documents, the conduct of its business and the ownership of its property, each of which (i) is in full force and effect, (ii) is sufficient for its purpose without any material restraint or adverse condition and (iii) is not subject to any waiting period, further action on the part of any Governmental Authority or other Person, or stay or injunction, (b) all applicable laws relating to its business and (c) each indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound that is material to the conduct of its business, except in each such case for noncompliances which, and Governmental Authorizations the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Closing Date, none of Holding, Company or any of Company’s Restricted Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, assets, liabilities or financial condition of Holding, Company and its Restricted Subsidiaries taken as a whole.

4.8 Projections. On and as of the Closing Date, the projections of Holding and its Restricted Subsidiaries for the period Fiscal Year 2012 through and including Fiscal Year 2017 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holding believed by management to have been reasonable at the time made; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9 No Material Adverse Change. Since December 31, 2011, no event, circumstance or change has occurred that has caused a Material Adverse Effect.

4.10 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Restricted Subsidiaries (a) is in violation of any applicable laws

(including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 Payment of Taxes.

Except as otherwise permitted under Section 5.3 and except as would not reasonably be expected to have a Material Adverse Effect, all tax returns and reports of Holding and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holding and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holding knows of no material tax assessment that has been proposed in writing against Holding or any of its Restricted Subsidiaries as of the Closing Date which is not being actively contested by Holding or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12 Properties

(a) Title. Each of Company and its Restricted Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leased personal property), and (iii) good title to or rights in (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of Company or any of its Guarantor Subsidiaries, regardless of whether Company or such Guarantor Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

(c) As of the Closing Date, the only fee-owned Real Estate Asset having a fair market value in excess of $10,000,000 as of the date of the acquisition thereof owned by any Guarantor is 2122 South Yukon Ave. Tulsa, OK (the “Closing Date Material Real Estate Asset”).

4.13 Environmental Matters. Neither Company nor any of its Restricted Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Release or threatened Release of Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, except, with respect to matters that either have been fully resolved or matters that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. To Company’s and its Restricted Subsidiaries’ knowledge, there are and have been, no conditions or occurrences, including any Release, threatened Release, use, generation, storage, treatment, transportation, processing, disposal, removal or remediation of Hazardous Materials, which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holding nor any Restricted Subsidiary has been issued or required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its currently owned or operated Facilities, pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. and its implementing regulations (“RCRA”), or any equivalent State law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA, except in either case to the extent that such Facilities’ obligations pursuant to RCRA, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Compliance with all current requirements of Environmental Law or, to Company’s and its Restricted Subsidiaries’ knowledge reasonably likely future requirements arising from (i) existing environmental regulations or (ii) environmental regulations that have been formally proposed but have not been finalized could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 No Defaults. Neither Company nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15 Governmental Regulation. Neither Company nor any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.16 Margin Stock. Neither Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation U or X of said Board of Governors.

4.17 Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike, slowdown, labor dispute, lockout, work stoppage or other work disruption is in existence or threatened involving Company or any of its Subsidiaries, (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, (d) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, (e) neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices and (f) Company and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the payment of wages to employees in accordance with the Fair Labor Standards Act and similar laws and rules, and the appropriate classification of persons as employees or contractors in accordance with applicable law.

4.18 Employee Benefit Plans.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) Company and each of its Subsidiaries (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all provisions and requirements of ERISA and the Internal Revenue Code and other applicable federal and state laws and the regulations and published interpretations thereunder, applicable to such entities, with respect to each Employee Benefit Plan and Pension Plan and have performed all their obligations under each Employee Benefit Plan and Pension Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently pending before the Internal Revenue Service and, to the knowledge of Company, nothing has occurred subsequent to the issuance of the determination letter which would cause such Employee Benefit Plan or Pension Plan to lose its qualified status, (iii) no liability to the PBGC

(other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan and Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred and neither Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (v) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holding, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, (vi) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, none of Holding, its Subsidiaries or their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA.

(b) There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.19 Solvency. The Credit Parties and their Subsidiaries on a consolidated basis, are Solvent on the Closing Date.

4.20 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains, when taken as a whole with other representations, warranties, documents, certificates and statements, any untrue statement of a material fact or omits to state a material fact (known to the Credit Parties, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

4.21 Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.22 Unrestricted Subsidiaries. All Unrestricted Subsidiaries designated as such on the Closing Date are identified on Schedule 4.22.

4.23 OFAC. No Credit Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, by any Credit Party to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or, to the knowledge of any Credit Party, to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Administrative Agent, Issuing Bank or the Swing Line Lender) of Sanctions, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5. AFFIRMATIVE COVENANTS

Each of Company and each Guarantor Subsidiary covenants and agrees that until the Termination Date each of Company and each Guarantor Subsidiary shall perform, and shall cause each of its Restricted Subsidiaries (and, to the extent expressly required pursuant to this Section 5, its Unrestricted Subsidiaries) to perform, all covenants in this Section.

5.1 Financial Statements and Other Reports. Company will deliver to Administrative Agent and Lenders (which delivery to Lenders may be satisfied by the posting of relevant documents to Intralinks or other similar service reasonably satisfactory to Administrative Agent):

(a) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing in respect of the first Fiscal Quarter of 2012), the unaudited consolidated balance sheets of Company and its Restricted Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Company and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (in each case, without footnotes) setting forth in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year all in reasonable detail, together with a copy of Holding’s Form 10-Q for such period;

(b) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Company and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of Company and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case, in comparative form the corresponding figures for the previous Fiscal Year in reasonable detail; and (ii) a copy of Holding’s Form 10-K for such Fiscal Year, which shall include the audited consolidated balance sheets of Holding as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of Holding for such Fiscal Year, setting forth in each case, the corresponding figures for the previous Fiscal Year in reasonable detail, and a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company or Holding, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit) with a written statement by the independent certified public accountants stating that in connection with their audit of Holding, nothing came to their attention that caused them to believe that Company failed to comply with the terms and provisions of Section 6.7, insofar as they relate to accounting matters, or, if such a failure to comply has come to their attention, specifying the nature and, if readily discernable from the information gathered during the audit, period of existence thereof (it being understood that their audit is not directed primarily toward obtaining knowledge of non-compliance and that such accountants shall not be liable by reason of any failure to obtain knowledge of any such non-compliance that would not be disclosed in the course of their audit);

(c) Compliance Certificate and Other Information. (i) Together with each delivery of financial statements of Holding or Company pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(ii) Together with the delivery of each Compliance Certificate pursuant to clause (i) above, (A) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.14(a), 2.14(b) or 2.14(c), and (B) a list of each Subsidiary that identifies such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holding delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statement after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(e) Notice of Default. Promptly upon any Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Authorized Officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other non-privileged information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon Administrative Agent’s request, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) such other documents or governmental reports or filings relating to any Employee Benefit Plan or Pension Plan as Administrative Agent shall reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year after the Closing Date, the following projections (the “Financial Plan”) a consolidated plan and financial forecast consisting of (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Restricted Subsidiaries for the then current Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) a forecasted consolidated statement of income of Company and its Restricted Subsidiaries for each quarter of such Fiscal Year, and (iii) forecasted consolidated annual statements of income and cash flows of Company and its Restricted Subsidiaries for each Fiscal Year (or portion thereof) after the current Fiscal Year through the Latest Maturity Date of the Loans (as in effect on the first day of such Fiscal Year), which information shall be accompanied by a certificate from the chief financial officer of Company certifying that the projections contained therein are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made; and

(i) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holding to its security holders acting in such capacity or by any Restricted

Subsidiary of Holding to its security holders other than Holding or another Subsidiary of Holding (other than Project specific information delivered to holders of Limited Recourse Debt or other Project participants), (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or similar forms) and prospectuses, if any, filed by Holding or any of its Subsidiaries (other than Project specific information) with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holding or any of its Subsidiaries to the public concerning material developments in the business of Holding or any of its Subsidiaries, and (B) promptly upon request, such other non-privileged information regarding the operations, business affairs and financial condition of Holding, Company or any Restricted Subsidiary of Company or for compliance with the terms of any Credit Document, as from time to time may be reasonably requested by Administrative Agent (on behalf of any Lender).

(j) Certification of Public Information. Company hereby acknowledges that (a) Administrative Agent and its Affiliates may, but shall not be obligated to (except to the extent expressly provided in this Agreement and the other Credit Documents and subject to the confidentiality provisions of the Credit Documents) make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Company hereunder (collectively, “Company Materials”) by posting Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal or state securities laws) with respect to Holding, Company or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Company hereby agrees that so long as Company or Holding is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” Company shall be deemed to have authorized Administrative Agent and its Affiliates, the Issuing Banks and the Lenders to treat such Company Materials as not containing any material non-public information with respect to Company or its securities for purposes of United States federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and its Affiliates shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding anything to the contrary in this Section 5.1, (i) none of Company or any of its Restricted Subsidiaries will be required to make any disclosure to Administrative Agent, Issuing Banks or any Lender that (a) is prohibited by law or any bona fide confidentiality agreement in favor of a Person (other than Company or any of its Subsidiaries or Affiliates) (the prohibition contained in which was not entered into in contemplation of this provision), (b) is subject to attorney-client or similar privilege or constitutes attorney work product or (c) in the case of Section 5.1(i)(B) only, creates an unreasonably excessive expense or burden on Company or any of its Restricted Subsidiaries to produce or otherwise disclose and (ii) filing with the Securities and Exchange Commission the financial statements of Holding required by Sections 5.1(a) and (b) and the other information required by Section 5.1(i)(A) shall satisfy the delivery requirements of Sections 5.1(a), (b) and (i).

5.2 Existence. Except as otherwise permitted under Section 6.8, each of Holding, Company and its Restricted Subsidiaries will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, neither Company nor any Subsidiary of Company shall be required to preserve (a) any such existence of any Subsidiary of Company if such Persons board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (b) any such rights franchises, licenses or permits except to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Restricted Subsidiaries to pay all income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien (other than a Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto except, in each case, where such Tax or claim is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, or where the failure to make such payment could not reasonably be expected to have a Material Adverse Effect. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holding or any of its Restricted Subsidiaries).

5.4 Maintenance of Properties and Assets. Each of Company and its Restricted Subsidiaries will, and will cause each of their Restricted Subsidiaries to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except that Company and its Subsidiaries shall not be required to perform the foregoing obligations (i) with respect to Subsidiaries or assets to which Persons other than Company and its Restricted Subsidiaries have recourse under Limited Recourse Debt owed to such Persons where the amount of such Limited Recourse Debt exceeds the fair market value of such property and (ii) to the extent that failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each of Company and its Restricted Subsidiaries will preserve or renew all of its registered patents, trademarks, trade names, domain names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.5 Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons except, in the case of Projects owned by Foreign Subsidiaries, to the extent not commercially available at a reasonable cost. Each such policy of insurance (other than business interruption insurance) shall with respect to Company and each Guarantor Subsidiary (i) in the case of liability insurance name Collateral Agent, for the benefit of the Secured Parties as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a customary loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties as the loss payee thereunder, and (iii) provides that if any of the described policies are cancelled before the expiration date thereof, notice will be delivered to the Collateral Agent in accordance with the policy provisions.

5.6 Inspections. Each of Company and its Restricted Subsidiaries will, and will cause each of their Restricted Subsidiaries to permit any authorized representatives designated by (i) Administrative Agent (prior to an Event of Default at Administrative Agent’s expense to the extent Administrative Agent visits more than once per year) or (ii) any Lender coordinated through Administrative Agent (at such Lender’s expense) to visit and inspect any of the properties of any of Company and its Restricted Subsidiaries and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present and participate in any such discussion), in each case all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and, with respect to any Lender, provided that it coordinates its efforts with Administrative Agent and so long as no Event of Default has occurred and is continuing, such visit by such Lender shall be limited to once per year.

5.7 Lenders Meetings. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held telephonically or at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be reasonably agreed to by Company and Administrative Agent.

5.8 Compliance with Laws. Each Credit Party will comply, and shall use all reasonable efforts to cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Environmental

(a) Hazardous Materials Activities, Etc. Each of Company and its Restricted Subsidiaries shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against Company or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Environmental Disclosure. Company will deliver to Administrative Agent on behalf of each Lender:

(i) Promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release that individually could reasonably be expected to require a Remedial Action or give rise to Environmental Claims resulting in Company or its Restricted Subsidiaries incurring liability or expenses in excess of $5,000,000 or that Company has determined could, in aggregate with all other Releases, reasonably be expected to result in a Material Adverse Effect, (2) any Remedial Action taken by Company, its Restricted Subsidiaries or any other Person in response to any Release or threatened Release of Hazardous Materials that individually could reasonably be expected to result in liability of Company or its Restricted Subsidiaries in excess of $5,000,000 or that Company has determined could, in aggregate with all other Remedial Actions, reasonably be expected to result in a Material Adverse Effect, (3) any Environmental Claim (including any request for information by a Governmental Authority) that individually could reasonably be expected to result in liability of Company or its Restricted Subsidiaries in excess of $5,000,000 or that Company has determined could, in aggregate with all other Environmental Claims, reasonably be expected to result in a Material Adverse Effect, (4) Company’s or its Restricted Subsidiaries’ discovery of any occurrence or condition at any Facility, or on any real property adjoining or in the vicinity of any Facility, that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, (5) any proposed acquisition of stock, assets, or property by Company or any of its Restricted Subsidiaries that could reasonably be expected to expose Company or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (6) any proposed action to be taken by Company or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Restricted Subsidiaries to any additional obligations or requirements under Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company (other than a Development Subsidiary, an Excluded Subsidiary, an Exempt Subsidiary or an Unrestricted Subsidiary) or any Domestic Subsidiary of Company ceases to be a Development Subsidiary, an Excluded Subsidiary, an Exempt Subsidiary or an Unrestricted Subsidiary, then in each case, Company shall, within 45 days (or such longer period as may be agreed by Administrative Agent) of such (a) cause such Domestic Subsidiary to become a

Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all reasonable and customary actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(e), 3.1(h) and 3.1(m) (provided that in no event shall any opinions of local counsel be required). In the event that any Person becomes a Foreign Subsidiary of Company (other than an Unrestricted Subsidiary), and the ownership interests of such Foreign Subsidiary are directly owned by Company or by any Domestic Subsidiary thereof (other than a Non-Guarantor Subsidiary), Company shall or shall cause such Domestic Subsidiary to, deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all reasonable and customary actions referred to in Section 3.1(e) and 3.1(o) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedule 4.1 and Schedule 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and Schedule 4.2 for all purposes hereof. Any Person that becomes a Subsidiary of Company or any Subsidiary thereof and becomes a party to the Intercompany Master Note shall execute and deliver its counterpart signature page to the Intercompany Subordination Agreement. Notwithstanding the foregoing, no Guarantor shall be required to pledge any Excluded Asset.

5.11 Additional Material Real Estate Assets. In the event that Company or any Guarantor Subsidiary acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then Company or such Guarantor Subsidiary, within forty-five (45) days (or such longer period as may be agreed by Administrative Agent) after acquiring such Material Real Estate Asset, shall take reasonable and customary actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions, flood insurance and certificates that are required by Section 3.1(n) and Section 5.13(a) with respect to each such Material Real Estate Asset to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, First Priority Lien in such Material Real Estate Assets (subject to any Permitted Liens). In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a lien.

5.12 Further Assurances. At any time or from time to time at the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things, as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents that do not involve material expansion of any Credit Party’s obligations or duties under the Credit Documents from those originally mutually intended or contemplated. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (subject to limitations contained in the Credit Documents); provided that, no Guarantor shall be required to pledge any Excluded Asset.

5.13 Post-Closing Matters.

(a) No later than ninety (90) days after the Closing Date (or such longer period as may be agreed by Administrative Agent), Collateral Agent shall have received from the applicable Guarantor:

(i) a fully executed and notarized Mortgage (together with UCC-1 fixture filings if requested by Administrative Agent), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the Closing Date Material Real Estate Asset, which Mortgage shall effectively create in favor of Collateral Agent for the benefit of the Secured Parties, a first-priority mortgage Lien on the Closing Date Material Real Estate Asset, subject only to Permitted Liens;

(ii) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent (a “Title Company”) with respect to the Closing Date Material Real Estate Asset (a “Title Policy”), in amounts not less than the fair market value of the Closing Date Material Real Estate Asset, in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for the Closing Date Material Real Estate Asset in the appropriate real estate records;

(iii) with respect to the Mortgage, opinions, addressed to Administrative Agent, Collateral Agent and the other Secured Parties of (A) outside counsel or in-house counsel (consistent with those required by Section 3.1(h)), as to the due authorization, execution and delivery of the Mortgage by Company or any Guarantor, as applicable, and (B) local counsel in each jurisdiction the Closing Date Material Real Estate Asset is located as to other customary opinions relating to the Mortgage;

(iv) with respect to the Closing Date Material Real Estate Asset, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the Title Policies contemplated above; and

(v) to the extent in the possession of Company or the applicable Guarantor, an ALTA survey for the Closing Date Material Real Estate Asset, together with an affidavit of no change in favor of the Title Company.

(b) Holding and Company shall, and shall cause each of its Restricted Subsidiaries to, satisfy the requirements set forth on Schedule 5.13 on or before the date specified for such requirement or such later date to be determined by Administrative Agent.

5.14 Designation of Subsidiaries. Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) immediately after giving effect to such designation, Company and the Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a Pro Forma Basis, (iii) with respect to any Subsidiary to be designated as an Unrestricted Subsidiary, such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary except any acquisition vehicle formed for the purpose of making acquisitions and initially designated as an Unrestricted Subsidiary.

SECTION 6. NEGATIVE COVENANTS

Each of Company and Guarantor Subsidiaries covenants and agrees that, until the Termination Date, Company and its Guarantor Subsidiaries shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) (i) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, all such Indebtedness shall be evidenced by the Intercompany Master Note; and (ii) Indebtedness of Company or any Guarantor Subsidiary to any Restricted Subsidiary; provided, all such Indebtedness shall be evidenced by the Intercompany Master Note;

(c) Indebtedness of any Restricted Subsidiary of Company (other than any Guarantor Subsidiary) to Company or any Guarantor Subsidiary so long as the proceeds of such Indebtedness are applied (i) to current requirements in respect of working capital, maintenance capital expenditures, operation or payroll in the ordinary course of business of such Subsidiary incurring such Indebtedness or (ii) to make lease payments of such Subsidiary, in each case to the extent that the obligor with respect to such debt service or lease payments is required to make such payments; provided that following the occurrence of and continuance of an Event of Default (without prejudicing or impairing any of the Secured Parties’ rights, privileges, powers and remedies with respect thereto, which rights, privileges, powers and remedies are reserved in full) no such Indebtedness may be incurred to make maintenance capital expenditures other than those that, if not made, would materially compromise the ability of a Subsidiary to operate and maintain one or more of the Projects in compliance with law or good industry practice, all such Indebtedness permitted under this clause (c) shall be evidenced by the Intercompany Master Note;

(d) (i) Indebtedness of any Restricted Subsidiary of Company (other than any Guarantor Subsidiary) to Company or any other Restricted Subsidiary of Company, so long as the proceeds are used to fund capital expenditures relating to the modifications to Projects, to the extent required by applicable legal requirements; provided that (x) if and to the extent that such additional capital expenditures are estimated by Company to exceed $500,000,000 in the aggregate during the term of this Agreement, and are not otherwise reimbursable by third parties, Company shall provide such estimate to Administrative Agent for its review, and shall not incur such capital expenditures in an individual amount of more than $50,000,000 or in the aggregate in excess of $250,000,000 until Administrative Agent has had an opportunity to review and provide its comments, except to the extent failure to incur such capital expenditures would in Company’s reasonable judgment either (i) materially compromise its present ability to continue to operate and maintain one or more of its Projects in compliance with law or (ii) expose it or its Affiliates to material liability and (y) all Indebtedness under this clause (d) shall be evidenced by the Intercompany Master Note;

(ii) Permitted Subordinated Indebtedness owed to Holding or any Unrestricted Subsidiary; provided that (i) the maturity date of such Permitted Subordinated Indebtedness shall be later by at least ninety-one (91) days than the then Latest Maturity Date of the Term Loans (as determined on the date of incurrence of such Permitted Subordinated Indebtedness) and (ii) all such Indebtedness shall be evidenced by the Intercompany Master Note;

(e) Indebtedness of any Restricted Subsidiary of Company (other than any Guarantor Subsidiary) to Company or any Guarantor Subsidiary, the proceeds of which are used solely to fund Investments by such Restricted Subsidiary but only to the extent the proceeds of each such Investment are used by the Restricted Subsidiary ultimately receiving the proceeds of such Investments to make further Investments which are expressly permitted under Section 6.6(e), (f), (j), (m), (n) or (u); provided that such Indebtedness shall be evidenced by the Intercompany Master Note;

(f) Indebtedness of Foreign Subsidiaries of Company to Company or any Guarantor Subsidiary in an amount not to exceed (A) $50,000,000 in the aggregate incurred in any Fiscal Year (with any unused amounts accumulating on a cumulative basis to each subsequent Fiscal Year) or (B) $150,000,000 in the aggregate at any one time outstanding which is incurred after the Closing Date (plus the principal amount of any Indebtedness repaid by a Foreign Subsidiary to Company or any Guarantor Subsidiary after the Closing Date), provided that all such Indebtedness permitted under this clause (f) shall be evidenced by the Intercompany Master Note;

(g) Indebtedness of Foreign Subsidiaries or Domestic Subsidiaries that are not Guarantor Subsidiaries (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance any Permitted Acquisitions, in each case under clauses (i) and (ii), that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Capital Stock) and so long as both immediately prior to and after giving effect thereto, (A) no Event of Default shall have occurred and be continuing or would result therefrom, and (B) Company will be in compliance with the financial maintenance covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such Permitted Acquisition and to such Indebtedness as of the last day of the Fiscal Quarter most recently ended, (iii) for current requirements in respect of working capital, maintenance capital expenditures, operation or payroll in the ordinary course of business of such Subsidiary incurring such Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding or (iv) any Permitted Refinancing of Indebtedness referred to in clause (i) or (ii) of this Section 6.1(g);

(h) (i) Indebtedness of Company and the Guarantor Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided that in each case of clause (i) and (ii), both immediately before and after giving effect to incurrence of such Indebtedness and, with respect to clause (i), both immediately before and after the consummation of the relevant Permitted Acquisition (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) Company will be in compliance with the financial maintenance covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such Permitted Acquisition and to such Indebtedness as of the last day of the Fiscal Quarter most recently ended;

(i) (i) Limited Recourse Debt of any Restricted Subsidiary of Company so long as the proceeds of which are applied to (1) make Expansions after the Closing Date, (2) develop or construct any new Project or (3) refinance or replace the equity capitalization in connection with the development or construction of any Project achieving commercial operation after the Closing Date, in whole or in part and (ii) any Permitted Refinancing of the foregoing; provided that in each case, both immediately prior to and after giving effect thereto, (x) no Event of Default shall have occurred and be continuing or would result therefrom, and (y) Company will be in compliance with the covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such Indebtedness (to the extent included in the calculation thereof) as of the last day of the Fiscal Quarter most recently ended;

(j) Indebtedness of any Excluded Subsidiary to another Excluded Subsidiary and Indebtedness of any Foreign Subsidiary to another Foreign Subsidiary; provided that all such Indebtedness shall be evidenced by the Intercompany Master Note;

(k) Indebtedness incurred by Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with Permitted Acquisitions;

(l) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or similar obligations (including any bonds or Letters of Credit issued with respect thereto and all reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;

(m) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n) (i) Indebtedness outstanding on the date hereof and listed on Schedule 6.1 and any Permitted Refinancing thereof and (ii) Indebtedness of any Restricted Subsidiary which was previously an Unrestricted Subsidiary, to the extent outstanding on its date of redesignation as a Restricted Subsidiary in compliance with Section 5.14; provided that the recourse of the holder or obligee of such Indebtedness is limited to the assets and Capital Stock of such Restricted Subsidiary and its Subsidiaries;

(o) (i) Indebtedness of Company or its Restricted Subsidiaries with respect to Capital Leases and (ii) purchase money Indebtedness of Restricted Subsidiaries of Company (excluding any Indebtedness acquired in connection with a Permitted Acquisition) in an aggregate amount in the case of (i) and (ii) together not to exceed the greater of (x) $200,000,000 and (y) 6.0% of Total Tangible Assets at any time outstanding; provided, in each case, that any purchase money Indebtedness (A) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (B) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset; provided, further, that if changes to GAAP for Capital Leases result in operating leases being reclassified as Capital Leases, then aggregate amount of Indebtedness in the case of (i) and (ii) together shall be increased by an amount of Indebtedness in the case of (i) and(ii) together shall be increased by an amount equal to the Indebtedness resulting from such reclassification.

(p) Company and its Restricted Subsidiaries may become and remain liable with respect to their obligations to pay for services rendered by Holding to them under and in accordance with the Corporate Services Reimbursement Agreement;

(q) Company and its Restricted Subsidiaries may become and remain liable with respect to usual and customary contingent obligations incurred in connection with insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Restricted Subsidiaries with such insurers in compliance with Section 5.5;

(r) Company and its Restricted Subsidiaries may become and remain liable with respect to Performance Guaranties supporting Projects, provided that (a) the terms of any such Performance Guaranty shall be generally consistent with past practice of Company and its Restricted Subsidiaries, and (b) in no event shall any such Performance Guaranty be secured by collateral;

(s) Company may become and remain liable with respect to Indebtedness consisting solely of its obligations under Insurance Premium Financing Arrangements, which obligations shall not exceed at any time $50,000,000 in the aggregate;

(t) Company and its Restricted Subsidiaries may become and remain liable with respect to Permitted Hedge Agreements and with respect to long-term or forward purchase contracts and option contracts to buy, sell or exchange commodities and similar agreements or arrangements;

(u) Company and its Restricted Subsidiaries may become and remain liable with respect to contingent obligations incurred in exchange (or in consideration) for (i) the release of cash collateral pledged by Company or its Restricted Subsidiaries or (ii) the return and cancellation of undrawn letters of credit for which Company or its Restricted Subsidiaries are liable for reimbursement;

(v) Indebtedness of any Restricted Subsidiary of Company to Company reflecting non-cash intercompany allocations of overhead and other parent-level costs in accordance with its customary allocation practices;

(w) (i) Permitted Subordinated Indebtedness (other than to Holding or any Unrestricted Subsidiary), provided that (x) both immediately prior to and after giving effect thereto, (1) no Event of Default shall have occurred and be continuing or would result therefrom, and (2) Company will be in compliance with the covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such Indebtedness as of the last day of the Fiscal Quarter most recently ended, (y) the Weighted Average Life to Maturity of such Permitted Subordinated Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Term Loans (as determined on the date of incurrence of such Permitted Subordinated Indebtedness), and (z) the maturity date of such Permitted Subordinated Indebtedness shall be later by at least ninety-one (91) days than the Latest Maturity Date of the Term Loans (as determined on the date of incurrence of such Permitted Subordinated Indebtedness) and (ii) any Permitted Refinancing of clause (i) (so long as (x) the Weighted Average Life to Maturity of such Permitted Refinancing shall be no shorter than the Weighted Average Life to Maturity of the Term Loans (as determined on the date of incurrence of such Permitted Refinancing), and (y) the maturity date of such Permitted Refinancing shall be later by at least ninety-one (91) days than the Latest Maturity Date of the Term Loans (as determined on the date of incurrence of such Permitted Refinancing));

(x) (i) Additional unsecured Indebtedness of Company or any Guarantor Subsidiary, provided that (x) both immediately prior to and after giving effect thereto, (1) no Event of Default shall have occurred and be continuing or would result therefrom, and (2) Company will be in compliance with the covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such Indebtedness as of the last day of the Fiscal Quarter most recently ended, (y) the Weighted Average Life to Maturity of such additional Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Term Loans (as determined on the date of incurrence of such additional unsecured Indebtedness), and (z) the maturity date of such additional Indebtedness shall be later by at least ninety-one (91) days than the Latest Maturity Date of the Term Loans (as determined on the date of incurrence of such additional unsecured Indebtedness) and (ii) any Permitted Refinancing of clause (i) (so long as (x) the Weighted Average Life to Maturity of such Permitted Refinancing shall be no shorter than the Weighted Average Life to Maturity of the Term Loans (as determined on the date of incurrence of such Permitted Refinancing), and (y) the maturity date of such Permitted Refinancing shall be later by at least ninety-one (91) days than the Latest Maturity Date of the Term Loans (as determined on the date of incurrence of such Permitted Refinancing));

(y) Indebtedness of the Credit Parties so long as:

(i) the principal amount or accreted value, if applicable (in the case of any such Indebtedness consisting of term loans) or maximum commitment amount (in the case of any such Indebtedness consisting of revolving Indebtedness) of any Indebtedness incurred pursuant to this Section 6.1(y) shall not exceed the principal amount (or accreted value, if applicable) of the Term Loans so refinanced or exchanged except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, including fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or exchange;

(ii) such Indebtedness is unsecured or secured on a junior-lien basis by Collateral securing the Obligations, and if secured on a junior lien basis a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a junior-lien basis, as applicable);

(iii) such Indebtedness has a Weighted Average Life to Maturity not shorter than that for existing Term Loans (including Additional Term Loans, if any) having the Latest Maturity Date (as determined on the date of incurrence of such Indebtedness); provided that no scheduled principal payments (other than amortization payments consistent with such Indebtedness’ amortization schedule) shall be required under such Indebtedness after the Latest Maturity Date and prior to the date that is ninety-one (91) days after the Latest Maturity Date (in each case, as determined on the date of incurrence of such Indebtedness);

(iv) no Event of Default shall have occurred and be continuing or would otherwise result therefrom;

(v) the stated final maturity of any such Indebtedness is not earlier than ninety-one (91) days outside the Latest Maturity Date (as determined on the date of incurrence of such Indebtedness);

(vi) all terms and conditions (other than terms that apply after the Latest Maturity Date and with respect to interest rates (including original issue discount and upfront fees and prepayment and redemption terms)) with respect to such Indebtedness will be on terms not materially more restrictive (taken as a whole) to Company and its Restricted Subsidiaries than those with respect to the existing Term Loans; provided that (x) such Indebtedness shall not contain maintenance-based financial covenants and (y) if such Indebtedness contains incurrence-based financial covenants, such incurrence-based financial covenants (and related definitions) will be consistent with prevailing market conditions; provided, further, that a certificate of an Authorized Officer of the applicable Credit Party delivered to Administrative Agent at least five (5) Business Days (or such shorter period as Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, certifying that the applicable Credit Party has determined in good faith that the terms of such Indebtedness satisfy the requirements of this clause (vi) shall be conclusive evidence that such terms satisfy such requirements unless Administrative Agent notifies such applicable Credit Party within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(vii) no Person shall be an obligor in respect of such Indebtedness that is not a Credit Party with respect to all Loans and Commitments; and

(viii) the Net Cash Proceeds of such Indebtedness are used substantially concurrently with the incurrence of such Indebtedness to refinance the Term Loans or shall be issued in exchange for Term Loans, in each case, in full on a dollar-for-dollar basis; provided that any Term Loans that are so refinanced or exchanged shall be immediately cancelled in full;

(z) Additional Indebtedness of Company and its Restricted Subsidiaries in an amount not to exceed $200,000,000 in the aggregate at any time outstanding; and

(aa) Indebtedness of the Credit Parties pursuant to the Closing Date Senior Notes Documents and any Permitted Refinancing thereof.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.1, Company may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item.

6.2 Liens. Neither Company nor any Guarantor Subsidiary shall, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not yet due and payable or Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or 303(k) of ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) days) are being diligently contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, performance, bid, payment and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and Liens securing, or arising in connection with the establishment of, required debt service reserve funds, provided that in the case of Liens securing debt service reserve funds, completion obligations and similar accounts and obligations (other than Indebtedness) of Restricted Subsidiaries of Company to Persons other than Company and its Restricted Subsidiaries and their respective Affiliates, so long as (a) each such obligation is associated with a Project, (b) such Lien is limited to (1) assets associated with such Project (which in any event shall not include assets held by Company or any of its Restricted Subsidiaries other than a Subsidiary whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) and/or (2) the equity interests in such Subsidiary, but in the case of clause (2) only if such Subsidiary’s sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary’s assets are associated with such Project, and (c) such obligation is otherwise permitted under this Agreement;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere with the ordinary conduct of the business of Company or any of its Restricted Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Lien on Cash or Cash Equivalents to the extent used to secure principal and interest payments to the extent required pursuant to indentures otherwise permitted hereunder and funded with the proceeds of the issuance of notes thereunder;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or affect in any material respect the use, value or operations of any Material Real Estate Asset or the ordinary conduct of the business of Company or any of its Restricted Subsidiaries;

(l) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Restricted Subsidiaries in the ordinary course of business;

(m) Liens described in Schedule 6.2 or on the Title Policies;

(n) Liens arising under Capital Leases and purchase money Indebtedness permitted under Section 6.1(o); provided, in each case, any such Lien shall encumber only the asset acquired in connection with the incurrence of such Indebtedness;

(o) Liens on assets of any Restricted Subsidiary of Company and/or on the stock or other equity interests of such Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt of such Subsidiary permitted by Section 6.1(i) and Liens on assets of any Foreign Subsidiary of Company constituting equity interests in a Joint Venture to the extent such Liens secure Indebtedness of such Joint Venture in respect of a Project;

(p) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under this Agreement, so long as such Liens attach only to gross unearned premiums for the insurance policies and related rights;

(q) Liens securing Indebtedness permitted by Section 6.1(n), provided that in each case the Liens securing any refinancing Indebtedness shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced;

(r) Liens securing Indebtedness permitted by Section 6.1(g) but only to the extent such Liens are contemplated by Section 6.1(g);

(s) rights and claims of creditors of Company and its Restricted Subsidiaries to the bankruptcy reserve funds established in connection with the plan of reorganization in the bankruptcy cases of Company and its Restricted Subsidiaries that became effective on March 10, 2004 and held in a designated account and paid into such account prior to the Closing Date pursuant to such plan of reorganizations;

(t) Liens on cash collateral of Company and its Restricted Subsidiaries securing insurance deductibles or self-insurance retentions required by third party insurers in connection with (i) workers’ compensation insurance arrangements entered into by Company and its Restricted Subsidiaries with such insurers and (ii) other insurance arrangements entered into by Company and its Restricted Subsidiaries with such insurers in an amount not to exceed $20,000,000 in the aggregate;

(u) Liens securing Indebtedness permitted by Section 6.1(h) on assets acquired (or on the assets of Persons acquired) in the Permitted Acquisition financed with such Indebtedness but only if such Liens existed at the time of such acquisition and were not created in contemplation of such acquisition;

(v) Liens securing Indebtedness permitted by Section 6.1(y);

(w) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business,

(ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(x) non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions to the extent such Liens or rights of setoff secure or allow setoff against amounts owing for fees and expenses relating to the applicable deposit account;

(y) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(z) trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof; and

(aa) other Liens on assets other than the Non-Pledged Collateral securing Indebtedness in an aggregate amount not to exceed $100,000,000 at any time outstanding and other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

6.3 No Further Negative Pledges. Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of their Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to:

(a) property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an asset sale permitted hereunder,

(b) restrictions contained in leases and licenses that relate only to the property or rights leased or licensed thereunder,

(c) restrictions contained in any instrument, document or agreement to which any Person acquired by Company or a Restricted Subsidiary in a Permitted Acquisition is a party, provided that such restrictions (A) were not created in contemplation of such acquisition and (B) are not applicable to any Person, property or assets other than the Persons so acquired (and its Subsidiaries),

(d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be),

(e) restrictions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary,

(f) restrictions in agreements evidencing Indebtedness permitted by Section 6.1(g), 6.1(h), 6.1(i), 6.1(n), 6.1(o), 6.1(w), 6.1(x), 6.1(y), 6.1(z) or 6.1(aa) to the extent such restrictions are usual or customary in agreements evidencing Indebtedness of such types and do not impair the Lien granted pursuant to the Credit Documents and the provisions of Sections 5.10, 5.11 and 5.12 of this Agreement and Section 5 of the Pledge and Security Agreement and the Holding Pledge Agreement, and

(g) provisions in the principal lease, service and operating agreements pertaining to Projects or the partnership and financing agreements relating to Projects, or any extension, renewal or replacement thereof so long as in each case such lease, service, operating, partnership or financing agreement is in effect as of the Closing Date, is otherwise permitted to be entered into hereunder and, in the case of any extension, renewal or replacement, such agreement contains no more restrictive provisions relating to prohibiting the creation or assumption of any Lien upon the properties or assets of the relevant Subsidiary than the lease, service, operating, partnership or financing agreement so extended, renewed or replaced.

6.4 Restricted Junior Payments. Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make any Restricted Junior Payment except that:

(a) so long as no Event of Default pursuant to Section 8.1(a) shall have occurred and be continuing, Company may make payments to Holding to the extent required under the Corporate Services Reimbursement Agreement and Company may reimburse Holding for the fees and reasonable costs and expenses paid or payable by Holding within 180 days of the Closing Date in connection with the Transactions and Company may reimburse Holding for the fees and reasonable costs and expenses paid or payable by Holding related to any unsuccessful equity or debt offering of Holding or unsuccessful proposed Permitted Acquisition or Investment;

(b) Company and its Restricted Subsidiaries may make payments required under the Holding Tax Sharing Agreement; provided that in no event shall the amount paid by Company and its Subsidiaries exceed the consolidated tax liabilities that would be payable if Company and its Subsidiaries filed a consolidated tax return with Company as the parent company;

(c) Company may make Restricted Junior Payments to Holding in order to allow Holding to (i) make regularly scheduled payments of interest in respect of (A) the Convertible Debentures and the Holding Senior Notes and (B) Indebtedness of Holding incurred after the Closing Date the proceeds of which are used to make a Holding Capital Contribution, and (ii) make mandatory prepayments or redemptions (including payment of premium) of, make payments in connection with the exercise by holders of conversion rights with respect to, or repay at maturity the Convertible Debentures or any Indebtedness referred to in clause (i)(B) above; provided that the amounts used to make such payments referred to in this Section

6.4(c)(ii) are paid from (x) the proceeds of Indebtedness incurred pursuant to Section 6.1(w) or 6.1(x) or Additional Term Loans or (y) any other source of proceeds to the extent that after giving effect to such Restricted Junior Payment, the aggregate amount of the undrawn Revolving Commitments shall exceed $125,000,000;

(d) so long as no Event of Default shall have occurred and be continuing, Company may make Restricted Junior Payments to Holding in order to allow Holding to fund regulatory capital or other requirements relating to the Insurance Subsidiaries of Holding in an aggregate amount not to exceed $40,000,000 at any time after the Closing Date;

(e) so long as no Event of Default shall have occurred and be continuing or would be caused thereby, Company may make additional Restricted Junior Payments to Holding, the proceeds of which may be utilized by Holding to make additional Restricted Junior Payments or otherwise, in an aggregate amount not to exceed the sum of (i) $200,000,000 in any Fiscal Year (with any unused amounts accumulating on a cumulative basis to each subsequent Fiscal Year) and (ii) the Available Amount at such time;

(f) so long as no Event of Default shall have occurred and be continuing or would be caused thereby, Company may make Restricted Junior Payments in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their acquisition of, or exercise of options relating to, Capital Stock of Holding;

(g) Company may make Restricted Junior Payments within sixty (60) days after date of declaration of any such Restricted Junior Payment if such Restricted Junior Payment was permitted pursuant to this Section 6.4 on the date of declaration thereof;

(h) so long as no Event of Default shall have occurred and be continuing or would be caused thereby, Company may make Restricted Junior Payments to repurchase, redeem or otherwise acquire for value any Capital Stock of Holding or Company representing fractional shares of such Capital Stock in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving Holding or Company;

(i) so long as no Event of Default shall have occurred and be continuing or would be caused thereby, Company may make Restricted Junior Payments to redeem, repurchase, retire or otherwise acquire, in each case for nominal value per right, of any rights granted to all holders of Capital Stock of Holding or Company pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics;

(j) so long as no Event of Default shall have occurred and be continuing or would be caused thereby, Company may make Restricted Junior Payments to dissenting stockholders pursuant to applicable law in connection with any merger, consolidation or transfer of all or substantially all of Holding’s, Company’s and its Restricted Subsidiaries’ assets that is permitted under the terms of this Agreement;

(k) so long as no Event of Default shall have occurred and be continuing or would be caused thereby, Company may make Restricted Junior Payments that constitute a refinancing, refunding, extension, defeasance, discharge, renewal or replacement of Indebtedness permitted by Section 6.1 solely to the extent such Restricted Junior Payments are made with the proceeds of any Indebtedness permitted to be incurred by Section 6.1; and

(l) so long as no Event of Default shall have occurred and be continuing or would be caused thereby, Company may make Restricted Junior Payments to Holding in cash so long as the Leverage Ratio as of the end of Fiscal Quarter immediately preceding the date of such Restricted Junior Payment on a Pro Forma Basis is less than 2.00:1.00.

To the extent that any Restricted Junior Payment could be attributable to more than one subsection of this Section 6.4, Company may allocate such Restricted Junior Payment to any one or more of such subsections and in no event shall the same portion of Restricted Junior Payment be deemed to utilize or be attributable to more than one item.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein or any document, instrument or agreement entered into in connection with a replacement or refinancing of any of the foregoing permitted hereunder, neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Company to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Restricted Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Restricted Subsidiary of Company, (iii) make loans or advances to Company or any other Restricted Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Restricted Subsidiary of Company other than restrictions that are of the type set forth in clauses (i) through (iv) above

(a) in the Closing Date Senior Notes Documents and in agreements evidencing Indebtedness (A) solely with respect to Indebtedness incurred by Company, permitted by Sections 6.1(w) through 6.1(aa) to the extent such restrictions are usual or customary in agreements evidencing Indebtedness of such type or (B) permitted by Section 6.1(g), 6.1(h), 6.1(i), 6.1(n) or 6.1(o) that impose restrictions on the property so acquired,

(b) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements,

(c) by reason of provisions in the principal lease, service or operating agreements, partnership agreements and financing agreements pertaining to Projects, so long as such lease, service or operating agreements, partnership agreements and financing agreements are extensions, renewals or replacements of such agreements are in effect as of the Closing Date, are otherwise permitted to be entered into hereunder and, in each case of any extensions, renewals or replacements, contain no more restrictive provisions relating to the ability of the relevant Subsidiary to take the actions described in clauses (a) through (d) than the agreement so extended, renewed or replaced,

(d) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement,

(e) contained in agreements relating to an asset sale permitted hereunder (or to which Requisite Lenders have consented) (provided that such restrictions only apply to the assets that are the subject of such a sale),

(f) contained in agreements relating to the sale or disposition of all of the equity interests of a Subsidiary permitted hereunder (or to which the Requisite Lenders have consented) (provided that such restrictions only apply to the Subsidiary being sold or disposed of and its Subsidiaries),

(g) that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, or

(h) by reason of provisions in any instrument, document or agreement to which any Person acquired by Company or a Restricted Subsidiary in a Permitted Acquisition is a party, provided that such restrictions (A) were not created in contemplation of such acquisition and (B) are not applicable to any Person, property or assets other than the Person (and such Person’s Subsidiaries) so acquired and their respective properties and assets.

6.6 Investments. Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents (determined when such Investment was made) and, to the extent made in connection therewith, Investments permitted or imposed under the terms of any cash collateral or debt service reserve agreement (including pursuant to the terms of any Project bond indenture) permitted hereunder;

(b) equity Investments owned as of the Closing Date in any Restricted Subsidiary (and any modification, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except pursuant to the terms of such original Investment) and Investments made after the Closing Date in any Guarantor Subsidiaries of Company;

(c) Investments (i) in any Securities or instruments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) received in settlement of disputes or as consideration in any asset sale or other disposition permitted hereunder, (iii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Restricted Subsidiaries, and (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes;

(d) intercompany loans and advances to the extent permitted under Section 6.1(b), 6.1(c), 6.1(d)(i), 6.1(f) or 6.1(j);

(e) (i) Investments by a Restricted Subsidiary of Company constituting Consolidated Capital Expenditures by such Subsidiary and (ii) Investments by Company or any Guarantor Subsidiary in any Restricted Subsidiary (other than any Guarantor Subsidiary), which are used solely to fund Investments by such Restricted Subsidiary, but only to the extent the proceeds of each such Investment are used by the Restricted Subsidiary ultimately receiving the proceeds of such Investments to make further Investments which are expressly permitted under clause (e), (f), (j), (m) or (u) of this Section 6.6;

(f) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.8;

(g) (i) Investments described in Schedule 6.6(g) (and any modification, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except pursuant to the terms of such original Investment) and (ii) Investments by a Restricted Subsidiary which was formerly an Unrestricted Subsidiary to the extent owned by it as of its date of redesignation in compliance with Section 5.14;

(h) Company and its Restricted Subsidiaries may become and remain liable with respect to contingent obligations consisting of long-term or forward purchase contracts and option contracts to buy, sell or exchange commodities and similar agreements or arrangements, so long as such contracts, agreements or arrangements do not constitute Commodities Agreements;

(i) Foreign Subsidiaries may make Investments in other Foreign Subsidiaries and Excluded Subsidiaries may make Investments in other Excluded Subsidiaries which are their direct or indirect Subsidiaries;

(j) to the extent no Event of Default shall have occurred and be continuing at the time the same are made or shall be caused thereby, (i) equity Investments in Foreign Subsidiaries and Excluded Subsidiaries by Company or any Guarantor Subsidiary to provide such Subsidiary with equity capitalization necessary or advisable in connection with a Project (or any Expansion thereof) of such Subsidiary, (ii) equity Investments in Restricted Subsidiaries by Company or any Subsidiary to provide such Subsidiary with equity capitalization necessary or advisable in connection with the making of Permitted Acquisitions, (iii) Investments in any Restricted Subsidiary that is not a Guarantor Subsidiary and (iv) equity Investments in Unrestricted Subsidiaries by Company or any Restricted Subsidiary in an aggregate amount not to exceed $50,000,000 in any Fiscal Year (with any unused amounts accumulating on a cumulative basis to each subsequent Fiscal Year);

(k) Investments of Persons acquired in a Permitted Acquisition that existed at the time of such acquisition;

(l) Investments in any Restricted Subsidiary that is not a Guarantor Subsidiary not to exceed $50,000,000 at any time outstanding;

(m) Investments in any Joint Venture (in its Capital Stock or otherwise) not to exceed $250,000,000 at any time outstanding; provided that if any Investment pursuant to this clause (m) is made in any Person that is not a Subsidiary of Company at the date of the making of such Investment and such Person becomes a Subsidiary of Company after such date, such Investment shall, only to the extent such Investment may be made pursuant to clause (f) of this Section 6.6 at the time such Person becomes a Subsidiary, thereafter be deemed to have been made pursuant to clause (f) of this Section 6.6 and shall cease to have been made pursuant to this clause (m) for so long as such Person continues to be a Subsidiary of Company;

(n) Investments described on Schedule 6.6(n) (and any modification, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except pursuant to the terms of such original Investment or in accordance with the other provisions of this Section 6.6);

(o) the transactions contemplated by the Foreign Subsidiary Restructuring;

(p) de minimis Investments made in connection with the incorporation or formation of any newly created Subsidiary of Company;

(q) Investments in respect of lease, utility and other similar deposits in the ordinary course of business;

(r) Investments resulting from the receipt of non-cash consideration received in connection with Asset Sales permitted by Section 6.8;

(s) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(t) (i) guarantees of the obligations of Company or any Restricted Subsidiary of Company of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and (ii) guarantees permitted by this Agreement; and

(u) other Investments in an aggregate amount not to exceed (net of any cash return of capital received by Company or Restricted Subsidiary in respect of any such Investments) in any Fiscal Year $100,000,000 plus the aggregate amount of Available Amount at such time; provided that such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the previous Fiscal Year (after giving effect to any adjustment in accordance with this proviso for such Fiscal Year) over the actual amount of Investments made during such previous Fiscal Year pursuant to this clause (u).

Notwithstanding the foregoing, in no event shall any of Company or any of its Restricted Subsidiaries make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 6.6, Company may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

6.7 Financial Covenants.

(a) Leverage Ratio. Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2012, to exceed 4.00:1.00:

(b) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2012, to be less than 3.00:1.00.

6.8 Fundamental Changes; Disposition of Assets; Acquisitions. Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, or stock or other evidence of beneficial ownership of, any Person or business unit of any Person, except:

(a) any Restricted Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person. In addition, any Restricted Subsidiary of Company that is not a Guarantor may be merged with or into any other Restricted Subsidiary of Company that is not a Guarantor which is its direct parent or Subsidiary, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Restricted Subsidiary of Company that is not a Guarantor and which is its direct parent or Subsidiary;

(b) sales or other dispositions of assets that do not constitute Asset Sales; and

(c) Asset Sales, the Net Asset Sale Proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, do not exceed the greater of (x) $100,000,000 and (y) 3.0% of Total Tangible Assets; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (2) no less than 75% thereof shall be paid in Cash and Cash Equivalents, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a) to the extent required thereby;

(d) the sale or other dispositions of those assets identified on Schedule 6.8-A;

(e) Asset Sales of non-core assets (as determined by Company in good faith) acquired in any Permitted Acquisition by Company and any of its Restricted Subsidiaries; provided that (i) such Asset Sales are commenced within eighteen (18) months of such Permitted Acquisition, (ii) not less than 75% of the consideration received by Company and its Restricted Subsidiaries in connection with any such Asset Sales is in the form of Cash and Cash Equivalents; (iii) the consideration received by Company and its Restricted Subsidiaries in connection with any such Asset Sales is equal to the fair market value of such assets (as determined by Company in good faith); and (iv) the Net Asset Sale Proceeds from such Asset Sales shall be applied as required by Section 2.14(a) to the extent required thereby;

(f) Excluded Asset Sales;

(g) Permitted Acquisitions by Company or by any Guarantor Subsidiary of a Person which becomes a Guarantor Subsidiary; (ii) Permitted Acquisitions by Company or by any Restricted Subsidiary of a Person which does not become a Guarantor Subsidiary to the extent the consideration does not exceed the greater of (x) $500,000,000 and (y) 15.0% of Total Tangible Assets in the aggregate plus the Available Amount at such time and (iii) acquisitions by Company of assets contributed to it by Holding as equity capital contributions;

(h) acquisitions of real property that is contiguous to real property owned by Company or its Restricted Subsidiaries at such time; so long as such acquisition is either (i) by Company or any Guarantor Subsidiary, or (ii) if not within clause (i) of this provision, is either (A) financed with the proceeds of Limited Recourse Debt and/or the proceeds of an Investment pursuant to Section 6.6(j) or (B) consummated for consideration in an aggregate amount (together with any other acquisitions made in reliance on this Section 6.8(h)(ii)(B) following the Closing Date) not to exceed $90,000,000;

(i) the transactions contemplated by the Foreign Subsidiary Restructuring;

(j) either Company or any Subsidiary may merge with any other Person in order to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.14;

(k) (i) any Restricted Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Credit Party and (ii) any Restricted Subsidiary (other than Company) may liquidate or dissolve, or any of Company or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if Company determines in good faith that such action is in the best interest of Company and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor unless such disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(l) the unwinding of any Hedge Agreement;

(m) dispositions of Investments in joint ventures that are permitted under Section 6.6 to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset; and

(o) Investments permitted under Section 6.6 and Restricted Junior Payments permitted under Section 6.4.

6.9 Disposal of Subsidiary Interests. Except in compliance with the provisions of Section 6.8, neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Guarantor Subsidiaries, except to qualify directors if required by applicable law; or (b) directly or indirectly to sell or otherwise dispose of any Capital Stock of any of its Restricted Subsidiaries, except to Company or Guarantor Subsidiary (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law. Notwithstanding the foregoing, (a) Excluded Subsidiaries may transfer Capital Stock in any of its Subsidiaries to other wholly-owned Excluded Subsidiaries and (b) Foreign Subsidiaries may transfer Capital Stock in any of its Subsidiaries to other wholly-owned Foreign Subsidiaries.

6.10 Transactions with Shareholders and Affiliates. Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, on terms that are less favorable to Company or such Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction among Credit Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business; (d) payments (and other transactions) (i) made in accordance with the terms of the Holding Tax Sharing Agreement, and the Corporate Services Reimbursement Agreement or (ii) otherwise expressly permitted under this Section 6; (e) the Transactions and the transactions described in Schedule 6.10; and (f) reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the boards of directors (or similar governing bodies) of Company and its Restricted Subsidiaries, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into, provided that such indemnifications and arrangements are entered into at arms’ length and on terms that are no less favorable to Company or such Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not Affiliates.

6.11 Conduct of Business. From and after the Closing Date, neither Holding nor Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than (i) the businesses engaged in by Holding, Company or any Restricted Subsidiary on the Closing Date and similar, related, incidental, ancillary or complimentary businesses (including the establishment, construction, acquisition and operation of Projects and ash recycling, scrap metal processing, waste haulings, transportation, collection and landfills) and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.12 Amendments or Waivers of Certain Agreements. (a) Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any of the principal documents relating to Limited Recourse Debt with respect to a Project after the Closing Date if such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications and waivers made, would reasonably be expected to have a Material Adverse Effect; without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

(b) Holding shall not amend or otherwise change the terms of the Convertible Debentures if the effect of such amendment or change is to increase the interest rate on such Convertible Debentures, change (to earlier dates) any dates upon which payments in respect of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (including changing the cash settled portion, but expressly not any net share settled portion), change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default, increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on Holding) or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of Holding thereunder or to confer any additional rights on the holders of such Convertible Debentures (or a trustee or other representative on their behalf) which would be materially adverse to Lenders; provided however, that for the avoidance of doubt this Section 6.12 shall not prohibit any payment of the Convertible Debentures permitted by Section 6.4(c).

(c) Neither Company nor any Guarantor Subsidiary shall amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of the Holding Tax Sharing Agreement and the Corporate Services Reimbursement Agreement without obtaining the prior written consent of Requisite Lenders.

6.13 Fiscal Year. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to change its Fiscal Year-end from December 31.

6.14 Hedge Agreements. Neither Company nor any Guarantor Subsidiary shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any Hedge Agreement other than Hedge Agreements constituting Indebtedness permitted by Section 6.1(t) entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

6.15 Sanctions. No Credit Party shall, not shall it permit any of its Subsidiaries to permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be knowingly lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) to knowingly fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (c) in any other manner that, to the knowledge of such Credit Party, will result in any violation by any Person (including any Lender, Lead Arranger, Administrative Agent, Issuing Bank or Swing Line Lender) of any Sanctions that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith, the applicable Permitted Hedge Agreement or the applicable Permitted Cash Management Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, the Permitted Hedge Agreements or the Permitted Cash Management Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, the Permitted Hedge Agreements or the Permitted Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Permitted Hedge Agreements, any of the Permitted Cash Management Agreements or any

agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Permitted Hedge Agreement, such Permitted Cash Management Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the Credit Documents, any of the Permitted Hedge Agreements, any of the Permitted Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holding or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Permitted Hedge Agreements, the Permitted Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Termination Date, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, any Permitted Hedge Agreements may be entered into from time to time and any Permitted Cash Management Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Permitted Hedge Agreement or such Permitted Cash Management Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents, the Permitted Hedge Agreements, the Permitted Cash Management Agreements and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any involuntary bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above against Company (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the

Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or any Guarantor has been designated as an Unrestricted Subsidiary pursuant to Section 5.14, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or

(b) Default in Other Agreements. (i) Failure of any of Company or its Restricted Subsidiaries or Holding to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a) and other than Limited Recourse Debt permitted to be incurred hereunder and incurred in connection with one or more Projects to which less than $50,000,000 in the aggregate of the operating income of Company and its Restricted Subsidiaries (on a consolidated basis) is attributable for the 12-month period immediately preceding the failure to pay such interest, principal or other amounts) in an individual principal amount or with an aggregate principal amount of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any of Company or its Restricted Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable), or to require the prepayment, redemption, repurchase or defeasance of, or to cause Company or any of its Restricted Subsidiaries to make any offer to prepay, redeem, repurchase or defease that Indebtedness prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.2 (with respect to Holding and Company) or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary shall make any assignment for the benefit of creditors; or (ii) Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body of Holding, Company, any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of $50,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Company or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Aggregatable Restricted Subsidiaries or any Material Restricted Subsidiary of Company decreeing the dissolution or split up of such Aggregatable Restricted Subsidiaries or Material Restricted Subsidiary, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect during the term hereof; or

(k) Change of Control. A Change of Control shall occur; or

(l) Failure of Subordination. (i) Any of the Obligations of the Credit Parties under the Credit Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Permitted Subordinated Indebtedness Documentation or (ii) the subordination provisions set forth in any Permitted Subordinated Indebtedness Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Permitted Subordinated Indebtedness, if applicable; or

(m) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any portion of the Collateral purported to be covered and to the extent required by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments, the obligation of an Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(iv) or Section 2.4(c); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence and continuance of any Event of Default specified in Section 8.1(f) or (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company’s reimbursement obligations in respect of Letters of Credit then outstanding, equal to the L/C Obligation at such time.

SECTION 9. AGENTS

9.1 Appointment of Agents. Morgan Stanley is hereby appointed as Syndication Agent, and each Lender and Issuing Bank hereby authorizes the Syndication Agent to act as its agents in accordance with the terms hereof and the other Credit Documents. Barclays Bank, Crédit Agricole and JPMCB are hereby appointed as Co-Documentation Agents, and each Lender and Issuing Bank hereby authorizes the Co-Documentation Agents to act as its agents in accordance with the terms hereof and the other Credit Documents. Each of the Lenders and the Issuing Bank and, by their acceptance of the benefits hereof and the other Credit Documents, the other Secured Parties, hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and authorizes Administrative Agent and Collateral Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent, as applicable by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent, Collateral Agent, the Lenders and the Issuing Banks, and neither

Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Syndication Agents and the Co-Documentation Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Morgan Stanley, in its capacity as Syndication Agent and each of Barclays Bank, Credit Agricole and JPMCB, in their capacities as Co-Documentation Agents, shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein regardless of whether a Default or Event of Default has occurred and is continuing.

9.3 General Immunity.

(a) Reliance by Agents. Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, Agents may presume that such condition is satisfactory to such Lender or the Issuing Bank unless Agents shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Agents may consult with legal counsel (who may be counsel for Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent, in the case of any Agent other than Collateral Agent, shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Documents, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be); provided that no Agent shall be required to take any action that in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents, in the case of any Agent other than Collateral Agent, in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose and shall not be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(c) Delegation of Duties. Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by it. Each of Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Section 9.3 shall apply to any of the Related Parties of Administrative Agent or Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as the case maybe, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that, without reliance upon Administrative Agent or any other Lender or any of their Related Parties, it has made its own independent investigation of the financial condition and affairs of the Credit Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.6 Resignation of Administrative Agent. (a) Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Company. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent of Company (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or the Collateral Agent, as applicable, gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders and Company) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above and accepting such appointment. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent or Collateral Agent, as applicable, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to Company and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, with the consent of Company (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders and Company) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders or the Issuing Banks under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender and Issuing Banks directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Company to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Company and such successor. After the retiring or removed Administrative Agent or Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Sections 9, and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amount pursuant to Section 2.4(d). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3(b). Upon the appointment by Company of a successor Issuing Bank or Swing Line Lender hereunder (which successor shall in all cases (x) be a Lender other than a Defaulting Lender and (y) accepting such appointment), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as applicable, (ii) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.7 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (w) that is the subject of a sale or other disposition of assets permitted hereby, (x) in connection with the designation of an Unrestricted Subsidiary pursuant to Section 5.14 , (y) to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (z) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Issuing Bank shall have been made) or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of Lead Arrangers, the Syndication Agent, or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Company or any other Credit Party, Administrative Agent, the Issuing Banks or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Appendix B; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its administrative questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or five (5) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent and the Issuing Banks, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Section 2 if such Lender or the Issuing Banks, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH COMPANY MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Company, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Company’s, any Credit Party’s or Administrative Agent’s transmission of Company Materials through the Internet except to the extent such Agent Parties are found by a final, non-appealable judgment of a court to arise from the gross negligence, bad faith or willful misconduct of such Agent Party.

(d) Change of Address, Etc. Each of Company, Administrative Agent, the Issuing Bank and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Company, Administrative Agent, the Issuing Bank and the Swing Line Lender. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Funding Notices or Letter of Credit Applications) purportedly given by or on behalf of Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly upon demand (a) all the actual and reasonable costs and expenses incurred by each Agent of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of one counsel to Administrative Agent and Collateral Agent, in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one counsel to Administrative Agent and Collateral Agent; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers (prior to any Default or Event of Default subject to the consent of Company); (f) all other actual and reasonable costs and expenses (other than counsel’s fees) incurred by each Agent in connection with the syndication of the Loans and Commitments; (g) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (h) after the occurrence of an Event of Default and during its continuance, all costs and out-of-pocket expenses, including reasonable attorneys’ fees of a single counsel to the Agents and the Lenders taken as a whole (and in the case of a conflict of interest, one additional counsel for the affected Agents or Lenders, taken as a whole), provided that the Agents and the Lenders taken as a whole may engage one local counsel in each jurisdiction where any action to realize upon any part of the Collateral is necessary, and costs of settlement, incurred by Administrative Agent and Collateral Agent and any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any negotiations, refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. The agreements in this Section 10.2 shall survive repayment of the Loans and all other amounts payable hereunder.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of a single counsel to the Indemnitees taken as a whole (and, in the case of a conflict of interest, one additional counsel for the affected Indemnitees, taken as a whole)), indemnify, pay promptly upon demand and hold harmless, each Agent, Lender and Issuing Bank and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Agent, each Lender and each Issuing Bank (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent (i) such Indemnified Liabilities are found by a final, non-appealable judgment of a court to arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, (ii) such Indemnified Liabilities are found by a final, non-appealable judgment of a court to arise out of a breach in bad faith of any obligation of such Indemnitee under this Agreement and the other Credit Documents, including but not limited to the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it or (iii) such Indemnified Liabilities arise out of any dispute solely among Indemnitees (other than claims against any Indemnitee in its capacity or in fulfilling its role as Agent and the other Credit Documents and other than any claims involving any act or omission on the part of Holding, Company or its Subsidiaries). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Without limiting the provisions of Section 2.20(d), this Section 10.3(a) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damaged, etc. arising from any non-Tax claim.

(b) To the extent that Company for any reason fails to indefeasibly pay any amount required under Sections 10.2 and 10.3(a) to be paid by it to Administrative Agent (or any sub-agent thereof), the Issuing Banks, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Issuing Banks, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the Issuing Banks or the Swing Line Lender in its respective capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), the Issuing Banks or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.16.

(c) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) To the extent permitted by applicable law, no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Credit Parties and their respective Subsidiaries and Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity obligations under the Credit Documents to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

The agreements in this Section 10.3 shall survive the resignation of Administrative Agent, the Issuing Bank and the Swing Line Lender, the replacement of any Lender, the termination of Commitments and the repayment of the Loans and all other amounts payable hereunder.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party (other than Holding) against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17 and 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, Issuing Banks, and Lenders, and (y) Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that any term of the Credit Documents may be amended or waived by Company and Administrative Agent (or if applicable, Collateral Agent) without the consent of any other party if that amendment or waiver is to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature; or otherwise for the benefit of all or any of the Secured Parties.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) except as permitted by Section 2.25, extend the scheduled final maturity of any Loan or Note of such Lender;

(ii) waive, reduce or postpone any scheduled repayment of principal on the Term Loans under Section 2.12 due such Lender (but not prepayment);

(iii) reduce the rate of interest on any Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or other payment obligations payable hereunder to such Lender; provided that any amendment or other modification of any financial covenant definition in this Agreement shall not constitute a reduction in the rate of interest for the purpose of this clause (iii);

(iv) extend the time for payment of any such interest or fees payable to a Lender under this Agreement without the written consent of the Lender to which such interest or fee is payable (it being understood that the waiver of any mandatory prepayment shall not constitute an extension of any time for payment of interest or fees);

(v) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit due to such Lender;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loan, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii) release (x) all or substantially all of the Collateral or (y) Holding, all, or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v) amend Section 7.2 of the Pledge and Security Agreement or the Holding Pledge Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the consent of Requisite Class Lenders of each Class which is being allocated a lesser payment as a result thereof;

(vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(vii) amend, modify, terminate or waive any provision hereof relating to the Letters of Credit without the consent of each Issuing Bank (but, for the avoidance of doubt, Company may amend, modify, terminate or waive any Letter of Credit or any Issuer Document issued or to be issued by an Issuing Bank with only the consent of such Issuing Bank);

(viii) amend Section 1.5 or the definition of “Alternative Currency”, without the consent of each Revolving Lender.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) in accordance with Section 2.24 and 2.25.

(e) Additional Amendments Provisions. Nothing herein shall be deemed to prohibit an amendment and/or amendment and restatement of this Agreement consented to by the Requisite Lenders, Company and Administrative Agent (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit

Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (ii) to effect the amendments contemplated by the proviso in Section 10.5(b)(iii) and such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to provide for such additional credit facility.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders. No Lender may assign, sell, participate or otherwise transfer any of its rights under the Credit Documents except as set forth in this Section 10.6 and the penultimate sentence of Section 2.23. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (g) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Administrative Agent, acting solely for this purpose as an agent of Company (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Principal Office a copy of each Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Company, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans (including participations in L/C Obligations and in Swing Line Loans) or other Obligation owing to it (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments) to any Person meeting the criteria of “Eligible Assignee” (subject to paragraph (h) of this Section) consented to by each of the Persons specified below (each such consent not to be unreasonably withheld or delayed):

(i) Company; provided that no consent of Company shall be required (x) in the case of any Lender, for an assignment of any Term Loan and any Term Loan Commitment to a Lender, an Affiliate of a Lender or a Related Fund, (y) if an Event of Default pursuant to Section 8.1(a), (f) or (g) has occurred and is continuing or (z) in the case of any Revolving Lender, for an assignment of any Revolving Loan and any Revolving Commitment to a Revolving Lender; provided that, Company shall be deemed to have consented to such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(ii) Administrative Agent, except with respect to (x) an assignment of any Term Loan and any Term Loan Commitment to a Lender, an Affiliate of a Lender or a Related Fund and (y) an assignment of any Revolving Loan and any Revolving Commitment to a Revolving Lender;

(iii) with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Commitment, the Swing Line Lender; and

(iv) with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Commitment which increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), the Issuing Banks;

provided, further, each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments shall only be effected by execution and delivery to Administrative Agent of an Assignment Agreement together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Assignments made pursuant to the foregoing provision shall be effective as of the effective date specified in each Assignment Agreement (the “Assignment Effective Date”). Any assignee of any Lender under Section 10.6(c) (an “Assignee”) shall, if not already a Lender, deliver to Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws. In connection with all assignments there shall also be delivered to Administrative Agent and Company such forms, certificates or other evidence, if any, with respect to United States federal tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(e) and 2.20(g).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Company and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Banks, Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) an assigning Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder to the extent provided hereunder); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company, at its expense, shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(f) Participations. Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (subject to paragraph (h) of this Section) in all or any part of its Commitments, Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (it being understood that the documentation required under Sections 2.20(e) and 2.20(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (1) a participant shall not be entitled to receive any greater payment under Sections 2.18(c), 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent or such entitlement to receive a greater payment results from a change in any applicable law, treaty or governmental rule, regulation, or order, or any change in the interpretation, administration or application thereof, that occurs after the participant acquired the applicable participation, (2) a participant shall not be entitled to the benefits of Section 2.20 unless such participant complies with Section 2.20 as though it were a Lender and (3) a participant agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under paragraph (c) of this Section. Each Lender that sells a participation agrees, at Company’s request and expense, to use reasonable efforts to cooperate with Company to effectuate the provisions of Section 2.21 with respect to any participant. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided, such participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank or any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h) Resignation as Issuing Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an Issuing Bank or Swing Line Lender, as applicable, assigns all of its Revolving Commitment and Revolving Loans pursuant to paragraph (c) above, such Issuing Bank may, (i) upon sixty (60) days’ notice to Company and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to Company, resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender which accepts such appointment hereunder; provided, however, that no failure by Company to appoint any such successor shall affect the resignation of such Issuing Bank or Swing Line Lender. The retiring Issuing Bank shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations with respect to L/C Borrowings pursuant to Section 2.4(c)). The retiring Swing Line Lender shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3(b). Upon the appointment of and acceptance by a successor Issuing Bank and/or Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be and (y) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of such retiring Issuing Bank with respect to such Letters of Credit.

(i) Disqualified Lender. Any assignments and participations to Disqualified Lenders are void ab initio unless such assignment or participation, as the case may be, has been approved by Company, in which case such assignee or participant shall not be considered a Disqualified Lender solely for such particular assignment or participation, as the case may be. In case of such assignments not approved by Company, the assignee who is a Disqualified Lender shall be deleted from the Register upon written notification from Company. Except for notifying the Lenders with a list of Disqualified Lenders, Administrative Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Lenders.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and the making of any Credit Extension. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 2.20, 9.3(b) and 10.10 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit, the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the Issuing Banks or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Banks or Swing Line Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 2.17), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.17, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. Each Lender and Issuing Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and Issuing Banks under the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.11 Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and not joint and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder or to make payments pursuant to Section 10.3(b). Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.3(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.3(b). The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.7(b), each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Company and each other Credit Party acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by Administrative Agent, Lead Arrangers, and the Lenders are arm’s-length commercial transactions between Company, each other Credit Party and their respective Affiliates, on the one hand, and Administrative Agent, Lead Arrangers and the Lenders, on the other hand, (B) each of Company and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Company and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Credit Documents; (ii) (A) Administrative Agent, Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Company, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, Lead Arrangers nor any Lender has any obligation to Company, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) Administrative Agent, Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Company, the other Credit Parties and their respective Affiliates, and neither Administrative Agent, Lead Arrangers nor any

Lender has any obligation to disclose any of such interests to Company, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Company and each other Credit Party hereby waives and releases any claims that it may have against Administrative Agent, Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.16 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR DIRECTLY OR INDIRECTLY ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE

SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY THE PARTY AGAINST WHICH ENFORCEMENT IS SOUGHT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

10.18 Confidentiality. Each Agent, Issuing Bank and Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Agent’s, Issuing Bank’s or Lender’s customary procedures for handling confidential information of such nature and in accordance with sound industry practice, it being understood and agreed by Company that, in any event, an Agent, an Issuing Bank or a Lender may make (i) disclosures of such information to Affiliates of such Agent, Issuing Bank or Lender and to its Related Parties (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Permitted Hedge Agreements and Permitted Cash Management Agreements (provided, such bona fide or potential assignee, transferee or participant and counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, to the extent practicable and not prohibited by law, court order or regulation, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (v) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder and (vi) with the consent of Company or (vii) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 10.18 or (y) becomes available to Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Company. Nothing herein shall permit the disclosure of such confidential information to Disqualified Lenders by any party under the Agreement (or any Person receiving information under this Section 10.18) unless agreed to by Company. Any Person required to maintain the confidentiality of information as provided in this Section 10.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning Company and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. All information, including requests for waivers and amendments, furnished by Company or Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about Company and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to Company and Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written, electronic or telephonic notification of such execution and authorization of delivery thereof.

10.22 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

10.23 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Company in respect of any such sum due from it to Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by

Administrative Agent, such Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent, such Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent, any Issuing Bank or any Lender from Company in the Agreement Currency, Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent, any Issuing Bank or any Lender in such currency, Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to Company (or to any other Person who may be entitled thereto under applicable law).

10.25 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COVANTA ENERGY CORPORATION, A DELAWARE CORPORATION, AND EACH OF ITS SUBSIDIARIES LISTED ON ANNEX A HERETO
By:	/s/ Bradford J. Helgeson
Name: Bradford J. Helgeson
Title: Vice President and Treasurer

COVANTA HOLDING CORPORATION, A DELAWARE CORPORATION
By:	/s/ Bradford J. Helgeson
Name: Bradford J. Helgeson
Title: Vice President and Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender
By:	/s/ Maria F. Maia
Name: Maria F. Maia
Title: Managing Director

JPMORGAN CHASE BANK, N.A.
as Issuing Bank and a Lender
By:	/s/ Juan J. Javellana
Name: Juan J. Javellana
Title: Executive Director

BARCLAYS BANK PLC, as a Lender
By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

Branch Banking and Trust Company, as a Lender
By:	/s/ Eric Searls
Name: Eric Searls
Title: Vice President

Citibank, N.A., as a Lender
By:	/s/ Anita J. Brickell
Name: Anita J. Brickell
Title: Vice President

Crédit Agricole Corporate & Investment Bank, as a Lender
By:	/s/ Michael Madnick
Name: Michael Madnick
Title: Managing Director
By:	/s/ Yuri Muzichenko
Name: Yuri Muzichenko
Title: Director

HSBC Bank USA, N.A., as a Lender
By:	/s/ Robert Moravec
Name: Robert Moravec
Title: Senior Relationship Manager

Morgan Stanley Senior Funding, Inc., as a Lender
By:	/s/ Michael Monk
Name: Michael Monk
Title: Authorized Signatory

RBS Citizens, N.A., as a Lender
By:	/s/ Barrett D. Bencivenga
Name: Barrett D. Bencivenga
Title: Senior Vice President

SIEMENS FINANCIAL SERVICES, INC., as a Lender
By:	/s/ Maria Levy
Name: Maria Levy
Title: VP
By:	/s/ Carol Walters
Name: Carol Walters
Title: Vice President

Sumitomo Mitsui Banking Corporation, as a Lender
By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

TD Bank, N.A., as a Lender
By:	/s/ Todd Antico
Name: Todd Antico
Title: Managing Director and Senior Vice President

Union Bank, N.A., as a Lender
By:	/s/ Peter Samboul
Name: Peter Samboul
Title: Assistant Vice President

ANNEX A

Subsidiaries

1.	Capital Compost & Waste Reduction Services, LLC, a New York limited liability company By its Sole Member Covanta Berkshire Operations, Inc.

2.	Covanta 4Recovery I, LLC (f/k/a Covanta 4Recovery LLC), a Delaware limited liability company By its Sole Member Covanta ARC LLC

3.	Covanta 4Recovery II, LLC (f/k/a TransRiver II, LLC), a Delaware limited liability company By its Sole Member Covanta 4Recovery I, LLC

4.

Covanta 4Recovery, L.P. (f/k/a TransRiver Marketing Company, L.P.), a Delaware limited partnership

By its General Partner and Managing Partner Covanta 4Recovery I, LLC By its Limited Partners Covanta 4Recovery I, LLC and Covanta 4Recovery II, LLC

5.

Covanta 4Recovery Portsmouth LLC (f/k/a TransRiver Portsmouth LLC), a Virginia limited liability company

By its Sole Member Covanta 4Recovery, L.P. by its General Partner Covanta 4Recovery I, LLC and by its Limited Partners Covanta 4Recovery I, LLC and Covanta 4Recovery II, LLC

6.

Covanta 4Recovery Transfer Systems LLC (f/k/a TransRiver Transfer Systems LLC), a Delaware limited liability company

By its Sole Member Covanta 4Recovery, L.P. by its General Partner Covanta 4Recovery I, LLC and by its Limited Partners Covanta 4Recovery I, LLC and Covanta 4Recovery II, LLC

7.

Covanta 4Recovery Waste LLC (f/k/a TransRiver Waste LLC), a Delaware limited liability company

By its Sole Member Covanta 4Recovery, L.P. by its General Partner Covanta 4Recovery I, LLC and by its Limited Partners Covanta 4Recovery I, LLC and Covanta 4Recovery II, LLC

8.	Covanta Abington Transfer Solutions LLC, a Delaware limited liability company By its Sole Member Covanta ES, Inc.

9.	Covanta Alexandria/Arlington, Inc., a Virginia corporation

10.

Covanta ARC Company, a Delaware general partnership

By its General Partners Covanta Ref-Fuel Management LLC and Covanta Ref-Fuel Management II, LLC By its Managing Partner Covanta Ref-Fuel Management LLC

11.	Covanta ARC Holdings, LLC, a Delaware limited liability company By its Sole Member Covanta Energy Corporation

12.	Covanta ARC LLC, a Delaware limited liability company By its Sole Member Covanta Ref-Fuel Holdings LLC

13.	Covanta B-3, LLC, a New York limited liability company By its Sole Member and Manager Covanta Berkshire Operations, Inc.

Annex A-1

14.	Covanta Berkshire Holdings, Inc., a New York corporation

15.	Covanta Berkshire Operations, Inc., a New York corporation

16.	Covanta Capital District II LLC, a Delaware limited liability company By its Sole Member Covanta Capital District LLC

17.	Covanta Capital District LLC, a Delaware limited liability company By its Sole Member Covanta ARC LLC

18.

Covanta Capital District, L.P., a Delaware limited partnership

By its General Partner and Managing Partner Covanta Capital District LLC

By its Limited Partners Covanta Capital District LLC and Covanta Capital District II LLC

19.	Covanta Dade Metals Recovery LLC, a Florida limited liability company By its Sole Member Covanta Pasco, Inc.

20.	Covanta Development Company LLC, a Delaware limited liability company By its Sole Member Covanta ARC Company

21.	Covanta Energy Americas, Inc., a Delaware corporation

22.	Covanta Energy Asia, Inc., a Delaware corporation

23.	Covanta Energy Europe, Inc., a Delaware corporation

24.	Covanta Energy Group, Inc., a Delaware corporation

25.	Covanta Energy Marketing LLC, a Delaware limited liability company By its Sole Member Covanta Energy Corporation

26.	Covanta Energy Resource Corp., a Delaware corporation

27.	Covanta Energy Services, Inc., a Delaware corporation

28.	Covanta Engineering Services, Inc., a New Jersey corporation

29.	Covanta ES, Inc., a Delaware corporation

30.	Covanta Fairfax, Inc., a Virginia corporation

31.	Covanta Harrisburg, Inc., a Delaware corporation

32.	Covanta Haverhill Properties, Inc., a Massachusetts corporation

33.	Covanta Hawaii Energy LLC, a Hawaii limited liability company By its Sole Member Covanta Projects of Hawaii, Inc.

34.	Covanta Hempstead Company, a New York general partnership By its General Partners Covanta Hempstead LLC and Covanta Hempstead II, LLC By its Managing Partner Covanta Hempstead LLC

35.	Covanta Hempstead II, LLC, a Delaware limited liability company By its Sole Member Covanta Hempstead LLC

36.	Covanta Hempstead LLC, a Delaware limited liability company By its Sole Member Covanta ARC LLC

37.	Covanta Hennepin Energy Resource Co., Limited Partnership, a Delaware limited partnership By its General Partner Covanta Energy Resource Corp.

38.	Covanta Hillsborough, Inc., a Florida corporation

39.	Covanta Honolulu Resource Recovery Venture, a Hawaii General Partnership By its General Partners and Executive Committee Covanta Oahu Waste Energy Recovery, Inc. and Covanta Projects of Hawaii Inc.

40.	Covanta Hudson Valley Renewable Energy LLC, a Delaware limited liability company By its Sole Member Covanta ES, Inc.

Annex A-2

41.	Covanta Huntsville, Inc., an Alabama corporation

42.	Covanta Indianapolis, Inc., an Indiana corporation

43.	Covanta Kent, Inc., a Michigan corporation

44.	Covanta Lancaster, Inc., a Pennsylvania corporation

45.	Covanta Lee, Inc., a Florida corporation

46.	Covanta Long Beach Renewable Energy Corp., a Delaware corporation

47.	Covanta Long Island, Inc., a Delaware corporation

48.	Covanta MacArthur Renewable Energy, Inc., a New York corporation

49.	Covanta Marion Land Corp., an Oregon corporation

50.	Covanta Marion, Inc., an Oregon corporation

51.	Covanta Mid-Conn, Inc., a Connecticut corporation

52.	Covanta Montgomery, Inc., Maryland corporation

53.	Covanta Oahu Waste Energy Recovery, Inc., a California corporation

54.	Covanta Onondaga Operations, Inc., a Delaware corporation

55.	Covanta Operations of Union LLC, a New Jersey limited liability company By its Sole Members and Managers Covanta Projects, Inc. and Covanta Waste to Energy, LLC

56.	Covanta OPW Associates, Inc., a Connecticut corporation

57.	Covanta OPWH, Inc., a Delaware corporation

58.	Covanta Palm Beach Renewable Energy LLC, a Delaware limited liability company By its Sole Member Covanta Energy Corporation

59.	Covanta Pasco, Inc., a Florida corporation

60.	Covanta Pinellas, Inc., a Florida corporation

61.	Covanta Pittsfield, LLC, a New York limited liability company By its Sole Member and Manager Covanta Berkshire Operations, Inc.

62.	Covanta Plymouth Energy Corp., a Delaware corporation

63.	Covanta Plymouth GP Corp., a Delaware corporation

64.	Covanta Plymouth Investments Corp., a Delaware corporation

65.	Covanta Plymouth, Inc., a Delaware corporation

66.	Covanta Power Development of Mauritius, Inc., a Delaware corporation

67.	Covanta Power Development, Inc., a Delaware corporation

68.	Covanta Power International Holdings, Inc., a Delaware corporation

69.	Covanta Power LLC, a Delaware limited liability company By its Sole Member Covanta Energy Corporation

70.	Covanta Projects of Hawaii, Inc., a Hawaii corporation

71.	Covanta Projects of Wallingford, LP, a Delaware limited partnership By its General Partner Covanta OPW Associates, Inc. By its Limited Partner Covanta Wallingford Associates, Inc.

72.	Covanta Projects, Inc., a Delaware corporation

73.	Covanta Ref-Fuel Finance LLC (f/k/a Ref-Fuel Corp.), a Delaware limited liability company By its Sole Member Covanta ARC Holdings, LLC

74.	Covanta Ref-Fuel Holdings LLC, a Delaware limited liability company By its Sole Members MSW Energy Hudson LLC and MSW Energy Erie LLC

Annex A-3

75.	Covanta Ref-Fuel II LLC, a Delaware limited liability company By its Sole Member MSW Energy Holdings II LLC

76.	Covanta Ref-Fuel LLC (f/k/a Ref-Fuel LLC), a Delaware limited liability company By its Sole Member Covanta Ref-Fuel Finance, LLC

77.	Covanta Ref-Fuel Management II, LLC, a Delaware limited liability company By its Sole Member Covanta Ref-Fuel Management LLC

78.	Covanta Ref-Fuel Management LLC, a Delaware limited liability company By its Sole Member Covanta ARC LLC

79.	Covanta Renewable Energy Detroit, LLC, a Delaware limited liability company By its Sole Member Covanta RRS Holdings, Inc.

80.	Covanta Renewable Fuels LLC, a Delaware limited liability company By its Sole Member Covanta Energy Corporation

81.	Covanta Research & Technology, LLC, a Delaware limited liability company By its Sole Member Covanta Energy Corporation

82.	Covanta RRS Holdings, Inc., a Delaware corporation

83.	Covanta SECONN LLC, a Delaware limited liability company By its Sole Member Covanta ARC LLC

84.	Covanta Southeastern Florida Renewable Energy LLC, a Delaware limited liability company By its Sole Member Covanta Pasco, Inc.

85.	Covanta Stanislaus, Inc., a California corporation

86.

Covanta Sustainable Solutions, LLC (f/k/a Covanta Secure Services, LLC), a Delaware limited liability company

By its Sole Member Covanta 4Recovery, L.P. by its General Partner Covanta 4Recovery I, LLC and by its Limited Partners Covanta 4Recovery I, LLC and Covanta 4Recovery II, LLC

87.	Covanta Systems, LLC, a Delaware limited liability company By its Sole Member Covanta Waste to Energy, LLC

88.	Covanta Wallingford Associates, Inc., a Connecticut corporation

89.	Covanta Warren Energy Resources Co., Limited Partnership, a Delaware limited partnership By its General Partner Covanta Warren Holdings I, Inc.

90.	Covanta Warren Holdings I, Inc., a Virginia corporation

91.	Covanta Warren Holdings II, Inc., a California corporation

92.	Covanta Waste to Energy of Italy, Inc., a Delaware corporation

93.	Covanta Waste to Energy, LLC, a Delaware limited liability company By its Sole Member Covanta Projects, Inc.

94.	Covanta WBH, LLC, a Delaware limited liability company By its Sole Member Covanta Lancaster, Inc.

95.	Covanta York Renewable Energy LLC, a Delaware limited liability company By its Sole Member and Manager Covanta ES, Inc.

96.	DSS Environmental, Inc., a New York corporation

97.	ECOvanta, LLC, a Delaware limited liability company By its Sole Member Covanta 4Recovery I, LLC

98.	LMI, Inc., a Massachusetts corporation

Annex A-4

99.	M O’Connor LLC, a Delaware limited liability company By its Sole Member Covanta ES, Inc.

100.	Mount Kisco Transfer Station, Inc., a New York corporation

101.	MSW Energy Erie, LLC, a Delaware limited liability company By its Sole Member and Manager MWS Energy Holdings LLC

102.	MSW Energy Finance Co. II, Inc., a Delaware corporation

103.	MSW Energy Finance Co., Inc., a Delaware corporation

104.	MSW Energy Holdings II LLC, a Delaware limited liability company By its Sole Member and Manager Covanta ARC Holdings, Inc.

105.	MSW Energy Holdings LLC, a Delaware limited liability company By its Sole Member and Managing Member Covanta ARC Holdings, Inc.

106.	MSW Energy Hudson LLC, a Delaware limited liability company By its Sole Member MSW Energy Holdings LLC

107.	MSW I Sub, LLC, a Delaware limited liability company By its Sole Member Covanta ARC Holdings, LLC

108.	OPI Quezon, LLC, a Delaware limited liability company By its Sole Member Covanta Power International Holdings, Inc.

109.	Peabody Monofill Associates, Inc., a Massachusetts corporation

110.

Recycling Industries Transfer Station, LLC, a New York limited liability company

By its Sole Member and Manager Covanta 4Recovery, L.P. by its General Partner Covanta 4Recovery I, LLC and by its Limited Partners Covanta 4Recovery I, LLC and Covanta 4Recovery II, LLC

111.

TransRiver Philadelphia LLC, a Delaware limited liability company

By its Sole Member and Manager Covanta 4Recovery, L.P. by its General Partner Covanta 4Recovery I, LLC and by its Limited Partners Covanta 4Recovery I, LLC and Covanta 4Recovery II, LLC

Annex A-5

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Bank of America, N.A.	$300,000,000	100%
Total	$300,000,000	100%

Appendix A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Bank of America, N.A.	$107,000,000.00	11.888889%
Morgan Stanley Senior Funding, Inc.	$107,000,000.00	11.888889%
Barclays Bank PLC	$97,000,000.00	10.777778%
JPMorgan Chase Bank, N.A.	$97,000,000.00	10.777778%
Crédit Agricole Corporate and Investment Bank	$97,000,000.00	10.777778%
Citibank, N.A.	$65,000,000.00	7.222222%
TD Bank NA	$65,000,000.00	7.222222%
HSBC Bank USA, N.A.	$65,000,000.00	7.222222%
Union Bank NA	$65,000,000.00	7.222222%
RBS Citizens National Association	$65,000,000.00	7.222222%
Siemens Financial Services, Inc.	$25,000,000.00	2.777778%
Sumitomo Mitsui Banking Corporation	$25,000,000.00	2.777778%
Branch Banking & Trust Company	$20,000,000.00	2.222222%
Total	$900,000,000.00	100.000000%

Appendix A-2-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

CREDIT PARTIES:

COVANTA ENERGY CORPORATION

445 South Street

Morristown, NJ 07960

Attention: Chief Financial Officer

CC: General Counsel

Telecopier: (973) 882-7357

COVANTA HOLDING CORPORATION

445 South Street

Morristown, NJ 07960

Attention: Chief Financial Officer

CC: General Counsel

Telecopier: (973) 882-7357

CERTAIN SUBSIDIARIES OF COVANTA ENERGY

CORPORATION AS SET FORTH IN ANNEX A, AS GUARANTORS:

Care of: Covanta Energy Corporation

445 South Street

Morristown, NJ 07960

Attention: Chief Financial Officer

CC: General Counsel

Telecopier: (973) 882-7357

ADMINISTRATIVE AGENT, SWING LINE LENDER AND ISSUING BANKS:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

BANK OF AMERICA, N.A.

901 Main Street

Mail Code: TX1-492-14-12

Dallas, Texas 75202-3714

Attention: Karen Renee Puente

Telephone: 214-209-4108

Telecopier: 214-290-8378

Electronic Mail: karen.r.puente@baml.com

Annex B-1

Account No.: 1292000883

Attention: Corporate Credit Services

Ref: Covanta Energy

ABA# 026009593

Other Notices as Administrative Agent:

1)	BANK OF AMERICA, N.A.

AGENCY MANAGEMENT

901 Main Street

Mail Code: TX1-492-14-11

Dallas, TX 75202-3714

Attention: Ronaldo Naval

Telephone: 214-209-1162

Telecopier: 877-511-6124

Electronic Mail: ronaldo.naval@baml.com

2)	With copy to:

BANK OF AMERICA, N.A.

100 Federal Street

Mail Code: MA5-100-09-07

Boston, MA 02110

Attention: Maria F. Maia

Telephone: 617-434-5751

Telecopier: 980-233-7700

Electronic Mail: maria.f.maia@baml.com

SWING LINE LENDER:

BANK OF AMERICA, N.A.

901 Main Street

Mail Code: TX1-492-14-12

Dallas, Texas 75202-3714

Attention: Karen Renee Puente

Telephone: 214-209-4108

Telecopier: 214-290-8378

Electronic Mail: karen.r.puente@baml.com

Account No.: 1292000883

Attention: Corporate Credit Services

Ref: Covanta Energy

ABA# 026009593

ISSUING BANKS:

BANK OF AMERICA, N.A.

TRADE OPERATIONS

Annex B-2

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: John P. Yzeik

Telephone: 570-496-9588

Telecopier: 800-755-8743

Electronic Mail: john.p.yzeik@baml.com

JPMORGAN CHASE BANK, N.A.

131 South Dearborn, 5th Floor

Mail Code: IL1-0236

Chicago, Illinois 60603-5506

Telephone: 312-385-7236

Telecopier: 312-233-2264

Bank Name: JPMorgan Chase Bank, N.A.

ABA/Routing No.: 021000021

Account Name: LS2 Incoming Account

Account No.: 9008113381H2160

Reference: Covanta Energy

Annex B-3

SCHEDULE 1.1(a)

TO CREDIT AGREEMENT

CERTAIN ADJUSTMENTS TO FINANCIAL COVENANT DEFINITIONS

In determining the Interest Coverage Ratio, Leverage Ratio and Consolidated Adjusted EBITDA with respect to any calculation period ending prior to the first anniversary of the Closing Date, Consolidated Adjusted EBITDA and Consolidated Interest Expense for each Fiscal Quarter ending on the dates set forth below shall be the amounts identified under such period:

	Fiscal Quarter ending on December 31, 2011	Fiscal Quarter ending on September 30, 2011	Fiscal Quarter ending on June 30, 2011
Consolidated Adjusted EBITDA	$144,370,000	$152,086,000	$124,058,000
Consolidated Interest Expense	$33,845,000	$12,164,000	$34,004,000

SCHEDULE 1.1(a)-1

SCHEDULE 1.1(b)

TO CREDIT AGREEMENT

CLOSING DATE EXCLUDED SUBSIDIARIES

Schedule 1.1(b) – 1:

Pacific Energy Resources Incorporated
Pacific Hydropower Company
Penstock Power Company
Covanta Hampton Roads LLC
Central Valley Biomass Holdings, LLC
Covanta Mendota Holdings, Inc.
Covanta Delano, Inc.
Central Valley Fuels Management, Inc.
Covanta Hydro Operations West, Inc.
Covanta Biofuels, Inc.
Covanta Mendota, L.P.
Thermendota, Inc.
Covanta Otay 3 company
8309 Tujunga Ave.
Burney Mountain Power
Covanta Power Plant Operations
Penstock Power Company
Covanta Power Pacific, Inc.
Pacific Recovery Corporation
Generating Resource Recovery Partners, L.P.
Pacific Energy Operating Group, L.P.
Mt. Lassen Power
Pacific Oroville Power, Inc.
Pacific Wood Fuels Company
Stockton Landfill Gas LLC
Covanta Water Holdings, Inc.
Covanta Water Systems, Inc.
Covanta Bessemer, Inc.
Covanta Frederick/Carroll, Inc.
Covanta Harford, Inc.
Covanta Maine, LLC

Schedule 1.1(b) – 2:

Covanta Babylon, Inc.
Covanta Bristol, Inc.
Covanta Company of SEMASS, L.P.
Covanta Connecticut (S.E.), LLC
Covanta Dade Investments, Inc.
Covanta Dade Power Corp.

SCHEDULE 1.1(b)- 1

Covanta Dade Renewable Energy Ltd.
Covanta Delaware Valley, L.P.
Covanta Delaware Valley LLC
Covanta Delaware Valley II, LLC
Covanta Essex Company
Covanta Essex LLC
Covanta Essex II, LLC
Covanta Haverhill, Inc.
Covanta Haverhill Associates
Covanta Huntington Limited Partnership
Covanta Huntington Resource Recovery One Corp.
Covanta Huntington Resource Recovery Seven Corp.
Covanta Lake II, Inc.
Covanta Niagara LLC
Covanta Niagara II, LLC
Covanta Niagara, L.P.
Covanta Omega Lease, Inc.
Covanta Onondaga Five Corp.
Covanta Onondaga Four Corp.
Covanta Onondaga Three Corp.
Covanta Onondaga Two Corp.
Covanta Onondaga, Inc.
Covanta Onondaga, LP
Covanta Operations of SEMASS LLC
Covanta Operations of SEMASS II, LLC
Covanta Plymouth Renewable Energy Limited Partnership
Covanta SBR Associates
Covanta SEMASS LLC
Covanta SEMASS II, LLC
Covanta SEMASS, L.P.
Covanta Southeastern Connecticut Company
Covanta Southeastern Connecticut, L.P.
Covanta Springfield, LLC
Covanta Union, Inc.
Haverhill Power, LLC
Koma Kulshan Associates, L.P.
Pacific Ultrapower Chinese Station
SEMASS Partnership
South Fork II Associates, Limited Partnership

SCHEDULE 1.1(b)- 2

SCHEDULE 1.1(c)

TO CREDIT AGREEMENT

EXISTING LETTERS OF CREDIT

JPM REF NUMBER	RELEASE DATE	EXPIRY/MATURITY DATE	BENEFICIARY NAME	OUTSTANDING USD EQUIVALENT	NOTIFICATION DAYS
CTCS-642330	06/27/05	06/24/13	ROCKLAND TRUST COMPANY AS TRUSTEE	$6,554,753.00	120
CTCS-280437	10/31/11	10/31/12	CALIFORNIA INDEPENDENT SYSTEM	$500,000.00	30
CTCS-285119	01/11/08	01/31/13	TRAVELERS CASUALTY AND SURETY	$1,875,000.00	60
CTCS-302775	12/28/06	10/01/12	US BANK NATIONAL ASSOCIATION	$1,500,000.00	15
CTCS-302777	12/28/06	10/01/12	US BANK NATIONAL ASSOCIATION	$14,658,715.68	15
CTCS-302858	12/29/06	10/01/12	US BANK NATIONAL ASSOCIATION	$1,000,000.00	15
CTCS-325697	04/24/07	04/30/13	ROCKLAND TRUST COMPANY AS TRUSTEE	$107,100.00	120
CTCS-342773	07/12/07	07/13/12	SAN DIEGO GAS & ELECTRIC COMPANY	$7,297,080.00	90
CTCS-358902	02/23/12	12/05/12	US BANK NATIONAL ASSOCIATION	$1,649,166.66
CTCS-634322	03/15/04	04/01/13	NORTHEAST MARYLAND WASTE DISPOSAL	$10,000,000.00	30
CTCS-634324	03/15/04	03/31/13	HENNEPIN COUNTY	$12,000,000.00	60
CTCS-634325	03/15/04	04/01/13	VIRGINIA ELECTRIC AND POWER CO	$900,000.00	30
CTCS-634326	03/15/04	03/31/13	NATIONAL UNION FIRE INSURANCE CO.	$2,100,000.00	30
CTCS-634327	03/15/04	03/31/13	ACE AMERICAN INSURANCE COMPANY	$6,920,180.00	60
CTCS-212474	11/04/05	11/04/12	NATIONAL UNION FIRE INSURANCE CO.	$3,000,000.00	30
CTCS-773224	10/16/09	12/12/12	WASTE SYSTEM AUTHORITY	$2,500,000.00	60
CTCS-865084	08/19/10	08/15/12	YORK COUNTY SOLID WASTE AND REFUSE	$26,689,364.00	45
CTCS-855499	06/14/10	05/31/12	PROGRESS ENERGY FLORIDA, INC.	$1,775,000.00	60
CTCS-829741	03/02/10	03/01/13	ISLIP RESOURCE RECOVERY agency	$6,000,000.00	15
CTCS-825580	04/13/10	04/12/13	DUTCHESS COUNTY RESOURCE RECOVERY	$10,000,000.00	30
CTCS-817352	02/01/10	12/30/12	MIAMI-DADE COUNTY BOARD OF COUNTY	$16,530,000.00	60
CTCS-642328	06/27/05	06/24/12	CBS CORPORATION	$25,000,000.00	60
CTCS-793289	11/09/09	11/09/12	EXELON GENERATION COMPANY LLC	$1,226,400.00	30
CTCS-642329	06/27/05	06/24/12	AMERICAN REF-FUEL COMPANY, LLC	$50,000,000.00	90
CTCS-748915	03/24/09	03/31/12	US BANK NATIONAL ASSOCIATION	$1,250,000.00	15
CTCS-748034	09/23/09	09/30/12	CITY OF LONG BEACH	$13,191,636.61
CTCS-642337	06/27/05	06/24/12	NATIONAL UNION FIRE INSURANCE	$2,349,642.35	30
CTCS-642334	06/27/05	06/24/12	AMERICAN REF-FUEL COMPANY, LLC	$100,000.00	90
CTCS-903307	01/24/11	08/15/12	GDF SUEZ ENERGY MARKETING NA, INC.	$50,000,000.00	15
CTCS-801382	12/23/09	12/22/12	FEDERAL INSURANCE COMPANY	$52,000.00	60

SCHEDULE 1.1(c)- 1

SCHEDULE 1.1(d)

TO CREDIT AGREEMENT

CLOSING DATE FOREIGN SUBSIDIARIES

1.	Bal-Sam India Holdings Limited (Mauritius)

2.	Covanta Bangladesh Operating Limited (Bangladesh)*

3.	Covanta Brig y Cwm Limited (United Kingdom)

4.	Covanta Burnaby Renewable Energy, LLC (f/k/a Montenay Inc.) (Canada)

5.	Covanta Durham York Renewable Energy Limited Partnership (Canada)

6.	Covanta Energy (Ireland) Limited (Ireland)

7.	Covanta Energy (UK) Limited (United Kingdom)

8.	Covanta Energy Asia Holdings Ltd. (Mauritius)

9.	Covanta Energy Asia Pacific Holdings Limited (China)

10.	Covanta Energy Asia Pacific Ltd. (Hong Kong)

11.	Covanta Energy China (Delta) Limited (Mauritius)

12.	Covanta Energy China (Gamma) Limited (Mauritius)

13.	Covanta Energy India (Balaji) Limited (Mauritius)

14.	Covanta Energy India (CBM) Limited (Mauritius)

15.	Covanta Energy India (Samalpatti) Limited (India)

16.	Covanta Energy India Private Limited (Mauritius)

17.	Covanta Energy International Investments Limited (Mauritius)

18.	Covanta Energy Limited (United Kingdom)

19.	Covanta Energy Philippines Holdings, Inc.

20.	Covanta Europe Engineering Limited (Ireland)

21.	Covanta Europe Holdings S.a.r.l. (Luxembourg)

*	Unrestricted Subsidiary on the Closing Date

SCHEDULE 1.1(d)- 1

22.	Covanta Europe Operations Limited (Ireland)

23.	Covanta Five Limited (Mauritius)

24.	Covanta Four Limited (Mauritius)

25.	Covanta Gold River Renewable Energy Limited Partnership (Canada)

26.	Covanta Holding Limited (United Kingdom)

27.	Covanta Ince Park Limited (United Kingdom)

28.	Covanta Mauritius O&M Ltd. (Cayman Islands)

29.	Covanta One Limited (Mauritius)*

30.	Covanta RBWM Limited (United Kingdom)

31.	Covanta Rookery South Limited (United Kingdom)

32.	Covanta Three Limited (Mauritius)

33.	Covanta Two Limited (Mauritius)

34.	Covanta UK Engineering Limited (United Kingdom)

35.	Covanta UK Operations Limited (United Kingdom)

36.	Covanta Waste to Energy Asia Limited (Hong Kong)

37.	Covanta Waste to Energy Asia Ltd. (Mauritius)

38.	Dublin Waste to Energy (Holdings) Limited (Ireland)

39.	Dublin Waste to Energy Limited (Ireland)

40.	Edison (Bataan) Cogeneration Corporation (Philippines)

41.	Enereurope Holdings III, B.V. (Netherlands)

42.	GOA Holdings Limited (Mauritius)

43.	Hidro Operaciones Pedro S.A. (Costa Rica)

44.	Ince Park LLP

*	Unrestricted Subsidiary on the Closing Date

SCHEDULE 1.1(d)- 2

45.	Ogden Energy (Gulf) Limited (Mauritius)

46.	Ogden Energy India (Bakreshwar) Limited (Mauritius)

47.	Ogden Taiwan Investments Limited (Mauritius)

48.	Olmec Insurance Ltd. (Bermuda)

49.	Taixing Covanta Yanjiang Cogeneration Company Limited (China)

50.	TransRiver Canada Incorporated (Canada)

SCHEDULE 1.1(d)- 3

SCHEDULE 1.1(e)

TO CREDIT AGREEMENT

MANDATORY	COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Pounds Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Pounds Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

SCHEDULE 1.1(e)- 1

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 2.10 and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify Company and the Administrative Agent.

(e)	“Reference Banks” means, in connection with the determination of the Mandatory Cost, the principal London offices of Bank of America,

SCHEDULE 1.1(e)- 2

Morgan Stanley, Barclays Bank, Crédit Agricole and JPMCB or such other banks as may be appointed by the Administrative Agent in consultation with the Company; and

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Reference Bank with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

SCHEDULE 1.1(e)- 3

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 1.1(e)- 4

SCHEDULE 1.1(f)

TO CREDIT AGREEMENT

CLOSING DATE MATERIAL RESTRICTED SUBSIDIARIES

Semass Partnership

Covanta Company of SEMASS, L.P.

Covanta SEMASS II, LLC

Covanta SEMASS LLC

Covanta ARC LLC

Covanta Ref-Fuel Holdings LLC

MSW Energy Hudson LLC

MSW Energy Holdings LLC

MSW Energy Holdings II LLC

Covanta Ref-Fuel LLC

Covanta Ref-Fuel Finance LLC

Covanta ARC Holdings LLC

Covanta Hempstead Company

Covanta Hempstead LLC

Covanta Hempstead II, LLC

Covanta Essex Company

Covanta Essex LLC

Covanta Essex II, LLC

Covanta Niagara, L.P.

Covanta Niagara LLC

Covanta Niagara II, LLC

Covanta 4Recovery, L.P.

Covanta 4Recovery I, LLC

Covanta 4Recovery II, LLC

Covanta Indianapolis, Inc.

Covanta Systems, LLC

Covanta Waste to Energy, LLC

Covanta Projects, Inc.

Covanta Energy Group, Inc.

Covanta Haverhill, Inc.

Covanta Dade Renewable Energy Ltd.

Covanta Dade Investments, Inc.

Covanta Dade Power Corp.

Covanta Southeastern Florida Renewable Energy LLC

Covanta Pasco, Inc.

Covanta Power International Holdings, Inc.

Covanta Energy Americas, Inc.

Covanta Europe Holdings, S.a.r.l.

SCHEDULE 1.1(f)- 1

SCHEDULE 1.1(g)

TO CREDIT AGREEMENT

DISQUALIFIED LENDERS

Waste Management, Inc.

Republic Services, Inc.

Waste Connections, Inc.

Stericycle, Inc.

Veolia Environnement S.A.

Suez Environnement S.A.

Progressive Waste Solutions Ltd.

SCHEDULE 1.1(g)- 1

SCHEDULE 4.1

TO CREDIT AGREEMENT

JURISDICTIONS OF ORGANIZATION

COVANTA ENERGY CORPORATION AND ITS SUBSIDIARIES

	Company Name	Jurisdiction of Incorporation
1.	8309 Tujunga Avenue Corp.	California
2.	Burney Mountain Power	California
3.	Capital Compost & Waste Reduction Services, LLC	New York
4.	Central Valley Biomass Holdings, LLC	Delaware
5.	Central Valley Fuels Management, Inc.	Delaware
6.	Covanta 4Recovery I, LLC (f/k/a Covanta 4Recovery, LLC, f/k/a TransRiver LLC)	Delaware
7.	Covanta 4Recovery II, LLC (f/k/a TransRiver II, LLC)	Delaware
8.	Covanta 4Recovery, L.P. (f/k/a TransRiver Marketing Company, L.P.)	Delaware
9.	Covanta 4Recovery Portsmouth LLC (f/k/a TransRiver Portsmouth LLC)	Virginia
10.	Covanta 4Recovery Transfer Systems LLC (f/k/a TransRiver Transfer Systems LLC)	Delaware
11.	Covanta 4Recovery Waste LLC (f/k/a TransRiver Waste LLC)	Delaware
12.	Covanta Abington Transfer Solutions LLC	Delaware
13.	Covanta Alexandria /Arlington, Inc.	Virginia
14.	Covanta ARC Company	Delaware
15.	Covanta ARC Holdings, LLC (f/k/a Covanta ARC Holdings, Inc.)	Delaware
16.	Covanta ARC LLC	Delaware
17.	Covanta B-3, LLC (f/k/a eco/B-3, LLC)	New York
18.	Covanta Babylon, Inc.	New York
19.	Covanta Berkshire Holdings, Inc.	New York
20.	Covanta Berkshire Operations, Inc. (f/k/a EAC Operations, Inc.)	New York
21.	Covanta Bessemer, Inc.	Delaware
22.	Covanta Biofuels, Inc.	Delaware
23.	Covanta Bristol, Inc.	Connecticut
24.	Covanta Capital District LLC	Delaware
25.	Covanta Capital District II LLC	Delaware
26.	Covanta Capital District, L.P.	Delaware
27.	Covanta Company of SEMASS, L.P.	Delaware
28.	Covanta Connecticut (S.E.), LLC	Delaware
29.	Covanta Dade Investments, Inc.	Florida
30.	Covanta Dade Metals Recovery LLC	Florida
31.	Covanta Dade Power Corp.	Florida
32.	Covanta Dade Renewable Energy Ltd.	Florida
33.	Covanta Delano, Inc.	Delaware
34.	Covanta Delaware Valley LLC	Delaware
35.	Covanta Delaware Valley II, LLC	Delaware
36.	Covanta Delaware Valley, L.P.	Delaware

SCHEDULE 4.1- 1

	Company Name	Jurisdiction of Incorporation
37.	Covanta Development Company LLC	Delaware
38.	Covanta Energy Americas, Inc.	Delaware
39.	Covanta Energy Asia, Inc.	Delaware
40.	Covanta Energy Corporation	Delaware
41.	Covanta Energy Europe, Inc.	Delaware
42.	Covanta Energy Group, Inc.	Delaware
43.	Covanta Energy Marketing LLC	Delaware
44.	Covanta Energy Resource Corp.	Delaware
45.	Covanta Energy Services, Inc.	Delaware
46.	Covanta Engineering Services, Inc.	New Jersey
47.	Covanta ES, Inc.	Delaware
48.	Covanta Essex LLC	Delaware
49.	Covanta Essex II, LLC	Delaware
50.	Covanta Essex Company	New Jersey
51.	Covanta Fairfax, Inc.	Virginia
52.	Covanta Frederick/Carroll, Inc.	Maryland
53.	Covanta Hampton Roads LLC	Virginia
54.	Covanta Harford, Inc.	Maryland
55.	Covanta Harrisburg, Inc.	Delaware
56.	Covanta Haverhill Associates	Massachusetts
57.	Covanta Haverhill Properties, Inc.	Massachusetts
58.	Covanta Haverhill, Inc.	Massachusetts
59.	Covanta Hawaii Energy LLC	Hawaii
60.	Covanta Hempstead LLC	Delaware
61.	Covanta Hempstead II, LLC	Delaware
62.	Covanta Hempstead Company	New York
63.	Covanta Hennepin Energy Resource Co., Limited Partnership	Delaware
64.	Covanta Hillsborough, Inc.	Florida
65.	Covanta Honolulu Resource Recovery Venture	Hawaii
66.	Covanta Hudson Valley Renewable Energy LLC	Delaware
67.	Covanta Huntington Limited Partnership	Delaware
68.	Covanta Huntington Resource Recovery One Corp.	Delaware
69.	Covanta Huntington Resource Recovery Seven Corp.	Delaware
70.	Covanta Huntsville, Inc.	Alabama
71.	Covanta Hydro Operations West, Inc.	Delaware
72.	Covanta Indianapolis, Inc.	Indiana
73.	Covanta Kent, Inc.	Michigan
74.	Covanta Lake II, Inc.	Florida
75.	Covanta Lancaster, Inc.	Pennsylvania
76.	Covanta Lee, Inc.	Florida
77.	Covanta Long Beach Renewable Energy Corp.	Delaware
78.	Covanta Long Island, Inc.	Delaware
79.	Covanta MacArthur Renewable Energy, Inc.	New York
80.	Covanta Maine, LLC	Illinois
81.	Covanta Marion Land Corp.	Oregon
82.	Covanta Marion, Inc.	Oregon

SCHEDULE 4.1 - 2

	Company Name	Jurisdiction of Incorporation
83.	Covanta Mendota Holdings, Inc.	Delaware
84.	Covanta Mendota, L.P.	California
85.	Covanta Mid-Conn., Inc.	Connecticut
86.	Covanta Montgomery, Inc.	Maryland
87.	Covanta Niagara LLC	Delaware
88.	Covanta Niagara II, LLC	Delaware
89.	Covanta Niagara, L.P.	Delaware
90.	Covanta Oahu Waste Energy Recovery, Inc.	California
91.	Covanta Omega Lease, Inc.	Delaware
92.	Covanta Onondaga Five Corp.	Delaware
93.	Covanta Onondaga Four Corp.	Delaware
94.	Covanta Onondaga, LP	Delaware
95.	Covanta Onondaga Operations, Inc.	Delaware
96.	Covanta Onondaga Three Corp.	Delaware
97.	Covanta Onondaga Two Corp.	Delaware
98.	Covanta Onondaga, Inc.	New York
99.	Covanta Operations of SEMASS LLC	Delaware
100.	Covanta Operations of SEMASS II, LLC	Delaware
101.	Covanta Operations of Union, LLC	New Jersey
102.	Covanta OPW Associates, Inc.	Connecticut
103.	Covanta OPWH, Inc.	Delaware
104.	Covanta Otay 3 Company	California
105.	Covanta Palm Beach Renewable Energy LLC	Delaware
106.	Covanta Pasco, Inc.	Florida
107.	Covanta Pinellas, Inc.	Florida
108.	Covanta Pittsfield, LLC (f/k/a eco/Pittsfield, LLC)	New York
109.	Covanta Plymouth Energy Corp.	Delaware
110.	Covanta Plymouth GP Corp.	Delaware
111.	Covanta Plymouth, Inc.	Delaware
112.	Covanta Plymouth Investments Corp.	Delaware
113.	Covanta Plymouth Renewable Energy Limited Partnership	Delaware
114.	Covanta Power LLC	Delaware
115.	Covanta Power Development, Inc.	Delaware
116.	Covanta Power Development of Mauritius, Inc.	Delaware
117.	Covanta Power International Holdings, Inc.	Delaware
118.	Covanta Power Pacific, Inc.	California
119.	Covanta Power Plant Operations	California
120.	Covanta Projects of Hawaii, Inc.	Hawaii
121.	Covanta Projects of Wallingford, L.P.	Delaware
122.	Covanta Projects, Inc.	Delaware
123.	Covanta Ref-Fuel LLC	Delaware
124.	Covanta Ref-Fuel II LLC	Delaware
125.	Covanta Ref-Fuel Finance LLC	Delaware
126.	Covanta Ref-Fuel Holdings LLC	Delaware

SCHEDULE 4.1 - 3

	Company Name	Jurisdiction of Incorporation
127.	Covanta Ref-Fuel Management LLC	Delaware
128.	Covanta Ref-Fuel Management II, LLC	Delaware
129.	Covanta Renewable Energy Detroit, LLC	Delaware
130.	Covanta Renewable Fuels LLC	Delaware
131.	Covanta Research & Technology, LLC	Delaware
132.	Covanta RRS Holdings, Inc.	Delaware
133.	Covanta SBR Associates	Massachusetts
134.	Covanta SECONN LLC	Delaware
135.	Covanta SEMASS LLC	Delaware
136.	Covanta SEMASS II, LLC	Delaware
137.	Covanta SEMASS, L.P.	Delaware
138.	Covanta Southeastern Connecticut Company	Connecticut
139.	Covanta Southeastern Connecticut, L.P.	Delaware
140.	Covanta Southeastern Florida Renewable Energy LLC	Delaware
141.	Covanta Springfield, LLC	New York
142.	Covanta Stanislaus, Inc.	California
143.	Covanta Sustainable Solutions, LLC	Delaware
144.	Covanta Systems, LLC	Delaware
145.	Covanta Union, Inc.	New Jersey
146.	Covanta Wallingford Associates, Inc.	Connecticut
147.	Covanta Warren Energy Resources Co., Limited Partnership	Delaware
148.	Covanta Warren Holdings I, Inc.	Virginia
149.	Covanta Warren Holdings II, Inc.	California
150.	Covanta Waste to Energy, LLC	Delaware
151.	Covanta Waste to Energy of Italy, Inc.	Delaware
152.	Covanta Water Holdings, Inc.	Delaware
153.	Covanta Water Systems, Inc.	Delaware
154.	Covanta WBH, LLC (f/k/a WBH Generating Company, LLC)	Delaware
155.	Covanta York Renewable Energy LLC	Delaware
156.	DSS Environmental, Inc.	New York
157.	ECOvanta, LLC	Delaware
158.	Generating Resource Recovery Partners L.P.	California
159.	Haverhill Power, LLC	Delaware
160.	Koma Kulshan Associates LP	California
161.	LMI, Inc.	Massachusetts
162.	M O’Connor LLC	Delaware
163.	Mount Kisco Transfer Station, Inc.	New York
164.	MSW I Sub, LLC	Delaware
165.	MSW Energy Erie, LLC	Delaware
166.	MSW Energy Finance Co., Inc.	Delaware
167.	MSW Energy Finance Co. II, Inc.	Delaware
168.	MSW Energy Holdings LLC	Delaware
169.	MSW Energy Holdings II LLC	Delaware
170.	MSW Energy Hudson LLC	Delaware
171.	Mt. Lassen Power	California
172.	OPI Quezon, LLC	Delaware

SCHEDULE 4.1 - 4

	Company Name	Jurisdiction of Incorporation
173.	Pacific Energy Operating Group, L.P.	California
174.	Pacific Energy Resources Incorporated	California
175.	Pacific Hydropower Company	California
176.	Pacific Oroville Power, Inc.	California
177.	Pacific Recovery Corporation	California
178.	Pacific Ultrapower Chinese Station	California
179.	Pacific Wood Fuels Company	California
180.	Peabody Monofill Associates, Inc.	Massachusetts
181.	Penstock Power Company	California
182.	Recycling Industries Transfer Station, LLC	New York
183.	SEMASS Partnership	Massachusetts
184.	South Fork Associates, L.P.	California
185.	Stockton Landfill Gas LLC	Delaware
186.	Thermendota, Inc.	California
187.	TransRiver Philadephia LLC	Delaware
188.	Bal-Sam India Holdings, Ltd.	Mauritius
189.	Covanta Bangladesh Operating Ltd.*	Bangladesh
190.	Covanta Brig y Cwm Limited	United Kingdom
191.	Covanta Burnaby Renewable Energy, ULC (f/k/a Montenay Inc.)	Canada
192.	Covanta Durham York Renewable Energy Limited Partnership	Canada
193.	Covanta Energy Asia Holdings Ltd. (f/k/a Covanta Chinese Investments Ltd.)	Mauritius
194.	Covanta Energy Asia Pacific Holdings Ltd.	Hong Kong
195.	Covanta Energy Asia Pacific Ltd.	Hong Kong
196.	Covanta Energy China (Delta) Ltd.	Mauritius
197.	Covanta Energy China (Gamma) Ltd.	Mauritius
198.	Covanta Europe Engineering Limited	Ireland
199.	Covanta Energy India (Balaji) Limited	Mauritius
200.	Covanta Energy India (CBM) Ltd.	Mauritius
201.	Covanta Energy India Private Ltd.	India
202.	Covanta Energy India (Samalpatti) Ltd.	Mauritius
203.	Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments, Ltd.)	Mauritius
204.	Covanta Energy (Ireland) Limited	Ireland
205.	Covanta Energy Limited	United Kingdom
206.	Covanta Energy Philippine Holdings, Inc.	Philippines
207.	Covanta Energy (UK) Limited	United Kingdom
208.	Covanta Europe Holdings S.a.r.l.	Luxembourg
209.	Covanta Europe Operations Limited	Ireland
210.	Covanta Five Ltd.	Mauritius
211.	Covanta Four Ltd.	Mauritius
212.	Covanta Gold River Renewable Energy Limited Partnership	Canada
213.	Covanta Holding Limited	United Kingdom
214.	Covanta Ince Park Limited	United Kingdom
215.	Covanta Mauritius O&M Ltd.	Cayman Islands
216.	Covanta One Ltd.*	Mauritius

*	Unrestricted Subsidiary on the Closing Date

SCHEDULE 4.1 - 5

	Company Name	Jurisdiction of Incorporation
217.	Covanta RBWM Limited	United Kingdom
218.	Covanta Rookery South Limited	United Kingdom
219.	Covanta Three Ltd.	Mauritius
220.	Covanta Two Ltd.	Mauritius
221.	Covanta UK Engineering Limited	United Kingdom
222.	Covanta UK Operations Limited	United Kingdom
223.	Covanta Waste to Energy Asia Limited	Hong Kong
224.	Covanta Waste to Energy Asia Ltd. (f/k/a Covanta Energy China (Beta) Ltd.)	Mauritius
225.	Dublin Waste to Energy (Holdings) Limited	Ireland
226.	Dublin Waste to Energy Limited	Ireland
227.	Edison (Bataan) Cogeneration Corporation	Philippines
228.	Enereurope Holdings III, B.V.	Netherlands
229.	Goa Holdings Ltd.	Mauritius
230.	Hidro Operaciones Don Pedro S.A.	Costa Rica
231.	Ince Park, LLP	United Kingdom
232.	Ogden Energy (Gulf) Limited	Mauritius
233.	Ogden Energy India (Bakreshwar) Ltd.	Mauritius
234.	Ogden Taiwan Investments Ltd.	Mauritius
235.	Olmec Insurance Ltd.	Bermuda
236.	Taixing Ogden-Yanjiang Cogeneration Co. Ltd.	China
237.	TransRiver Canada Incorporation	Canada

*	Unrestricted Subsidiary on the Closing Date

SCHEDULE 4.1 - 6

SCHEDULE 4.2

TO CREDIT AGREEMENT

CAPITAL STOCK AND OWNERSHIP

SUBSIDIARIES

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
1.	8309 Tujunga Avenue Corp.	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
2.	Burney Mountain Power	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
3.	Capital Compost & Waste Reduction Services, LLC	New York	Limited Liability Company	100% owned by Covanta Berkshire Operations, Inc.
4.	Central Valley Biomass Holdings, LLC	Delaware	Limited Liability Company	100% owned by Covanta Energy Americas, Inc.
5.	Central Valley Fuels Management, Inc.	Delaware	Issued: 100 shares	100% owned by Central Valley Biomass Holdings, LLC
6.	Covanta 4Recovery I, LLC (f/k/a Covanta 4Recovery, LLC, f/k/a TransRiver LLC)	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
7.	Covanta 4Recovery II, LLC (f/k/a TransRiver II, LLC)	Delaware	Limited Liability Company	100% owned by Covanta 4Recovery I, LLC
8.	Covanta 4Recovery, L.P. (f/k/a TransRiver Marketing Company, L.P.)	Delaware	Limited Partnership	99% owned by Covanta 4Recovery I, LLC and 1% owned by Covanta 4Recovery II, LLC
9.	Covanta 4Recovery Portsmouth LLC (f/k/a TransRiver Portsmouth LLC)	Virginia	Limited Liability Company	100% owned by Covanta 4Recovery, L.P.
10.	Covanta 4Recovery Transfer Systems LLC (f/k/a TransRiver Transfer Systems LLC)	Delaware	Limited Liability Company	100% owned by Covanta 4Recovery, L.P.
11.	Covanta 4Recovery Waste LLC (f/k/a TransRiver Waste LLC)	Delaware	Limited Liability Company	100% owned by Covanta 4Recovery, L.P.
12.	Covanta Abington Transfer Solutions LLC	Delaware	Limited Liability Company	100% owned by Covanta ES, Inc.

SCHEDULE 4.2 - 1

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
13.	Covanta Alexandria /Arlington, Inc.	Virginia	Issued: 1,000 shares	100% owned by Covanta Systems, LLC.
14.	Covanta ARC Company	Delaware	General Partnership	99% owned by Covanta Ref-Fuel Management LLC and 1% owned by Covanta Ref-Fuel Management II, LLC
15.	Covanta ARC Holdings, LLC (f/k/a Covanta ARC Holdings, Inc.)	Delaware	Limited Liability Company	100% owned by Covanta Energy Corporation
16.	Covanta ARC LLC	Delaware	Limited Liability Company	100% by Covanta Ref-Fuel Holdings LLC
17.	Covanta B-3, LLC (f/k/a eco/B-3, LLC)	New York	Limited Liability Company	100% owned by Covanta Berkshire Operations, Inc.
18.	Covanta Babylon, Inc.	New York	Issued: 100 shares	100% owned by Covanta Systems, LLC
19.	Covanta Berkshire Holdings, Inc.	New York	Issued: 1000 shares	100% owned by Covanta Waste to Energy LLC
20.	Covanta Berkshire Operations, Inc. (f/k/a EAC Operations, Inc.)	New York	Issued: 100 shares	100% owned by Covanta Berkshire Holdings, Inc.
21.	Covanta Bessemer, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Water Systems, Inc.
22.	Covanta Biofuels, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Energy Americas, Inc.
23.	Covanta Bristol, Inc.	Connecticut	Issued: 100 shares	100% owned by Covanta Systems, LLC
24.	Covanta Capital District LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
25.	Covanta Capital District II LLC	Delaware	Limited Liability Company	100% owned by Covanta Capital District LLC
26.	Covanta Capital District, L.P.	Delaware	Limited Partnership	99% owned by Covanta Capital District I LLC and 1% owned by Covanta Capital District II LLC

SCHEDULE 4.2 - 2

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
27.	Covanta Company of SEMASS, L.P.	Delaware	Limited Partnership	98% owned by Covanta Operations of SEMASS LLC, 1% owned by Covanta SEMASS LLC and 1% owned by Covanta SEMASS II, LLC
28.	Covanta Connecticut (S.E.), LLC	Delaware	Limited Liability Company	100% owned by Covanta SECONN LLC
29.	Covanta Dade Investments, Inc.	Florida	Issued: 1000 shares	100% owned by Covanta Southeastern Florida Renewable Energy LLC
30.	Covanta Dade Metals Recovery LLC	Florida	Limited Liability Company	100% owned by Covanta Pasco, Inc.
31.	Covanta Dade Power Corp.	Florida	Issued: 2000 shares	100% owned by Covanta Southeastern Florida Renewable Energy LLC
32.	Covanta Dade Renewable Energy Ltd.	Florida	Limited Partnership	Covanta Dade Investments, Inc. 99% LP interest , Covanta Dade Power Corp. 1% GP interest
33.	Covanta Delano, Inc.	Delaware	Issued: 1000 shares	100% owned by Central Valley Biomass Holdings, LLC
34.	Covanta Delaware Valley LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
35.	Covanta Delaware Valley II, LLC	Delaware	Limited Liability Company	100% owned by Covanta Delaware Valley LLC
36.	Covanta Delaware Valley, L.P.	Delaware	Limited Partnership	1% owned by Covanta Delaware Valley II, LLC and 99% owned by Covanta Delawae Valley LLC

SCHEDULE 4.2 - 3

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
37.	Covanta Development Company LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC Company
38.	Covanta Energy Americas, Inc.	Delaware	Issued: 1,000 shares	100% owned by Covanta Energy Projects, Inc.
39.	Covanta Energy Asia, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Power International Holdings, Inc.
40.	Covanta Energy Corporation	Delaware	Issued: 200 shares	100% owned by Covanta Holding Corporation
41.	Covanta Energy Europe, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Power International Holdings, Inc.
42.	Covanta Energy Group, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Energy Corporation
43.	Covanta Energy Marketing LLC	Delaware	Limited Liability Company	100% owned by Covanta Energy Corporation
44.	Covanta Energy Resource Corp.	Delaware	Issued: 1,000 shares	100% owned by Covanta Waste to Energy, LLC
45.	Covanta Energy Services, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Waste to Energy, LLC
46.	Covanta Engineering Services, Inc.	New Jersey	Issued: 100 shares	100% owned by Covanta Systems, LLC
47.	Covanta ES, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Energy Corporation
48.	Covanta Essex LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
49.	Covanta Essex II, LLC	Delaware	Limited Liability Company	100% owned by Covanta Essex LLC

SCHEDULE 4.2 - 4

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
50.	Covanta Essex Company	New Jersey	General Partnership	99% owned by Covanta Essex LLC ; 1% owned by Covanta Essex II, LLC
51.	Covanta Fairfax, Inc.	Virginia	Issued: 100 shares	100% owned by Covanta Systems, LLC
52.	Covanta Frederick/Carroll, Inc.	Maryland	Issued: 100 shares	100% owned by Covanta Systems, LLC
53.	Covanta Hampton Roads LLC	Virginia	Limited Liability Company	100% owned by Covanta Projects, Inc.
54.	Covanta Harford, Inc.	Maryland	Issued: 100 shares	100% owned by Covanta Systems, LLC
55.	Covanta Harrisburg, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC
56.	Covanta Haverhill Associates	Massachusetts	Covanta Haverhill, Inc., General Partner – 88% Haverhill Power, LLC, General Partner – 12%	Covanta Haverhill, Inc. 88% General Partner Interest; Haverhill Power, LLC, 12% Limited Partner Interest
57.	Covanta Haverhill Properties, Inc.	Massachusetts	Issued: 100 shares	100% owned by Covanta Systems, LLC
58.	Covanta Haverhill, Inc.	Massachusetts	Issued: 100 shares	100% owned by Covanta Systems, LLC
59.	Covanta Hawaii Energy LLC	Hawaii	Limited Liability Company	100% owned by Covanta Projects of Hawaii, Inc.
60.	Covanta Hempstead LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
61.	Covanta Hempstead II, LLC	Delaware	Limited Liability Company	100% owned by Hempstead LLC
62.	Covanta Hempstead Company	New York	General Partnership	99% owned by Covanta Hempstead, LLC; 1% owned by Covanta Hempstead II, LLC

SCHEDULE 4.2 - 5

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
63.	Covanta Hennepin Energy Resource Co., Limited Partnership	Delaware	Covanta Energy Resource Corp. 99% General Partner Interest; Covanta OPWH 1% Limited Partner Interest	Covanta Energy Resource Corp., General Partner - 99%; Covanta OPWH, Inc, Limited Partner - 1%
64.	Covanta Hillsborough, Inc.	Florida	Issued: 100 shares	100% owned by Covanta Systems, LLC
65.	Covanta Honolulu Resource Recovery Venture	Hawaii	Covanta Projects of Hawaii, Inc. 50% GP Interest; Covanta Oahu Waste Energy Recovery, Inc. 50% GP Interest	Covanta Projects of Hawaii, Inc., General Partner – 50% Covanta Oahu Waste Energy Recovery, Inc., General Partner – 50%
66.	Covanta Hudson Valley Renewable Energy LLC	Delaware	Limited Liability Company	100% owned by Covanta ES, Inc.
67.	Covanta Huntington Limited Partnership	Delaware	Covanta Huntington Resource Recovery One Corp., Managing General Partner; Covanta Huntington Resource Recovery Seven Corp., General Partner; Mission Funding Zeta, Limited Partner; Pitney Bowes Credit Corporation, Limited Partner; Allstate Insurance Company, Limited Partner	Covanta Huntington Resource Recovery One Corp. and Covanta Huntington Resource Recovery Seven Corp. collectively, General Partners; Mission Funding Zeta, Limited Partner; Pitney Bowes Credit Corporation, Limited Partner; Allstate Insurance Company, Limited Partner. Interests of each partner varies from time to time depending upon type of interest.

SCHEDULE 4.2 - 6

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
68.	Covanta Huntington Resource Recovery One Corp.	Delaware	Issued: 1,000 shares	100% owned by Covanta Systems, LLC
69.	Covanta Huntington Resource Recovery Seven Corp.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC
70.	Covanta Huntsville, Inc.	Alabama	Issued: 100 shares	100% owned by Covanta Systems, LLC
71.	Covanta Hydro Operations West, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Energy Americas, Inc.
72.	Covanta Indianapolis, Inc.	Indiana	Issued: 100 shares	100% owned by Covanta Systems, LLC
73.	Covanta Kent, Inc.	Michigan	Issued: 100 shares	100% owned by Covanta Systems, LLC
74.	Covanta Lake II, Inc.	Florida	Issued: 750 shares common Issued: 250 shares preferred	75% owned by Covanta Systems, LLC; 25% owned by New Covanta Lake Holding LLC
75.	Covanta Lancaster, Inc.	Pennsylvania	Issued: 100 shares	100% owned by Covanta Systems, LLC
76.	Covanta Lee, Inc.	Florida	Issued: 100 shares	100% owned by Covanta Systems, LLC
77.	Covanta Long Beach Renewable Energy Corp.	Delaware	Issued: 100 shares	100% owned by Covanta ES, Inc.
78.	Covanta Long Island, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC
79.	Covanta MacArthur Renewable Energy, Inc.	New York	Issued: 100 shares	100% owned by Covanta ES, Inc.
80.	Covanta Maine, LLC	Illinois	Limited Liability Company	100% owned by Covanta Energy Corporation
81.	Covanta Marion Land Corp.	Oregon	Issued: 1000 common shares 300 preferred shares	76.923% owned by Covanta Systems, LLC; 23.177% owned by third party.

SCHEDULE 4.2 - 7

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
82.	Covanta Marion, Inc.	Oregon	Issued: 10 shares	100% owned by Covanta Systems, LLC
83.	Covanta Mendota Holdings, Inc.	Delaware	Issued: 10 shares	100% owned by Central Valley Biomass Holdings, LLC
84.	Covanta Mendota, L.P.	California	Limited Partnership	Thermendota, Inc. 60% GP interest, Covanta Mendota Holdings, Inc. 40% LP interest
85.	Covanta Mid-Conn., Inc.	Connecticut	Issued: 1,000 shares	100% owned by Covanta RRS Holdings, Inc.
86.	Covanta Montgomery, Inc.	Maryland	Issued: 100 shares	100% owned by Covanta Systems, LLC
87.	Covanta Niagara LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
88.	Covanta Niagara II, LLC	Delaware	Limited Liability Company	100% owned by Covanta Niagara LLC
89.	Covanta Niagara, L.P.	Delaware	Limited Partnership	99% owned by Covanta Niagara LLC; 1% owned by Covanta Niagara II, LLC
90.	Covanta Oahu Waste Energy Recovery, Inc.	California	Issued: 1,000 shares	100% owned by Covanta RRS Holdings, Inc.
91.	Covanta Omega Lease, Inc.	Delaware	Issued: 1,000 shares	100% owned by Covanta Haverhill, Inc.
92.	Covanta Onondaga Five Corp.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC
93.	Covanta Onondaga Four Corp.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC

SCHEDULE 4.2 - 8

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
94.	Covanta Onondaga, LP	Delaware	Covanta Onondaga, Inc., General Partner; Covanta Onondaga Two Corp., General Partner; Covanta Onondaga Three Corp., General Partner; Covanta Onondaga Four Corp., General Partner; Covanta Onondaga Five Corp., General Partner;	Covanta Onondaga, Inc. Covanta Onondaga Two Corp.; Covanta Onondaga Three Corp.; Covanta Onondaga Four Corp.; and Covanta Onondaga Five collectively own all General Partnership interests
95.	Covanta Onondaga Operations, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC
96.	Covanta Onondaga Three Corp.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC
97.	Covanta Onondaga Two Corp.	Delaware	Issued: 100 shares	100% owned by Covanta Systems, LLC
98.	Covanta Onondaga, Inc.	New York	Issued: 100 shares	100% owned by Covanta Systems, LLC
99.	Covanta Operations of SEMASS LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
100.	Covanta Operations of SEMASS II, LLC	Delaware	Limited Liability Company	100% owned by Covanta Operations of SEMASS LLC
101.	Covanta Operations of Union, LLC	New Jersey	Covanta Projects, Inc. 99% Covanta Waste to Energy, LLC, 1% Interest.	Covanta Projects, Inc. owns 99% Covanta Waste to Energy, LLC owns 1%
102.	Covanta OPW Associates, Inc.	Connecticut	Issued: 100 shares	100% owned by Covanta Waste to Energy, LLC
103.	Covanta OPWH, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Waste to Energy, LLC
104.	Covanta Otay 3 Company	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
105.	Covanta Palm Beach Renewable Energy LLC	Delaware	Limited Liability Company	100% owned by Covanta Energy Corporation

SCHEDULE 4.2 - 9

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
106.	Covanta Pasco, Inc.	Florida	Issued: 100 shares	100% owned by Covanta Systems, LLC
107.	Covanta Pinellas, Inc.	Florida	Issued: 100 shares	100% owned by Covanta Systems, LLC
108.	Covanta Pittsfield, LLC (f/k/a eco/Pittsfield, LLC)	New York	Limited Liability Company	100% owned by Covanta Berkshire Operations, Inc.
109.	Covanta Plymouth Energy Corp.	Delaware	Issued: 100 shares	100% owned by Covanta ES, Inc.
110.	Covanta Plymouth GP Corp.	Delaware	Issued: 750 shares	100% owned by Covanta Plymouth Energy Corp.
111.	Covanta Plymouth, Inc.	Delaware	Issued: 150,000 shares	100% owned by Covanta Plymouth Energy Corp.
112.	Covanta Plymouth Investments Corp.	Delaware	Issued: 750 shares	100% owned by Covanta Plymouth Energy Corp.
113.	Covanta Plymouth Renewable Energy Limited Partnership	Delaware	Limited Partnership	Covanta Energy Corporation 40% LP interest, Covanta Plymouth GP Corp. 27.999% GP interest, Covanta Plymouth, Inc. 1% MGP interest, Covanta Plymouth Investments Corp. 31.001% LP interest
114.	Covanta Power LLC	Delaware	Limited Liability Company	100% owned by Covanta Energy Corporation
115.	Covanta Power Development, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Power International Holdings, Inc.
116.	Covanta Power Development of Mauritius, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Power Development, Inc.
117.	Covanta Power International Holdings, Inc.	Delaware	Issued: 1,000 shares	100% owned by Covanta Energy Americas, Inc.

SCHEDULE 4.2 - 10

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
118.	Covanta Power Pacific, Inc.	California	Issued: 10 shares	100% owned by Covanta Energy Americas, Inc.
119.	Covanta Power Plant Operations	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
120.	Covanta Projects of Hawaii, Inc.	Hawaii	Issued: 1,000 shares	100% owned by Covanta RRS Holdings, Inc.
121.	Covanta Projects of Wallingford, L.P.	Delaware	Covanta OPW Associates, Inc., 2% General Partner interest Covanta Wallingford Associates, Inc., 98% Limited Partner interest	Covanta OPW Associates, Inc. 2% General Partner Interest; Covanta Wallingford Associates, Inc. 98% Limited Partner Interest
122.	Covanta Projects, Inc.	Delaware	Issued: 1,000 shares	100% owned by Covanta Energy Group, Inc.
123.	Covanta Ref-Fuel LLC	Delaware	Limited Liability Company	100% owned by Covanta Ref-Fuel Finance LLC
124.	Covanta Ref-Fuel II LLC	Delaware	Limited Liability Company	100% owned by MSW Energy Holdings II LLC
125.	Covanta Ref-Fuel Finance LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC Holdings, Inc.
126.	Covanta Ref-Fuel Holdings LLC	Delaware	Limited Liability Company	.1% interest owned by Covanta Ref-fuel II LLC, 49.9% interest owned by MSW Energy Holdings II LLC, 49.8% interest owned by MSW Energy Hudson LLC and .2% interest owned by MSW Energy Erie LLC
127.	Covanta Ref-Fuel Management LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
128.	Covanta Ref-Fuel Management II, LLC	Delaware	Limited Liability Company	100% owned by Covanta Ref-Fuel Management LLC

SCHEDULE 4.2 - 11

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
129.	Covanta Renewable Energy Detroit, LLC	Delaware	Limited Liability Company	100% owned by Covanta RRS Holdings, Inc.
130.	Covanta Renewable Fuels LLC	Delaware	Limited Liability Company	100% owned by Covanta Energy Corporation
131.	Covanta Research & Technology, LLC	Delaware	Limited Liability Company	100% owned by Covanta Energy Corporation
132.	Covanta RRS Holdings, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Waste to Energy, LLC
133.	Covanta SBR Associates	Massachusetts	Covanta Haverhill, Inc., 34.7% General Partner Covanta Omega Lease, Inc., 65.3% General Partner	Covanta Haverhill, Inc. 34.7% General Partner Interest; Covanta Omega Lease, Inc. 65.3% General Partner Interest
134.	Covanta SECONN LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
135.	Covanta SEMASS LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC LLC
136.	Covanta SEMASS II, LLC	Delaware	Limited Liability Company	100% owned by Covanta SEMASS LLC
137.	Covanta SEMASS, L.P.	Delaware	Limited Partnership	1% interest owned by Covanta Operations of SEMASS II, LLC and 99% interest owned by Covanta Operations of SEMASS LLC
138.	Covanta Southeastern Connecticut Company	Connecticut	General Partnership	1% owned by Covanta Connecticut (S.E.), LLC and 99% owned by Covanta Southeastern Connecticut, L.P.

SCHEDULE 4.2 - 12

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
139.	Covanta Southeastern Connecticut, L.P.	Delaware	Limited Partnership	99% owned by Covanta SECONN LLC and 1% owned by Covanta Connecticut (S.E.), LLC
140.	Covanta Southeastern Florida Renewable Energy LLC	Delaware	Limited Liability Company	100% owned by Covanta Pasco, Inc.
141.	Covanta Springfield, LLC	New York	Limited Liability Company	100% owned by Covanta Berkshire Operations, Inc.
142.	Covanta Stanislaus, Inc.	California	Issued: 100 shares	100% owned by Covanta Systems, LLC
143.	Covanta Sustainable Solutions, LLC	Delaware	Limited Liability Company	100% owned by Covanta 4Recovery, L.P.
144.	Covanta Systems, LLC	Delaware	Issued: 100 shares	100% owned by Covanta Waste to Energy, LLC
145.	Covanta Union, Inc.	New Jersey	Issued: 100 shares	100% owned by Covanta Systems, LLC
146.	Covanta Wallingford Associates, Inc.	Connecticut	Issued: 100 shares	100% owned by Covanta Waste to Energy, LLC
147.	Covanta Warren Energy Resources Co., Limited Partnership	Delaware	Limited Partnership	Covanta Warren Holdings I, Inc., 99% General Partner Covanta Warren Holdings II, Inc., 1% Limited Partner
148.	Covanta Warren Holdings I, Inc.	Virginia	Issued: 100 shares	100% owned by Covanta Systems, LLC
149.	Covanta Warren Holdings II, Inc.	California	Issued: 100 shares	100% owned by Covanta Systems, LLC
150.	Covanta Waste to Energy, LLC	Delaware	Issued: 100 shares	100% owned by Covanta Projects, Inc.
151.	Covanta Waste to Energy of Italy, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Power International Holdings, Inc.

SCHEDULE 4.2 - 13

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
152.	Covanta Water Holdings, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Projects, Inc.
153.	Covanta Water Systems, Inc.	Delaware	Issued: 100 shares	100% owned by Covanta Water Holdings, Inc.
154.	Covanta WBH, LLC (f/k/a WBH Generating Company, LLC)	Delaware	Limited Liability Company	100% owned by Covanta Lancaster, Inc.
155.	Covanta York Renewable Energy LLC	Delaware	Limited Liability Company	100% owned by Covanta ES, Inc.
156.	DSS Environmental, Inc.	New York	Issued: 100 shares	90% owned by Covanta Water Systems, Inc. and 10% owned by individual shareholders.
157.	ECOvanta, LLC	Delaware	Limited Liability Company	100% owned by Covanta 4Recovery I, LLC
158.	Generating Resource Recovery Partners L.P.	California	Pacific Recovery Corporation (a California Corporation), General Partner – 50% Covanta Power Pacific, Inc., Limited Partner – 50%	Pacific Recovery Corporation 50% General Partner Interest; Covanta Power Pacific, Inc., 50% LP Interest
159.	Haverhill Power, LLC	Delaware	Issued: 10,000 shares	100% owned by Covanta Haverhill, Inc.
160.	Koma Kulshan Associates LP	California	Limited Partnership	Penstock Power Company 48.99% LP interest and 1% GP interest, Covanta Power Pacific, Inc. .01% LP interest, 50% owned by third party
161.	LMI, Inc.	Massachusetts	Issued: 10,000 shares	100% owned by Covanta Haverhill, Inc.
162.	M O’Connor LLC	Delaware	Limited Liability Company	100% owned by Covanta ES, Inc.

SCHEDULE 4.2 - 14

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
163.	Mount Kisco Transfer Station, Inc.	New York	Issued: 10 shares	100% owned by Covanta 4Recovery, L.P.
164.	MSW I Sub, LLC	Delaware	Limited Liability Company	100% owned by Covanta ARC Holdings, Inc.
165.	MSW Energy Erie, LLC	Delaware	Limited Liability Company	100% owned by MSW Energy Holdings LLC
166.	MSW Energy Finance Co., Inc.	Delaware	Issued: 100 shares	100% owned by MSW Energy Holdings LLC
167.	MSW Energy Finance Co. II, Inc.	Delaware	Issued: 3000 shares	100% owned by MSW Energy Holdings II LLC
168.	MSW Energy Holdings LLC	Delaware	Limited Liability Company	98.315% owned by Covanta ARC Holdings, LLC; 1.685% owned by MSW I Sub, LLC
169.	MSW Energy Holdings II LLC	Delaware	Limited Liability Company	100% owned by Covanta Ref-Fuel LLC
170.	MSW Energy Hudson LLC	Delaware	Limited Liability Company	100% owned by MSW Energy Holdings LLC
171.	Mt. Lassen Power	California	Issued: 10 shares	100% owed by Covanta Power Pacific, Inc.
172.	OPI Quezon, LLC	Delaware	Issued: 100 shares	100% owned by Covanta Power International Holdings, Inc.
173.	Pacific Energy Operating Group, L.P.	California	Pacific Recovery Corporation, General Partner - 50% Covanta Power Pacific, Inc., Limited Partner - 50%	Pacific Recovery Corporation – 50% General Partner Interest; Covanta Power Pacific, Inc., – 50% Limited Partner
174.	Pacific Energy Resources Incorporated	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.

SCHEDULE 4.2 - 15

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
175.	Pacific Hydropower Company	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
176.	Pacific Oroville Power, Inc.	California	Issued: 1,000 shares	100% owned by Covanta Power Pacific, Inc.
177.	Pacific Recovery Corporation	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
178.	Pacific Ultrapower Chinese Station	California	General Partnership	Pacific Energy Resources Incorporated 55% GP interest; 45% owned by third party
179.	Pacific Wood Fuels Company	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
180.	Peabody Monofill Associates, Inc.	Massachusetts	Issued: 10,000 shares	100% owned by Covanta Waste to Energy, LLC
181.	Penstock Power Company	California	Issued: 10 shares	100% owned by Covanta Power Pacific, Inc.
182.	Recycling Industries Transfer Station, LLC	New York	Limited Liability Company	100% owned by Covanta 4Recovery, L.P.
183.	SEMASS Partnership	Massachusetts	Limited Partnership	90% interest owned by Covanta Company of SEMASS, L.P. and 10% owned by Arkmass, Inc.
184.	South Fork Associates, L.P.	California	Limited Partnership	Pacific Hydropower Company 49.9995% GP interest and .0005% LP interest; 50% owned by third party
185.	Stockton Landfill Gas LLC	Delaware	Limited Liability Company	100% owned by Covanta Power Pacific, Inc.
186.	Thermendota, Inc.	California	Issued: 100 shares	100% owned by Covanta Mendota Holdings, Inc.

SCHEDULE 4.2 - 16

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
187.	TransRiver Philadephia LLC	Delaware	Limited Liability Company	100% owned by Covanta 4Recovery, L.P.
188.	Bal-Sam India Holdings, Ltd.	Mauritius	Issued: 2 shares	100% owned by Covanta Energy India Investments Ltd.
189.	Covanta Bangladesh Operating Ltd.*	Bangladesh	Issued: 96 shares	100% owned by Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments, Ltd.)* (*per Bangladeshi law each Covanta director holds 1 share)
190.	Covanta Brig y Cwm Limited	United Kingdom	Issued: 1 share Value: £1	100% owned by Covanta Energy Limited
191.	Covanta Burnaby Renewable Energy, ULC (f/k/a Montenay Inc.)	Canada	Issued: 10,500 shares	100% owned by Covanta Energy Corporation
192.	Covanta Durham York Renewable Energy Limited Partnership	Canada	Limited Partnership	Covanta Burnaby Renewable Energy, ULC 99% LP interest, TransRiver Canada Incorporated 1% GP interest
193.	Covanta Energy Asia Holdings Ltd. (f/k/a Covanta Chinese Investments Ltd.)	Mauritius	Issued: 42,822,195 shares at U.S. $1.00 par value	100% owned by Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments, Ltd.)
194.	Covanta Energy Asia Pacific Holdings Ltd.	Hong Kong	Issued: 100 shares each at HK $10.00 par value	100% owned by Covanta Waste to Energy Asia Limited

*	Unrestricted Subsidiary on the Closing Date.

SCHEDULE 4.2 - 17

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
195.	Covanta Energy Asia Pacific Ltd.	Hong Kong	Issued: 100 shares each at HK $10.00 par value	50% owned by Covanta Power Development Inc. and 50% owned by Covanta Power International Holdings, Inc.
196.	Covanta Energy China (Delta) Ltd.	Mauritius	Issued: 12,150,002 shares issued at $1.00 par value	100% owned by Covanta Energy Asia Holdings Ltd. (f/k/a Covanta Chinese Investments Ltd.)
197.	Covanta Energy China (Gamma) Ltd.	Mauritius	Issued: 7,350,002 shares issued at $1.00 par value	100% owned by Covanta Energy Asia Holdings Ltd. (f/k/a Covanta Chinese Investments Ltd.)
198.	Covanta Europe Engineering Limited	Ireland	Issued: 1 share issued at €1.00 par value	100% owned by Covanta Energy (Ireland) Limited
199.	Covanta Energy India (Balaji) Limited	Mauritius	Issued: 100,000 shares.	100% owned by Covanta Energy India Investments Ltd.
200.	Covanta Energy India (CBM) Ltd.	Mauritius	Issued: 2 shares issued at U.S. $1.00 par value	100% owned by Covanta Energy India Investments Ltd.
201.	Covanta Energy India Private Ltd.	India	Issued: Covanta Five Ltd. - 9,900 shares; Covanta One Ltd. - 100 shares	99% owned by Covanta Five Ltd., 1% owned by Covanta One Ltd.
202.	Covanta Energy India (Samalpatti) Ltd.	Mauritius	Issued: 15 shares	100% owned by Covanta Energy India Investments Ltd.
203.	Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments, Ltd.)	Mauritius	Issued: 2 shares	100% owned by Covanta Europe Holdings S.a.r.l.

SCHEDULE 4.2 - 18

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
204.	Covanta Energy (Ireland) Limited	Ireland	Issued: 1 share issued at €1.00 par value	100% owned by Covanta Europe Holdings S.a.r.l.
205.	Covanta Energy Limited	United Kingdom	Issued: 1 share	100% owned by Covanta Europe Holdings S.a.r.l.
206.	Covanta Energy Philippine Holdings, Inc.	Philippines	Issued: 52,605 shares at Php 100 par value (Per Philippine law each Covanta director holds 1 share)	100%* owned by Covanta Power International Holdings, Inc. (*per Philippine law each Covanta director holds 1 share)
207.	Covanta Energy (UK) Limited	United Kingdom	Issued: 1000 shares Value: £ 1	100% owned by Covanta Energy Limited
208.	Covanta Europe Holdings S.a.r.l.	Luxembourg	Issue: 250,000	100% owned by Covanta Power International Holdings, Inc.
209.	Covanta Europe Operations Limited	Ireland	Issued: 1 share issued at €1.00 par value	100% owned by Covanta Energy (Ireland) Limited
210.	Covanta Five Ltd.	Mauritius	Issued: 2 shares	100% owned by Covanta Energy International Investments Ltd.
211.	Covanta Four Ltd.	Mauritius	Issued: 2 shares	100% owned by Covanta Energy International Investments Ltd.
212.	Covanta Gold River Renewable Energy Limited Partnership	Canada	Limited Partnership	Covanta Burnaby Renewable Energy, ULC 99% interest, TransRiver Canada Incorporated 1% interest
213.	Covanta Holding Limited	United Kingdom	Issued: 1000 shares	100% owned by Covanta Europe Holdings S.a.r.l.

SCHEDULE 4.2 - 19

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
214.	Covanta Ince Park Limited	United Kingdom	Issued: 1 share Value: £1	100% owned by Covanta Energy Limited
215.	Covanta Mauritius O&M Ltd.	Cayman Islands	Issued: 2 shares issued at $1.00 par value	100% owned by Covanta Power Development of Mauritius, Inc.
216.	Covanta One Ltd.*	Mauritius	Issued: 2 shares issued at $11.00 par value	100% owned by Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments Ltd.)
217.	Covanta RBWM Limited	United Kingdom	Issued: 1 share Value: £1	100% owned by Covanta Energy Limited
218.	Covanta Rookery South Limited	United Kingdom	Issued: 1 share Value: £1	100% owned by Covanta Energy Limited
219.	Covanta Three Ltd.	Mauritius	Issued: 2 shares	100% owned by Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments Ltd.)
220.	Covanta Two Ltd.	Mauritius	Issued: 2 shares	100% owned by Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments, Ltd.)
221.	Covanta UK Engineering Limited	United Kingdom	Issued: 1 share Value: £1	100% owned by Covanta Energy Limited
222.	Covanta UK Operations Limited	United Kingdom	Issued: 1 share Value: £1	100% owned by Covanta Energy Limited
223.	Covanta Waste to Energy Asia Limited	Hong Kong	Issued: 4,680,100	100% owned by Covanta Energy Asia Holdings Ltd.

*	Unrestricted Subsidiary on the Closing Date

SCHEDULE 4.2 - 20

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
224.	Covanta Waste to Energy Asia Ltd. (f/k/a Covanta Energy China (Beta) Ltd.)	Mauritius	Issued: 12,000,002 shares issued at $1.00 par value	100% owned by Covanta Energy Asia Holdings Ltd. (f/k/a Covanta Chinese Investments Ltd.)
225.	Dublin Waste to Energy (Holdings) Limited	Ireland	Issued: 1000 shares issued at €0.001 each par value	Covanta Energy (Ireland) Limited holds 510 shares 51% interest and DONG Energy Power A/S holds 490 shares 49% interest
226.	Dublin Waste to Energy Limited	Ireland	Issued: 1 share issued at €1.00 par value	100% owned by Dublin Waste to Energy (Holdings) Limited
227.	Edison (Bataan) Cogeneration Corporation	Philippines	Issued: 4,800,000 common stock (Per Philippine law each Covanta director holds 1 share)	100%* owned by Covanta Power International Holdings, Inc. (*per Philippine law each Covanta director holds 1 share)
228.	Enereurope Holdings III, B.V.	Netherlands	Issued: EUR 20,000 and NLG 44,074.20	100% owned by Covanta Power International Holdings, Inc.
229.	Goa Holdings Ltd.	Mauritius

Issued: 10,000 shares; 34,852 convertible debentures

(Per the terms of issuance, the convertible debentures automatically converted to shares upon the commercial operation date of the Samalpatti Project, but, the company has not yet effected the necessary recapitalization with the Mauritius authorities.)

100% owned by Covanta Energy India (Samalpatti) Ltd.

SCHEDULE 4.2 - 21

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
230.	Hidro Operaciones Don Pedro S.A.	Costa Rica	780 shares @ 1,00	100% owned by Covanta Power International Holdings, Inc.
231.	Ince Park LLP	United Kingdom		50% owned by Covanta Ince Park Limited; 50% owned by third party
232.	Ogden Energy (Gulf) Limited	Mauritius	Issued: 2 shares issued at $1.00 par value	100% owned by Covanta Power International Holdings, Inc.
233.	Ogden Energy India (Bakreshwar) Ltd.	Mauritius	Issued: 2 shares	100% owned by Covanta Power International Holdings, Inc.
234.	Ogden Taiwan Investments Ltd.	Mauritius	Issued: 2 shares issued at $1.00 par value	100% owned by Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments Ltd.)
235.	Olmec Insurance Ltd.	Bermuda	Issued: 1,000,000 common shares have been 50% called and paid totaling $500,000	100% owned by Covanta Energy Group, Inc.

SCHEDULE 4.2 - 22

	Company Name	Jurisdiction of Incorporation	Capital Stock or Equity Interests	Description of Anticipated Ownership As of the Closing Date
236.	Taixing Ogden-Yanjiang Cogeneration Co. Ltd.	China

Covanta Energy China (Delta) Ltd. – 60% interest

Covanta Energy China (Gamma) Ltd. – 36.3% interest

Local Chinese government controlled entity - 3.7% interest

Authorized: Registered capital of $20,250,000

Issued: All issued

60% owned by Covanta Energy China (Delta) Ltd.; 36.3% owned by Covanta Energy China (Gamma) Ltd.; 3.7% owned by local Chinese government controlled entity
237.	TransRiver Canada Incorporation	Canada	Issued: 65 shares	100% owned by Covanta Energy Corporation

SCHEDULE 4.2 - 23

SCHEDULE 4.12

TO CREDIT AGREEMENT

REAL ESTATE ASSETS

I.	Fee Interests

A.	Office Locations

•	None.

B.	Project Locations

•	Holliston Transfer Station, Holliston, Massachusetts

•	16.516 acre parcel situated in Holliston, Massachusetts and owned by Covanta 4Recovery Transfer Systems LLC

•	Girard Point Transfer Station, 2700/2706R Penrose Avenue, Philadelphia Pennsylvania

•	58th Street Transfer Station, 2209 South 58th Street, Philadelphia Pennsylvania

•	B-3, Transfer Station, One Flint’s Crossing Road, Canaan, New York

•	Springfield Transfer Station, 188 M Street, Agawam, MA 01001

•	Pittsfield Transfer Station, 500 Hubbard Ave. Pittsfield, MA 01201

•	WBH Generating Company, LLC

•	Waste-to-Energy facility located in Tulsa, Oklahoma, 2122 South Yukon Ave., Tulsa, OK 74017

C.	Other

•	83 acres of undeveloped desert land situated between Sidewinder Road and Ogilby Road in the Imperial Valley, California, owned by Covanta Secure Services, LLC.

II.	Leasehold Interests

A.	Office Locations

•	445 South Street, Morristown, NJ 07960, lease between Covanta Holding Corporation and Advance at Southgate, LLC

SCHEDULE 4.12 - 1

B.	Project Locations

Alexandria/Arlington WTE Project (Virginia)

•	Amended and Restated Site Lease dated October 1, 1985 by and among Covanta Alexandria/Arlington, Inc, the City of Alexandria, Virginia and Arlington County Virginia

•	Operating Lease Agreement dated November 1, 1998 by and among Covanta Alexandria/Arlington, Inc, the City of Alexandria, Virginia and Arlington County Virginia

Hempstead Refuse Disposal District, New York

•	Site Lease Agreement between Town of Hempstead Industrial Development Agency and American Ref-Fuel Company of Hempstead, dated as of November 1, 1986, as amended March 1, 1997 and December 12, 2007

•	Amended and Restated Lease Agreement between Town of Hempstead Industrial Development Agency and Covanta Hempstead Company, dated as of December 12, 2007

Honolulu WTE Project, Hawaii

•	Lease Agreement between State Street Bank and Trust Company and Covanta Honolulu Resource Recovery Venture (f/k/a Honolulu Resource Recovery Venture), dated July 7, 1993.

Huntington WTE Project, Huntington, New York

•	Site Lease Agreement between The Town of Huntington and Covanta Huntington Limited Partnership, dated July 15, 1989 as amended by the First Amendment to Lease dated November 14, 2011.

Marion County WTE Project, Oregon

•	Ground Lease between Covanta Marion Land Corp. and Covanta Marion, Inc., dated November 1, 1986.

Montgomery County WTE Project, Maryland

•	Facility Site Agreement between Potomac Electric Power Company and the Northeast Maryland Waste Disposal Authority (assumed by Covanta Montgomery, Inc), dated as of October 5, 1989.

SCHEDULE 4.12 - 2

Mt. Kisco Transfer Station, Mt. Kisco, New York

•	Lease dated as of July 31, 1978 by and between the Village of Mount Kisco, New York and County Recycling Corporation, as amended by the following:

•	Agreement dated as of March 9, 1981 by and between the Village/Town of Mount Kisco and County Recycling Corporation and Alan Ferraro

•	Agreement dated as of June 1981 by and between the Village/Town of Mount Kisco and County Recycling Corporation

•	Agreement dated as of August 15, 1986 by and between the Village/Town of Mount Kisco and County Recycling Corporation

•	Agreement dated as of November 13, 1981 by and between the Village/Town of Mount Kisco and County Recycling Corporation

•	Agreement [no date] by and between the Village/Town of Mount Kisco and APF Carting, Inc. (formerly known as County Recycling Corporation)

•	Agreement dated as of August 1, 2001 by and between the Village/Town of Mount Kisco and Allied Waste Systems, Inc.

Plymouth

•	Second Amended and Restated Ground Lease between Montgomery County and Dravo Energy Resources of Montgomery County, Inc. dated November 1, 2002

Recycling Industries Transfer Station, Mamaroneck, New York

•	Master Lease Agreement dated as of February 1, 2005 by and between 306 Fayette Avenue Reality Inc. and Suburban Carting Corp.

SCHEDULE 4.12 - 3

SCHEDULE 4.12

TO CREDIT AGREEMENT

Stanislaus Waste-to- Energy, California

•	Facility Site Lease Agreement between Stanislaus Waste Energy Company and County of Stanislaus, dated as of June 1, 1986

Tulsa, Oklahoma Project

•	Tulsa Commitment for Title Insurance to the Fee Simple estate or interest in land vested in WBH Generating Company, LLC effective May 15, 2008

Union County WTE Project, New Jersey

•	Lease Agreement between Covanta Union, Inc. and Union County Utilities Authority dated as of June 15, 1998, as amended.

Warren County WTE Project, New Jersey

•	Ground Lease between Pollution Control Financing Authority of Warren County and Covanta Warren Energy Resource Co., L.P., dated July 22, 1986, as amended.

•	Easement Lease between Pollution Control Financing Authority of Warren County and Covanta Warren Energy Resource Co., L.P., dated July 22, 1986, as amended.

•	Other Immaterial Leased Real Property Assets of Company and the Guarantors

SCHEDULE 4.12 - 1

SCHEDULE 4.22

TO CREDIT AGREEMENT

UNRESTRICTED SUBSIDIARIES

Covanta Bangladesh Operating Ltd. (Bangladesh)

Covanta One Ltd. (Mauritius)

SCHEDULE 4.22 - 1

SCHEDULE 5.13

TO CREDIT AGREEMENT

POST-CLOSING MATTERS

Notwithstanding anything to the contrary in the Credit Documents, no later than ten (10) Business Days after the Closing Date (or such longer period as may be agreed by Administrative Agent), the applicable Guarantor shall be required to provide and Administrative Agent and Collateral Agent shall have received from the applicable Guarantor:

1.	the membership certificates (and the related membership interest transfer powers) with respect to the following issuers:

a.	Central Valley Biomass Holdings, LLC

b.	Covanta Ref-Fuel Holdings, LLC (3 membership certificates)

c.	Recycling Industries Transfer Station LLC

2.	an updated version of Schedule 4.4 to the Pledge and Security Agreement, reflecting such new membership certificates; and

3.	a copy of the certified charter of Covanta Fairfax, Inc., a Virginia corporation.

SCHEDULE 5.13 - 1

SCHEDULE 6.1

TO CREDIT AGREEMENT

CERTAIN INDEBTEDNESS

•	Intercompany Indebtedness outstanding on the Closing Date of Company or any Restricted Subsidiary owed to any Restricted Subsidiary or Company.

Lender	Borrower(s)	Principal Amount
Covanta Holding Corporation	Covanta ARC Holdings, LLC and Covanta Energy Corporation[1]	$705,457,987
Covanta ARC Holdings, LLC	Covanta Energy Corporation	$35,659,688
Covanta Energy Corporation	Covanta ARC Holdings, LLC	$363,029,281
Covanta Power International Holdings, Inc.	Covanta Power Development of Mauritius, Inc.	$7,493,629
Covanta Energy International Investments Limited (Mauritius)	Covanta Waste To Energy Asia Ltd. (Mauritius)	$3,334,300
Covanta Energy International Investments Limited (Mauritius)	Covanta Waste To Energy Asia Limited (Hong Kong)	$2,000,000
Covanta Energy (Ireland) Limited (Ireland)	Dublin Waste to Energy Limited (Ireland)	$11,250,681
Covanta Power International Holdings, Inc.	Covanta Energy Phillipines Holdings, Inc. (Phillipines)	$879,000
Covanta Power International Holdings, Inc.	Edison (Bataan) Cogeneration Corporation (Phillipines)	$500,000

•	The following Indebtedness:

Project	Description	Agreement, as amended to date
Alexandria	Performance Guaranties

Covanta Guaranty, dated October 1, 1985, between Covanta Energy Corporation and the City of Alexandria; Alexandria Sanitation Authority; Arlington County and Arlington Solid Waste Authority, as amended

Lease Agreement Guaranty dated January 24, 2012 among Covanta Holding Corporation and the City of Alexandria; Alexandria Sanitation Authority; Arlington County and Arlington Solid Waste Authority

Babylon	Performance Guaranties	Covanta Guaranty, dated December 20, 1985, between Covanta Energy Corporation, Town of Babylon and the Town of Babylon Industrial Development Agency

[1]	To be covered by the Master Intercompany Promissory Note

SCHEDULE 6.1 - 1

Project	Description	Agreement, as amended to date
Bristol	Performance Guaranties	Covanta Guaranty, dated August 1, 1985, between Covanta Energy Corporation and City of Bristol; Town of Berlin; Town of Burlington; City of New Britain; Town of Plainville; Town of Plymouth; Town of Southington; Town of Washington

Durham York	Performance Guaranties	Parent Company Guarantee dated November 22, 2010 by Covanta Holding Corporation for the benefit of the Regional Municipality of Durham and the Regional Municipality of York

Mid-Conn	Performance Guaranties	Covanta Guaranty, dated October 1, 1996, between Covanta Energy Corporation and Town of Branford, CT; Town of Hartland, CT; and Town of Seymour, CT

Fairfax	Performance Guaranties	Covanta Guaranty, dated February 1, 1988, between Covanta Energy Corporation and County of Fairfax; Fairfax County Solid Waste Authority

Haverhill	Performance Guaranties	Covanta Guaranty, dated December 23, 1986, between Covanta Energy Corporation and New England Power Co., as amended

Haverhill	Performance Guaranties	Covanta Guaranty, dated August 1998, between Covanta Energy Corporation and Covanta Haverhill Associates (f/k/a Ogden Haverhill Associates)

Hennepin	Performance Guaranties	Covanta Guaranty, dated July 8, 2003, between Covanta Energy Corporation and County of Hennepin

Hillsborough	Performance Guaranties	Covanta Guaranty, dated January 9, 1985, between Covanta Energy Corporation and Hillsborough County, Florida; Guaranty between Hillsborough County, Florida and Covanta Hillsborough, Inc. dated August 17, 2005 which becomes effective only on the effective date of the Extension Operation and Management Agreement entered into by the parties on August 17, 2005 (effective only upon Acceptance of the expansion of the Project)

Honolulu	Performance Guaranties	Covanta Operating Guaranty, dated December 21, 1992, between Covanta Energy Corporation and City and County of Honolulu

SCHEDULE 6.1 - 2

Project	Description	Agreement, as amended to date
Honolulu	Performance Guaranties	Covanta Liquidated Damages Guaranty, dated July 7, 1993, between Covanta Energy Corporation and City and County of Honolulu; Connecticut Bank and Trust, Hawaii Solid Waste Disposal, Energy & Resource Recovery Facility Trust (assigned to OPI 12/21/92)

Huntington	Performance Guaranties	Amended and Restated Covanta Guaranty, dated June 29, 1989, between Covanta Energy Corporation and Town of Huntington

Huntsville	Performance Guaranties	Covanta Guaranty, dated June 1, 1988, between Covanta Energy Corporation and Solid Waste Disposal Authority of the City of Huntsville

Indianapolis	Performance Guaranties	Covanta Guaranty, dated December 1, 1985, between Covanta Energy Corporation and City of Indianapolis

Kent	Performance Guaranties	Covanta Guaranty, dated October 1, 1987, between Covanta Energy Corporation and County of Kent; Department of Public Works

Lancaster	Performance Guaranties	Covanta Guaranty, dated September 25, 1987, between Covanta Energy Corporation and Lancaster County Solid Waste Management Authority

Lee	Performance Guaranties	Covanta Guaranty, dated January 16, 1990, between Covanta Energy Corporation and Lee County, as amended and Guaranty dated January 31, 2006 between Lee County and Covanta Lee, Inc. dated January 31, 2006 (which becomes effective only on the effective date of the Amended and Restated Service Agreement between Lee County and Covanta Lee, Inc. dated January 31, 2006 (effective only upon Acceptance of the expansion of the Project)

Marion	Performance Guaranties	Guaranty Agreement, dated December 11, 1986, of Ogden Corporation re: Obligations of Ogden Martin Systems of Marion, Inc. and Ogden Marion Land Corp. to Columbia Williamette Leasing, Inc.

Marion	Performance Guaranties	Covanta Guaranty, dated September 10, 1984, between Covanta Energy Corporation and Portland General Electric Co.

Marion	Performance Guaranties	Covanta Guaranty, dated September 10, 1984, between Covanta Energy Corporation and Marion County Oregon

SCHEDULE 6.1 - 3

Project	Description	Agreement, as amended to date
Honolulu	Performance Guaranties	Assignment and Assumption Agreement, dated December 21, 1992, between Combustion Engineering, Inc., and Covanta Projects, Inc.

Montgomery	Performance Guaranties	Covanta Guaranty, dated November 16, 1990, between Covanta Energy Corporation and Northeast Maryland Waste Disposal Authority

Onondaga	Performance Guaranties	Amended and Restated Covanta Guaranty, dated November 15, 1992, between Covanta Energy Corporation and Onondaga County Resource Recovery Agency

Onondaga	Performance Guaranties	Guarantee Agreement, dated October 10, 2003, between Covanta Energy Corporation and Covanta Onondaga Limited Partnership

Pasco	Performance Guaranties	Covanta Guaranty, dated April 15, 1989, between Covanta Energy Corporation and Pasco County

Stanislaus	Performance Guaranties	Covanta Guaranty, dated May 1, 1990, between Covanta Energy Corporation and City of Modesto and County of Stanislaus

Union	Performance Guaranties	Covanta Guaranty, dated December 15, 2011, between Covanta Holding Corporation and Covanta Union, Inc.

Wallingford	Performance Guaranties	Covanta Guaranty, dated February 1, 1990, between Covanta Energy Corporation and Connecticut Resources Recovery Authority (Wallingford)

Koma-Kulshan	Performance Guaranties	Guaranty, dated December 15, 1989, between Covanta Power Pacific Inc. and Puget Sound Power & Light Company

Southeast Connecticut	Company Support Agreement	Company Support Agreement, entered into as of December 1, 2010, by and between Covanta Southeastern Connecticut Company and Covanta ARC Company

Southeast Connecticut	Company Support Agreement	Parent Undertaking, entered into as of April 30, 2001, by and between Covanta Southeastern Connecticut Company and Covanta ARC LLC

SCHEDULE 6.1 - 4

Project	Description	Agreement, as amended to date
Southeast Connecticut	Performance Guaranties	Corporate Guaranty Agreement, dated as of April 30, 2001, between Covanta ARC LLC and US Bank N.A., as trustee, in connection with Corporate Credit Bonds/Tax Exempt Interest (Covanta Southeastern Connecticut Company Project – 1992 Series A)

Southeast Connecticut	Performance Guaranties	Corporate Guaranty Agreement, dated as of April 30, 2001, between Covanta ARC LLC and US Bank N.A., as trustee, in connection with Corporate Credit Bonds/Tax Exempt Interest (Covanta Southeastern Connecticut Company Project – 1992 Series A)

Southeast Connecticut	Performance Guaranties	Corporate Guaranty Agreement, dated as of October 1, 2001, between Covanta ARC LLC and State Street Bank and Trust Company, as trustee in connection with the Corporate Credit Bonds (Covanta ARC LLC – I Series A)

MSW Energy Holdings LLC/American Ref-Fuel Corp./Ref-Fuel Holdings	Equity Contribution Agreement	Equity Contribution Agreement dated as of April 30, 2001, among MSW Energy Holding LLC , Covanta Ref-Fuel Finance LLC, Covanta Ref-Fuel Holdings LLC and Covanta ARC LLC, as amended

Bristol	Guarantee of performance obligations under Power Purchase Agreement (“PPA”).	Electricity Guarantee, dated as of August 1, 1985, by Covanta Energy Corporation to and for the benefit of The Connecticut Light and Power Company

CEC	Program Agreement guarantees CEC’s obligations to reimburse amounts paid by ACE for losses and expenses under the retention for Workers’ Compensation, General Liability Automobile Liability for the policy period. This is a post petition insurance policy.	Program Agreement, dated October 20, 2003, between ACE American Insurance Company and Covanta Energy Corporation, Inc.

Haripur	Guarantee of operations and maintenance (“O&M”) obligations	Guarantee dated April 2, 1999 from Covanta Energy Group, Inc. as amended October 31, 2004 to NEPC Consortium Power Ltd

Huntington	Guarantee of Partnership obligations, including tax indemnity and termination put price.

Covanta Corporation Guarantee Agreement, dated January 30, 1992, by Covanta Energy Corporation to Allstate Insurance Co. and Ogden Martin Systems of Huntington Resource Recovery Nine Corporation

First Amended & Restated Ogden Corporation Guarantee Agreement: dated January 30, 1992, for Mission Zeta and Pitney Bowes Credit Corporation

Koma Kulshan	Guarantee of PPA Obligations	Guarantee, dated December 15, 1989, by Covanta Power Pacific, Inc. (f/k/a Pacific Energy) for the benefit of Puget Sound Power & Light Company]

SCHEDULE 6.1 - 5

Project	Description	Agreement, as amended to date
DHC and CEC	Indemnity Agreement	Indemnity Agreement with ACE that supports the surety program with ACE

CEC	Program Agreement guarantees CEC’s obligations to reimburse amounts paid by ACE for losses and expenses under the retention for WC, GL and Auto liability for the policy period	Program Agreement dated October 20, 2004 between ACE American Insurance Company and Covanta Energy Corporation

Essex	Project debt	Conditional Sale Agreement dated as of February 28, 1986, between Covanta Essex Company, as Purchaser, and The Port Authority of New York and New Jersey, as Seller, as amended

Essex	Company Support Agreement	Amended and Restated Company Support Agreement, dated as of December 1, 1997, by and among Covanta Essex Company, and Covanta ARC LLC

Essex	Reimbursement Agreement	Reimbursement Agreement, by and among, Covanta Essex LLC, Covanta ARC LLC and Duke Capital Corporation, dated as of April 30, 2001.

SECONN	Project debt	Lease Agreement dated as of September 1, 1988, between the Connecticut Resources Recovery Authority and Covanta Southeastern Connecticut Company, as amended; Lessee Guarantee and Security Agreement dated as of December 1, 1988, between Covanta Southeastern Connecticut Company and the Trustee, as amended

Niagara	Project debt	Amended and Restated Installment Sale Agreement dated as of June 1, 2001, between the Niagara County Industrial Development Agency, Niagara County, New York and Covanta Niagara, L.P.; Memorandum of Amended and Restated Installment Sale Agreement dated as of June 1, 2001, between the Niagara County Industrial Development Agency and Covanta Niagara, L.P.

Niagara	Performance Guaranties	Guaranty Agreement, entered into as of October 13, 2004 by Covanta ARC LLC in favor of Constellation New Energy, Inc.

Niagara	Performance Guaranties	Corporate Guaranty Agreement, entered into as of April 30, 2001, by Covanta ARC LLC, in favor of Occidental Chemical Corporation and Hooker Energy Corporation

SCHEDULE 6.1 - 6

Project	Description	Agreement, as amended to date
SEMASS	Project debt	Amended and Restated Loan and Security Trust Agreement dated as of November 1, 2001, among the Massachusetts Development Finance Agency, SEMASS Partnership and US Bank N.A., as Trustee

SEMASS	Company Support Agreement	Company Support Agreement, entered into as of November 1, 2001, by and between Covanta SEMASS, L.P. and Covanta ARC LLC

SEMASS	Company Support Agreement	Contingent Capital Loan Agreement, entered into as of November 1, 2001, by and between Covanta SEMASS, L.P. and Covanta ARC LLC

Delaware Valley	Project debt	Amended and Restated Lease Agreement dated as of April 1, 1997, between US Bank, N.A., as Owner Trustee and Lessor, and Delaware Resource Management, Inc., and Covanta Delaware Valley, L.P., (f/k/a American Ref-Fuel Company of Delaware Valley, L.P., and f/k/a American Ref-Fuel Company of Delaware County, L.P.) as Lessee; and Participation Agreement dated as of April 1, 1997, among TIFD III-L Inc., as Owner Participant, Delaware Resource Management Inc., as Original Lessee, American Ref-Fuel Company of Delaware County, L.P., as Lessee, US Bank, N.A., as Owner Trustee, First Union National Bank, as Indenture Trustee, Browning-Ferris Industries, Inc., and Delaware Resource Lessee Trust

Delaware Valley	Performance Guaranties	Corporate Guaranty Agreement I dated as of April 30, 2001, made by Covanta ARC LLC to and for the benefit of State Street Bank and Trust Company (as successor to Fleet National Bank), as Owner Trustee

Delaware Valley	Performance Guaranties	Corporate Guarantee Agreement II dated as of April 30, 2001, made by Covanta ARC LLC to and for the benefit of State Street Bank and Trust Company (as successor to Fleet National Bank), as Owner Trustee

Delaware Valley	Performance Guaranties	Corporate Guaranty Agreement III dated as of April 1, 2001, made by Covanta ARC LLC to and for the benefit of General Electric Capital Corporation

Delaware Valley	Performance Guaranties	Corporate Guaranty Agreement IV dated as of April 1, 2001, made by Covanta ARC LLC to and for the benefit of General Electric Capital Corporation

SCHEDULE 6.1 - 7

Project	Description	Agreement, as amended to date
Delaware Valley	Performance Guaranties	Amended and Restated Corporate Guarantee Agreement II entered into as of August 28, 2001, by Covanta ARC LLC, in favor of and for the benefit of Viacom, Inc.

Delaware Valley	Performance Guaranties	Amended and Restated Corporate Guarantee Agreement I entered into as of August 28, 2001, by Covanta ARC LLC, in favor of and for the benefit of Viacom, Inc.

Delaware Valley	Performance Guaranties	Guarantee Agreement dated as of August 28, 2001, from Covanta ARC LLC to and for the benefit of the Delaware County Solid Waste Authority

Niagara	165,010,000 Corporate Credit Bonds	Amended and Restated Company Sublease Agreement, dated as of June 1, 2001, between the Agency and the Company

Niagara	Performance Guaranties	Parent Company Issuer Guaranty, entered into as of June 1, 2001, by Covanta ARC LLC, in favor of Niagara County Industrial Development Agency

Niagara	Performance Guaranties	Parent Company Guaranty, entered into as of June 1, 2001, by Covanta ARC LLC, in favor of Manufacturers and Traders Trust Company

SECONN	$30,000,000 Corporate Credit Bonds	Loan Agreement dated as of January 15, 1992, between the Authority and Covanta Southeastern Connecticut Company relating to the Bonds

SECONN	$13,500,000 Corporate Credit Bonds	Loan Agreement dated as of December 1, 1998, between the Authority and Covanta Southeastern Connecticut Company, with regard to the BFI Series A Bonds, as amended; and Loan Agreement dated as of December 1, 1998, between the Authority and Covanta Southeastern Connecticut Company, with regard to the Duke Capital Series A Bonds, as amended

Delaware Valley	Indemnity Agreement	Indemnity Letter, dated as of April 16, 1997, from Covanta Delaware Valley, L.P. to Delaware County Industrial Development Authority

Babylon 750 TPD Mass Burn WTE Facility.	Project debt	Facility Lease Agreement, dated December 1, 1985, as amended and restated, dated August 1, 1995, between Covanta Babylon, Inc. and the Town of Babylon Industrial Development Agency as amended

SCHEDULE 6.1 - 8

Project	Description	Agreement, as amended to date
Bristol 650 TPD Mass Burn WTE Facility.	Project debt	Loan Agreement, dated April 15, 2005, between Covanta Bristol, Inc. and the Bristol Resource Recovery Facility Operating Committee, as amended.

Haverhill 1650 TPD Mass Burn WTE Facility.	Project debt	Amended and Restated Loan Agreement, dated August 1, 1998, between Covanta Haverhill Associates and Massachusetts Industrial Finance Agency; OHA Series 1998 B Loan Agreement, dated as of December 1, 1998 between Covanta Haverhill Associates and Massachusetts Development Finance Agency; OHA Series 1999 A Loan Agreement, dated as of December 1, 1999 between Covanta Haverhill Associates and Massachusetts Development Finance Agency; and Amended and Restated Loan Agreement, dated as of August 1, 1998, between SBR Associates (a Covanta Energy corporation (“CEC”) subsidiary) and Massachusetts Industrial Finance Agency

Huntington 750 TPD Mass Burn WTE Facility.	Project debt	Lease Agreement, dated January 15, 1997, between Ogden Martin Systems of Huntington Limited Partnership and Suffolk County Industrial Development Agency

Lake 528 TPD Mass Burn WTE Facility.	Project debt	Loan Agreement, dated November 1, 1988 between, Covanta Lake Inc. and Lake County, Florida, as first supplemented by the First Supplemental Loan Agreement dated 10-1-93 and the Second Supplemental Loan Agreement dated 12-14-04

Onondaga 990 TPD Mass Burn WTE Facility.	Project debt	Amended and Restated Lease Agreement, dated October 10, 2003, between Covanta Onondaga Limited Partnership and Onondaga County Resource Recovery Agency, as amended; Amended & Restated Limited Partnership Agreement, dated November 15, 1994, between Covanta Onondaga, Inc., Ford Motor Credit Co., Bushton Co., and DCC Project Finance Nine, Inc. (Partnership deal treated partially as debt for accounting purposes, but transaction is essentially a Contingent Liability. See Schedule 7.4 (iv))

Plymouth	Project debt	Loan and Security Agreement dated November 1, 2002 between Montgomery County Industrial Development Authority and Montenay Montgomery Limited Partnership

Springfield	Project Debt	Loan, Security & Trust Agreement dated between Massachusetts Development Finance Agency and Covanta Springfield LLC, dated as of November 1, 2000 and amended as of

SCHEDULE 6.1 - 9

Project	Description	Agreement, as amended to date
Dade	Project Debt	Loan Agreement between Covanta Dade Renewable Ltd. and Dade County dated as of September 1, 1996

Union 1440 TPD Mass Burn WTE Facility	Project debt	Facility Lease Agreement, dated June 15, 1998, between the Union County Utilities Authority and Ogden Martin Systems of Union, Inc.

Trezzo	Contingent Subordinated Loan/Equity Commitment	Capitalization Agreement dated July 23, 2004 among Covanta Waste to Energy of Italy, Inc., Actelios S.p.A. and Prima S.r.l.

Trezzo	Guarantee of Service and Maintenance Obligations	Ogden Guarantee dated February 9, 2001 between Prima S.r.l. and Covanta Energy Group, Inc.

COVANTA SEMASS	Letter of Credit	Letter of Credit issued for the benefit of Rockland Trust Company as Trustee, Massachusetts Department of Environmental Protection in a face amount of $6,554,753 with a maturity date of June 24, 2007

Covanta ARC LLC	Program Agreement guarantees ARC’s obligations to reimburse amounts paid by Liberty Mutual for losses and expenses under the deductible Workers’ Compensation insurance policy	Program Agreement, dated 1/01/2005-1/01/2006 between Liberty Mutual and Covanta ARC LLC

Covanta ARC LLC	Program Agreement guarantees ARC’s obligations to reimburse amounts paid by Zurich for losses and expenses under the deductible Workers’ Compensation insurance policy	Program Agreements, dated 1/01/2002-1/01/2005 between Zurich and Covanta ARC LLC

CEC	Indemnity Agreement	Indemnity Agreement with Travelers dated 9/28/2006 that supports the surety program with Travelers

CEC	Program Agreement guarantees CEC’s obligations to reimburse amounts paid by ACE for losses and expenses under the retention Workers’ Compensation and Auto Liability insurance policy	Program Agreements, dated 10/20/2005 thru 10/20/2011 between ACE and CEC

CEC	Program Agreement guarantees CEC’s obligations to reimburse amounts paid by AIG for losses and expenses under the retention Workers’ Compensation, General Liability and Auto Liability insurance policy	Program Agreement, dated 10/20/2002-10/20/2003 between AIG and CEC

CHC, CEC & CEG	Supports the surety program with Charts	Indemnity Agreement with Chartis dated 2/9/2010

CHC	Supports the surety program with U.S. Specialty	Indemnity Agreement with U.S. Specialtiy Insurance dated 7/8/2009

CHC, CEC & CEG	Surport the surety program with Liberty Mutual	Indemnity Agreement with Liberty Mutual dated 10/5/2007

CHC	Supports the surety program with Argonaut Insurance Company	Indemnity Agreement with Argonaut Insurance Company dated 10/1/2009

SCHEDULE 6.1 - 10

Project	Description	Agreement, as amended to date
CHC& CEG	Not yet signed but it will support a surety program with Zurich	Indemnity Agreement with Zurich American Insurance Company to be dated in the next week

CEC	Program Agreement guarantees CEC’s obligations to reimburse amounts paid by ACE for losses and expenses under the retention for Worker’s Compensation, General Liability and Auto Liability Insurance Policies	Program Agreements, dated 10/20/03 and 10/20/04

CEC	Program Agreement guarantees CEC’s obligations to reimburse amounts paid by Chubb for losses and expenses under the retention for General Liability	Program Agreements, dated 10/20/0 thru 10/20/11

SCHEDULE 6.1 - 11

SCHEDULE 6.1(x)(1)

TO CREDIT AGREEMENT

TERMS OF SUBORDINATION – AFFILIATES

All Permitted Subordinated Indebtedness (as defined in the Credit Agreement to which this Schedule 6.1(x)(1) is attached) incurred by Covanta Energy Corporation or any Guarantor Subsidiary (the “Company”), owing to any Affiliate (as defined in the Credit Agreement) of the Company shall be subject to the following terms and conditions, which shall be incorporated in a written agreement (the “Agreement”) between the Company and any Affiliate to which any such Indebtedness is owed.

Section 1.01. Subordination of Liabilities. The Company, for itself, its successors and assigns, covenants and agrees and each holder of the indebtedness evidenced by [DESCRIBE INDEBTEDNESS DOCUMENTATION] (the “Subordinated Indebtedness”) by its acceptance thereof likewise covenants and agrees that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash or discharge in full of Senior Indebtedness (as defined in Section 1.08) in cash and cash collateralization of any outstanding letters of credit thereunder. The subordination provisions set forth herein shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02. Company Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all principal thereof and premium, if any, and interest thereon or fees or any other amounts owing in respect thereof, in each case to the extent due and owing at such time, shall first be paid in full in cash or discharged in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, including cash collateralization of any outstanding letters of credit thereunder, before any payment is made on account of the principal of (including installments thereof), or interest on, or any amount otherwise owing in respect of, the Subordinated Indebtedness. Each holder of the Subordinated Indebtedness hereby agrees that, so long as an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, no amounts owing in respect of the Subordinated Indebtedness shall be made, asked, demanded, sued for, or otherwise taken, accepted or received.

(a) In the event that notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, the Company shall make any payment on account of the principal of, or interest on, or amounts otherwise owing in respect of, the Subordinated Indebtedness at a time when payment is not permitted by said subsection

SCHEDULE 6.1(x)(1) - 1

(a), such payment shall be held by the holder of the Subordinated Indebtedness, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash and cash collateralize any outstanding letters of credit thereunder in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the subordination provisions set forth herein or affecting the subordination effected hereby, the Company shall give the holder of the Subordinated Indebtedness prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

Section 1.03. Subordinated Indebtedness Subordinated to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Company. Upon any distribution of assets of the Company that constitute Collateral upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness of the principal thereof, premium, if any, and interest (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation whether or not such interest is an allowed claim in such proceeding) and all other amounts due thereon before the holder of the Subordinated Indebtedness is entitled to receive any payment on account of the principal of or interest on or any other amount owing in respect of the Subordinated Indebtedness,

(b) any payment or distribution of assets of the Company of any kind or character that constitute Collateral, whether in cash, property or securities to which the holder of the Subordinated Indebtedness would be entitled except for the subordination provisions set forth herein, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(c) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Company of any kind or character that constitute Collateral, whether in cash, property or securities, shall be received by the holder of the Subordinated Indebtedness on account of principal of, or interest or other amounts due on, the Subordinated Indebtedness before all Senior

SCHEDULE 6.1(x)(1) - 2

Indebtedness is paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, or effective provisions made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Without in any way modifying the subordination provisions set forth herein or affecting the subordination effected hereby, the Company shall give prompt written notice to the holder of the Subordinated Indebtedness of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise).

Section 1.04. Furtherance of Subordination. Each holder of the Subordinated Indebtedness agrees as follows:

(a) If any proceeding referred to in Section 1.03 above is commenced by or against the Company:

(i) the Administrative Agent (as defined in the Credit Agreement referred to in Section 1.08 below), acting on behalf of each holder of the Senior Indebtedness, is hereby irrevocably authorized and empowered (in its own name or in the name of the holder of the Subordinated Indebtedness or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 1.03(b) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the claims arising under the Subordinated Indebtedness or enforcing any security interest or other lien securing payment of the Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of or causing enforcement of any of the rights or interests of the holders of the Senior Indebtedness hereunder; and

(ii) each holder of the Subordinated Indebtedness shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Indebtedness for the account of the holders of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of the Subordinated Indebtedness, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments or other instruments as Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Indebtedness, and (C) to collect and receive any and all payments or distributions that may be payable or deliverable upon or with respect to the Subordinated Indebtedness.

SCHEDULE 6.1(x)(1) - 3

(iii) The holders of the Senior Indebtedness are hereby authorized to demand specific performance of this Agreement, whether or not the Company shall have complied with any of the provisions hereof applicable to it, at any time when the holder of the Subordinated Indebtedness shall have failed to comply with any of the provisions of this Agreement applicable to it. The holder of the Subordinated Indebtedness hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 1.05. Subrogation. Subject to the prior payment or discharge in cash in full of all Senior Indebtedness, the holder of the Subordinated Indebtedness shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing in respect of the Subordinated Indebtedness shall be paid or discharged in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of the Subordinated Indebtedness by virtue of the subordination provisions set forth herein that otherwise would have been made to the holder of the Subordinated Indebtedness, shall be deemed to be payment by the Company to or on account of the Subordinated Indebtedness, it being understood that the subordination provisions set forth herein are and are intended solely for the purpose of defining the relative rights of the holder of the Subordinated Indebtedness, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.06. Obligation of the Company Unconditional. Nothing contained in the subordination provisions set forth herein or in the documents evidencing the Subordinated Indebtedness is intended to or shall impair, as between the Company and the holder of the Subordinated Indebtedness, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Subordinated Indebtedness the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of the Subordinated Indebtedness and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under the subordination provisions set forth herein of the holders of Senior Indebtedness in respect of cash, property, or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to herein, the holder of the Subordinated Indebtedness shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Subordinated Indebtedness, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or hereto.

SCHEDULE 6.1(x)(1) - 4

Section 1.07. Subordination Rights Not Impaired by Acts or Omissions of Company or Holders of Senior Indebtedness. No rights of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by an act or failure to act on the part of the Company or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Company with the terms and provisions of the Subordinated Indebtedness, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Subordinated Indebtedness with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of a default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or consent from the holder of the Subordinated Indebtedness.

Section 1.08. Senior Indebtedness. (a) The term “Senior Indebtedness” shall mean, at any time, the Obligations as such term is defined in the Credit Agreement (as defined below), but excluding indemnification and other contingent obligations (other than contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of indemnification obligations, no notice for indemnification has been issued by the indemnitee) at such time.

(b) As used in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Credit Agreement” shall mean the Credit Agreement, dated as of March 28, 2012, among the Covanta Energy Corporation, Covanta Holding Corporation, as a guarantor, certain subsidiaries of the Company, as guarantors, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other banks party thereto, as same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the Obligations under such agreement or of any successor agreements.

SCHEDULE 6.1(x)(1) - 5

SCHEDULE 6.1(x)(2)

TO CREDIT AGREEMENT

TERMS OF SUBORDINATION – NON-AFFILIATES

All Permitted Subordinated Indebtedness (as defined in the Credit Agreement to which this Schedule 6.1(x)(2) is attached) incurred by Covanta Energy Corporation or any Guarantor Subsidiary (the “Company”) owing to any person other than an Affiliate (as defined in the Credit Agreement) of the Company shall be evidenced by a promissory note and shall (i) to the extent such Permitted Subordinated Indebtedness constitutes a sale of notes through an initial purchaser in a customary 144(a) transaction, have the subordination provisions set forth in Part A and (ii) to the extent such Permitted Subordinated Indebtedness does not constitute a sale of notes through an initial purchaser in a customary 144(a) transaction, have the subordination provisions set forth in Part B, of this Schedule 6.1(x)(2) attached as Annex A thereto or incorporated within the text thereof (mutatis mutandis), and shall include in the text of such promissory note the language: “THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN ANNEX A HERETO) TO THE EXTENT PROVIDED IN ANNEX A.”

Part A.

ANNEX A

The payment of principal, interest and premium, if any, on the notes (the “Subordinated Indebtedness”) will be subordinated to the prior payment in full of all Senior Indebtedness, including Senior Indebtedness incurred after the date of the indenture relating to the Subordinated Indebtedness (the “Indenture”).

The holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified with respect to the Senior Indebtedness) before the holders of Subordinated Indebtedness will be entitled to receive any payment with respect to the Subordinated Indebtedness (except that holders of Subordinated Indebtedness may receive and retain Permitted Junior Securities), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

SCHEDULE 6.1(x)(2) - 1

The Company also may not make any payment in respect of the Subordinated Indebtedness (except in Permitted Junior Securities) if:

(1) a payment default on Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Senior Indebtedness that permits holders of the Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Senior Indebtedness.

Payments on the Subordinated Indebtedness may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium, if any, on the Subordinated Indebtedness that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any holder of the Subordinated Indebtedness receives a payment in respect of the Subordinated Indebtedness (except in Permitted Junior Securities) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the Administrative Agent (as defined below), the trustee or the holder, as the case may be, will deliver the amounts in trust to the Administrative Agent.

SCHEDULE 6.1(x)(2) - 2

The Company must promptly notify holders of Senior Indebtedness if payment on the Subordinated Indebtedness is accelerated because of an event of default under the Indenture.

Insert in “Certain Definitions”:

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of March 28, 2012, among Covanta Energy Corporation, Covanta Holding Corporation, as a guarantor, certain subsidiaries of Covanta Energy Corporation, as guarantors, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other banks party thereto, as same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the Obligations under such agreement or of any successor agreements.

“Permitted Junior Securities” means:

(1) equity interests in Company; or

(2) debt securities that are subordinated to all Senior Indebtedness to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness under the Indenture.

“Senior Indebtedness” means at any time, the Obligations as such term is defined in the Credit Agreement, but excluding indemnification and other contingent obligations (other than contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of indemnification obligations, no notice for indemnification has been issued by the indemnitee) at such time.

SCHEDULE 6.1(x)(2) - 3

Part B.

ANNEX A

Section 1.01. Subordination of Liabilities. The Company for itself, its successors and assigns, covenants and agrees and each holder of the promissory note to which this Annex A is attached (the “Note”) by its acceptance thereof likewise covenants and agrees that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash or discharge in full of the Senior Indebtedness (as defined in Section 1.08) in cash and cash collateralization of any outstanding letters of credit thereunder. The provisions of this Annex A shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02. Company Not to Make Payments with Respect to Notes in Certain Circumstances.

(a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all principal thereof and premium, if any, and interest thereon or fees or any other amounts owing in respect thereof, in each case to the extent due and owing at such time, shall first be paid in full in cash or discharged in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, including cash collateralization of any outstanding letters of credit thereunder, before any payment is made on account of the principal of (including installments thereof), or interest on, or any amount otherwise owing in respect of, the Note. Each holder of the Note hereby agrees that, so long as an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, no amounts owing in respect of the Note shall be made, asked, demanded, sued for, or otherwise taken, accepted or received.

(b) In the event that notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, the Company shall make any payment on account of the principal of, or interest on, or amounts otherwise owing in respect of, the Note at a time when payment is not permitted by said subsection (a), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata, to the payment of all Senior Indebtedness

SCHEDULE 6.1(x)(2) - 4

remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash and cash collateralize any outstanding letters of credit thereunder in accordance with the term of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby, the Company shall give the holder of the Note prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

Section 1.03. Note Subordinated to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Company. Upon any distribution of assets of the Company that constitute Collateral upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness of the principal thereof, premium, if any, and interest (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation whether or not such interest is an allowed claim in such proceeding) and all other amounts due thereon before the holder of the Note is entitled to receive any payment on account of the principal of or interest on or any other amount owing in respect of the Note;

(b) any payment or distribution of assets of the Company of any kind or character that constitute Collateral, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee or agent; directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

SCHEDULE 6.1(x)(2) - 5

(c) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Company of any kind or character that constitute Collateral, whether in cash, property or securities, shall be received by the holder of the Note on account of principal of, or interest or other amounts due on, the Note before all Senior Indebtedness is paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, or effective provisions made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby, the Company shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise).

Section 1.04. In Furtherance of Subordination. Each holder of the Note agrees as follows:

(a) If any proceeding referred to in Section 1.03 above is commenced by or against the Company the Administrative Agent (as defined in the Credit Agreement referred to in Section 1.08 below), acting on behalf of each holder of the Senior Indebtedness, is hereby irrevocably authorized and empowered (in its own name or in the name of the holder of the Note or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 1.03(b) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the claims arising under the Note or enforcing any security interest or other lien securing payment of the Note) as it may deem necessary or advisable for the exercise or enforcement of or causing enforcement of any of the rights or interests of the holders of the Senior Indebtedness hereunder; and

The Administrative Agent is hereby authorized to demand specific performance of this Note, whether or not the Company shall have complied with any of the provisions hereof applicable to it, at any time

SCHEDULE 6.1(x)(2) - 6

when the holder of the Note shall have failed to comply with any of the provisions of this Note applicable to it. The holder of the Note hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 1.05. Subrogation. Subject to the prior payment or discharge in cash in full of all Senior Indebtedness, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid or discharged in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note, shall be deemed to be payment by the Company to or on account of the Note, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.06. Obligation of the Company Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the Company and the holder of the Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to in this Annex A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

Section 1.07. Subordination Rights Not Impaired by Acts or Omissions of Company or Holders of Senior Indebtedness. No rights of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by an act or failure to act on the part of the Company or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Company with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

SCHEDULE 6.1(x)(2) - 7

The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of a default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or consent from the holder of the Note.

Section 1.08. Senior Indebtedness. (a) The term “Senior Indebtedness” shall mean, at any time, the Obligations as such term is defined in the Credit Agreement (as defined below), but excluding indemnification and other contingent obligations (other than contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of indemnification obligations, no notice for indemnification has been issued by the indemnitee) at such time.

(b) As used in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Credit Agreement” shall mean the Credit Agreement, dated as of March 28, 2012, among Covanta Energy Corporation, Covanta Holding Corporation, as a guarantor, certain subsidiaries of Covanta Energy Corporation, as guarantors, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other banks party thereto, as same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the Obligations under such agreement or of any successor agreements.

SCHEDULE 6.1(x)(2) - 8

SCHEDULE 6.2

TO CREDIT AGREEMENT

CERTAIN LIENS

Pledge by Covanta Waste to Energy of Italy, Inc. (CWTEI) to Banca Nazionale del Lavoro S.p.A., as agent, in connection with the Trezzo project financing and pursuant to the Contratto di Capitalizzazion dated July 23, 2004, of (i) a CWTEI bank account securing its obligation to contribute equity or make subordinated loans of up to 130k Euros if the project waste permit is not increased to 500 tonnes/day by 06-30-06 and up to 990k Euros in the event of an adverse outcome in ongoing arbitration with the EPC contractor; and (ii) CWTEI’s (a) equity interest in Prima s.r.l. (the project company) and (b) right to be repaid by Prima s.r.l.for any amounts owed to CWTEI by Prima s.r.l., in the event of an acceleration of the underlying non-recourse project financing.

Liens and pledges with respect to indebtedness, leases and other material project documents concerning Projects and electrical generation plants and cogeneration plants of Affiliates to which Foreign Subsidiaries are a party

Liens in existence on the date of this Agreement on or with respect to assets of any Subsidiary of Company, to the extent such Liens secure an obligation of such Subsidiary of Company (or an Affiliate in which such Subsidiary is an equity owner) to Persons other than the Company and its Excluded Subsidiaries and their respective Affiliates, so long as (a) such obligation is associated with a Project (or a project of an Affiliate in which such Subsidiary is an equity owner), (b) such Lien is limited to (1) assets associated with such Project (or project of an Affiliate in which such Subsidiary is an equity owner) (which in any event shall not include assets held by any Borrower other than a Borrower whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project), and/or (2) equity interests in such Subsidiary, but in the case of clause (2) only if such Subsidiary’s sole business is the ownership and/or operation of such Project (or project of an Affiliate in which such Subsidiary is an equity owner) and substantially all of such Subsidiary’s assets are associated with such Project (or project of an Affiliate in which such Subsidiary is an equity owner) and (c) such obligation is otherwise permitted under this Agreement.*

Liens on Intellectual Property set forth on Schedule 4.5 to the Pledge and Security Agreement.

Liens in existence on the date of this Agreement evidenced by financing statements listed on Annex A hereto.

*	Emergence entities may have certain outstanding obligations with respect to Bankrupt Subsidiaries; however, we cannot make representations that agreements will be assumed prior to the emergence of those entities.

SCHEDULE 6.2 - 1

ANNEX A

TO SCHEDULE 6.2 TO CREDIT AGREEMENT

Debtor	Secured Party	State	Original File Date and Number	Related Filings

Covanta Alexandria/Arlington, Inc.	United Rentals (North America), Inc.	VA	8/23/11 #11082352210

Covanta Energy Group, Inc.	The Bank of New York (Successor to Summit Bank)	DE	8/28/03 #32240664	6/17/08 #82076006 (continuation)

Covanta Hennepin Energy Resource Co., Limited Partnership	Volvo Commercial Finance LLC The Americaas	DE	8/3/01 #10769815	7/19/06 #62487270 (continuation)

SCHEDULE 6.2 - 2

Covanta Hennepin Energy Resource Co., Limited Partnership	VFS Leasing Co.	DE	11/5/07 #74206560

Covanta Hillsborough, Inc.	Florida Fluid System Technologies, Inc.	FL	4/10/09 #200900339657

Covanta Hillsborough, Inc.	Flagler Construction Equipment, LLC	FL	3/23/10 #201002217154

SCHEDULE 6.2 - 3

Covanta Indianapolis, Inc.	Bank One Trust Company, N.A.	IN	1/30/97 #2010359	7/29/99 #2271744 9/5/01 #200100006215724 1/24/07 #200700000827975 (continuation)

Covanta Indianapolis, Inc.	Bank One Trust Company, N.A.	IN	1/30/97 #2101360	7/29/99 #2271742 9/5/01 #200100006215502 1/24/07 #200700000828007 (continuation)

Covanta Indianapolis, Inc.	Whiting Corporation	IN	4/10/09 #200900002946739

SCHEDULE 6.2 - 4

Covanta Indianapolis, Inc.	Whiting Corporation	IN	4/10/09 #200900002957216

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/20/06 #61339126

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/20/06 #61339159

SCHEDULE 6.2 - 5

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/26/06 #61399807

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/26/06 #61399864

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/27/11 #11583502

SCHEDULE 6.2 - 6

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/27/11 #11583825

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/27/11 #11583858

Covanta Niagara LLC	Manufacturers and Traders Trust Company	DE	4/27/11 #11583908

SCHEDULE 6.2 - 7

Covanta Company of Semass, L.P.	Marlin Leasing Corp.	DE	11/9/06 #63920006

Covanta Power Pacific, Inc.	General Electric Credit Corporation of Tennessee	CA	2/15/11 #117260743344

Covanta Delaware Valley LLC	U.S. Bank National Association	DE	4/12/02 #20921282	6/10/02 #21422389 6/11/02 #21433634 6/8/06 #61955749 3/12/07 #70979236 3/12/07 #70979343 1/10/12 #20117038 (continuation)

SCHEDULE 6.2 - 8

Covanta Delaware Valley LLC	U.S. Bank National Association	DE	4/12/02 #20921316	6/10/02 #21422371 6/11/02 #21433535 6/8/06 #61955756 3/12/07 #70978816 3/12/07 #70978881 1/10/012 #20117020 (continuation)

Covanta Delaware Valley LLC	State Street Bank and Trust Company	DE	4/12/02 #20921431	6/10/02 #21422348 6/11/02 #21433469 6/8/06 #61956192 3/19/07 #71018406 (continuation)

Covanta Delaware Valley LLC	U.S. Bank National Association	DE	4/15/02 #20929764	6/10/02 #21422405 6/11/02 #21433600 6/8/06 #61956234 3/12/07 #70978998 3/12/07 #70979046 1/10/12 #20116972 (continuation)

SCHEDULE 6.2 - 9

Covanta Delaware Valley LLC	U.S. Bank National Association	DE	6/3/02 #21356330	6/8/06 #61956663 3/12/07 #70979269 3/12/07 #70981729 1/10/12 #20116964 (continuation)

Covanta Delaware Valley LLC	U.S. Bank National Association	DE	6/3/02 #21358195	6/8/06 #61955731 3/12/07 #70981349 3/12/07 #70981356 1/10/12 #20116956 (continuation)

Covanta Delaware Valley LLC	U.S. Bank National Association	DE	4/15/02 #20929624	6/10/02 #21422355 6/11/02 #21433584 6/8/06 #61956218 3/12/07 #70980762 3/12/07 #70980853 1/10/12 #20116980 (continuation)

SCHEDULE 6.2 - 10

Covanta Delaware Valley LLC	State Street Bank and Trust Company, as Owner Trustee	DE	4/15/02 #20929699	6/10/02 #21422397 6/11/02 #21433592 6/8/06 #61956266 3/19/07 #71019115 (continuation)

Covanta Mendota, L.P.	Dynamic Leasing, Inc.	CA	3/27/09 #097191815273

Covanta MacArthur Renewable Energy, Inc.	VFS Leasing Co.	NY	1/27/11 #201101275093736

SCHEDULE 6.2 - 11

Covanta MacArthur Renewable Energy, Inc.	VFS Leasing Co.	NY	5/14/08 #200805145533683	5/16/08 #200805165545175 (assignment)

Covanta Stanislaus, Inc.	VFS Leasing Co.	CA	10/27/09 #09-7212361627

Covanta Plymouth, Inc.	VFS Leasing Co.	DE	12/31/08 #84332647	4/9/10 #01234263 4/14/10 #01285463 (amendment)

SCHEDULE 6.2 - 12

Covanta Dade Renewable Energy Ltd.	Flagler Construction Equipment, LLC	FL	9/22/10 #201003255378

Eco/B-3, LLC	American Express Business Finance Corporation	NY	9/2/04 #200409025743241	6/2/09 #200906025509895 (continuation)

Covanta Fairfax, Inc.	U.S. Bank National Association, Trustee	VA	11/14/08 #08111471110

SCHEDULE 6.2 - 13

SCHEDULE 6.10

TO CREDIT AGREEMENT

CERTAIN TRANSACTIONS WITH AFFILIATES

•	Corporate Services and Expense Reimbursement Agreement between Danielson Holding Corporation and Covanta Energy Corporation dated March 10, 2004;

•

Master Waste Delivery Agreements dated as of October 1, 1995, between TransRiver and certain of the former American Ref-Fuel project partnerships, other written and oral brokerage arrangements between TransRiver and certain of the waste-to-energy project partnerships and corporations, and similar brokerage arrangements for metals sales among all such parties; Management Services Agreement, dated November 1, 2003, between Covanta Energy Asia Pacific Ltd. and Covanta Energy International Investments Limited (f/k/a Covanta Energy India Investments Ltd.), as amended pursuant to Amendment No. 1 dated as of August 8, 2006;

•	Plant Operation and Maintenance Agreement, dated April 2, 1999, by and between NEPC Consortium Power Limited and Covanta Bangladesh Operating Ltd., as amended;

•	Technical Services Agreement, dated July 1, 1999, by and between NEPC Consortium Power Ltd. and Covanta One Ltd.;

•	Amended and Restated Operating Services Agreement, dated November 1, 2001 by and between SEMASS Partnership and American Ref-Fuel Operations of SEMASS, L.P.

•	Tax Sharing Agreement, dated March 10, 2004, between Danielson Holding Corporation and Covanta Energy Corporation and the other parties thereto, as amended.

•	Tax Sharing/Allocation Agreement between Covanta Energy Corporation and Covanta Tampa Construction.

•	Tax Sharing/Allocation Agreement between Covanta Energy Corporation and Covanta Lake II, Inc.

•

Tax Sharing/Allocation Agreement between Covanta Energy Corporation and Covanta Warren Energy Resources Co., Limited Partnership, Covanta Equity of Stanislaus, Inc. and Covanta Equity of Alexandria/Arlington, Inc.

•	Operating and Maintenance Agreement between OMS of Union and Ogden Martin Operations of Union LLC

•	SEMASS Partnership Amended and Restated Management Services Agreement between American Ref-Fuel Operations of SEMASS, L.P. and SEMASS Partnership

•	SEMASS Partnership Amended and Restated Operating Service Agreement between American Ref-Fuel Operations of SEMASS, L.P. and SEMASS Partnership

SCHEDULE 6.10 - 1

SCHEDULE 6.10

TO CREDIT AGREEMENT

•	SEMASS Partnership Amended and Restated Waste Services Agreement between American Ref-Fuel Operations of SEMASS, L.P. and SEMASS Partnership

•	SEMASS Partnership Amended and Restated Waste Services Subcontract Agreement between American Ref-Fuel Operations of SEMASS, L.P. and Transriver Marketing Company, L.P.

SCHEDULE 6.10 - 2